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                                                                     Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER
                               AND REORGANIZATION

     This Agreement and Plan of Merger and Reorganization, dated as of December 7, 2005 (this "Agreement"), is by and among (i) ActivBiotics, Inc., a Delaware corporation ("ABI"), (ii) Metaphore Acquisition Co., a Delaware corporation that is a wholly-owned subsidiary of ABI ("Merger Sub"), (iii) Metaphore Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and (iv) the Stockholder Representatives (as defined in Section 4.7 hereof) for the limited purposes specifically set forth herein and in their capacity as such.

     WHEREAS, the parties hereto desire to consummate a combination of ABI and the Company by merging Merger Sub with and into the Company with the Company being the surviving entity and becoming a wholly-owned subsidiary of ABI (the "Merger"), subject to the terms and conditions set forth in this Agreement;

     WHEREAS, the Board of Directors of the Company has (i) determined that the Merger is fair to, and in the best interests of, its stockholders, and (ii) approved and adopted this Agreement, the Merger and the transactions contemplated hereby, and directed the submission of the Merger, this Agreement and the transactions contemplated hereby to its stockholders for their approval in accordance with the DGCL (as defined in Section 3.1 hereof);

     WHEREAS, the Boards of Directors of ABI and Merger Sub, having determined that the Merger is desirable, have approved the transactions contemplated by this Agreement, and ABI, as the sole stockholder of Merger Sub, has voted to adopt this Agreement; and

     WHEREAS, for United States federal income tax purposes, it is intended that the Merger constitute a reorganization within the meaning of Section 368(a) of the Code (as defined in Section 1.1 hereof).

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements, covenants, representations and warranties hereinafter set forth, the parties hereto agree as follows:

     1.   DEFINITIONS.

          1.1. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms have the following respective meanings:

     "ABI Charter" means the Sixth Amended and Restated Certificate of Incorporation of ABI, in substantially the form of Exhibit A hereto, to be filed by ABI with the Secretary of State of the State of Delaware immediately prior to the Effective Time.

     "ABI Common Stock" means the common stock, par value $0.01 per share, of ABI.

     "ABI Conversion Shares" means shares of ABI Common Stock issuable or issued upon the conversion of shares of ABI Preferred Stock.

     "ABI Intellectual Property" means (i) ABI Patents and (ii) all Intellectual Property (other than ABI Patents) owned by, licensed to or controlled by ABI or any of its Subsidiaries at any time on or prior to the Effective Time.

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     "ABI Net Cash Balance" means the difference obtained by subtracting (i) all
Indebtedness and all other accrued liabilities, all contingent liabilities, all Taxes owed, all expenditures incurred or accrued but not yet paid and all other payment obligations (whether due and payable currently or in the future) by ABI (but excluding from all of the items covered by this clause (i) all expenditures incurred or accrued by, and all payment obligations incurred by, ABI between October 21, 2005 and the Closing Date in connection with ABI's ongoing peripheral vascular disease program and all other amounts listed on Schedule 1.1 of the ABI Disclosure Schedule) from (ii) all cash and cash equivalents.

     "ABI Patents" means those United States, international and foreign patents and patent applications (including provisional applications), in each case that are listed in Schedule 7.11(a) of the ABI Disclosure Schedule, and all reissues, divisions, renewals, extensions, provisions, continuations, foreign counterparts, and continuations-in-part thereof.

     "ABI Preferred Stock" means the Series C-2 Convertible Preferred Stock, par value $0.01 per share, of ABI, the terms, powers, preferences and privileges of which are set forth in the ABI Charter.

     "ABI Registered Intellectual Property" means those United States, international and foreign: (a) patents and patent applications (including provisional applications), in each case that are listed in Schedule 7.11(c) of the ABI Disclosure Schedule; (b) registered trademarks, registered service marks, applications to register trademarks or service marks, intent-to-use applications, or other registrations or applications related to trademarks or service marks, in each case that are listed in Schedule 7.11(c) of the ABI Disclosure Schedule; and (c) registered copyrights and applications for copyright registration, in each case that are listed on Schedule 7.11(c) of the ABI Disclosure Schedule.

     "ABI Stock" means, collectively, the ABI Preferred Stock and the ABI Common Stock (including any ABI Conversion Shares).

     "Affiliate" means, with respect to any person, any other person (i) that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person or (ii) who is a family member or relative of such person. For purposes of this definition, a person that owns more than fifty percent (50%) of the equity interests of any other person shall be deemed to control such other person.

     "Affiliated Group" has the meaning ascribed to it in Section 1504 of the Code, and in addition includes any analogous combined, consolidated or unitary group, as defined under any applicable state, local, or foreign income Tax law.

     "Aggregate Consideration Shares" means an aggregate number of shares of ABI Preferred Stock and ABI Common Stock equal to the Maximum Number of Merger Shares, subject to adjustment pursuant to, and in accordance with, the provisions of Section 3.7(c) hereof. Of such aggregate number of shares, the number of shares to which the Stockholders (other than holders of Dissenting Shares) collectively are entitled to receive pursuant to Section 3.6(a) hereof shall be in the form of shares of ABI Preferred Stock, and the number of shares that will be subject to, and issuable upon exercise of, all Assumed Options and Assumed Warrants pursuant to Section 5.1 hereof shall be in the form of shares of ABI Common Stock.

     "Aggregate Contingent Consideration" means any and all Contingent Consideration Amounts payable in cash pursuant to, and in accordance with,
Section 3.8 hereof.

     "Assumed Options" shall have the meaning set forth in Section 5.1(b) hereof.

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     "Assumed Warrants" shall have the meaning set forth in Section 5.1(c)
hereof.

     "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, inclusive of Section 4980B of the Code and Sections 601 through 608 of ERISA.

     "Code" means the United States Internal Revenue Code of 1986, as amended.

     "Company Common Stock" means the common stock, par value $0.0119 per share, of the Company.

     "Company Intellectual Property" means (i) Company Patents and (ii) all Intellectual Property (other than Company Patents) owned by, licensed to or controlled by the Company at any time on or prior to the Effective Time.

     "Company Net Cash Balance" means the difference obtained by subtracting (i) all Indebtedness and all other accrued liabilities, all contingent liabilities, all Taxes owed, all expenditures incurred or accrued but not yet paid and all other payment obligations (whether due and payable currently or in the future) by the Company (but excluding from all of the items covered by this clause (i) the amounts set forth in Schedule 1.1 of the Company Disclosure Schedule) from
(ii) all cash and cash equivalents.

     "Company Options" means stock options exercisable for Company Common Stock.

     "Company Patents" means those United States, international and foreign patents and patent applications (including provisional applications), in each case that are listed in Schedule 6.10 of the Company Disclosure Schedule, and all reissues, divisions, renewals, extensions, provisions, continuations, foreign counterparts, and continuations-in-part thereof.

     "Company Preferred Stock" means any or all, as the context may require or allow, of the Company Series A Preferred Stock, the Company Series B Preferred Stock, the Company Series C-1 Preferred Stock, the Company Series C-2 Preferred Stock, and the Company Series D Preferred Stock.

     "Company Registered Intellectual Property" means those United States, international and foreign: (a) patents and patent applications (including provisional applications), in each case that are listed in Schedule 6.10 of the Company Disclosure Schedule; (b) registered trademarks, registered service marks, applications to register trademarks or service marks, intent-to-use applications, or other registrations or applications related to trademarks or service marks, in each case that are listed in Schedule 6.10 of the Company Disclosure Schedule; and (c) registered copyrights and applications for copyright registration, in each case that are listed on Schedule 6.10 of the Company Disclosure Schedule.

     "Company Series A Preferred Stock" means the Series A Convertible Preferred Stock, par value $1.00 per share, of the Company.

     "Company Series B Preferred Stock" means the Series B Convertible Preferred Stock, par value $1.00 per share, of the Company.

     "Company Series C-1 Preferred Stock" means the Series C-1 Convertible Preferred Stock, par value $1.00 per share, of the Company.

     "Company Series C-2 Preferred Stock" means the Series C-2 Convertible Preferred Stock, par value $1.00 per share, of the Company.

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     "Company Series D Preferred Stock" means the Series D Convertible Preferred
Stock, par value $1.00 per share, of the Company.

     "Company Stock" means, collectively, the Company Common Stock and the Company Preferred Stock.

     "Company Stock Option Plan" means the Metaphore Pharmaceuticals, Inc. 1998 Stock Option Plan, as amended and in effect immediately prior to the Effective Time.

     "Company Warrants" means warrants exercisable for Company Common Stock.

     "Damages" means all damages, losses, claims, demands, actions, causes of action, suits, litigations, arbitrations, liabilities, costs, and expenses, including court costs and the reasonable fees and expenses of legal counsel.

     "Designated ABI Stockholders" means the persons whose signatures are set forth on the signature pages to the Designated ABI Stockholders Agreement.

     "Designated ABI Stockholders Agreement" means that certain Designated ABI Stockholders Agreement, dated of even date herewith, among ABI and the Designated ABI Stockholders, in substantially the form attached hereto as Exhibit B, pursuant to which the signatories thereto who are stockholders of ABI have, among other things, agreed to vote in favor of (or consent to) the Merger and the transactions contemplated by this Agreement.

     "Designated Company Stockholders" means the stockholders of the Company whose signatures are set forth on the signature pages to the Designated Company Stockholders Agreement.

     "Designated Company Stockholders Agreement" means that certain Designated Company Stockholders Agreement, dated of even date herewith, among the Company and the Designated Company Stockholders, in substantially the form attached hereto as Exhibit C, pursuant to which the signatories thereto who are stockholders of the Company have, among other things, agreed to vote in favor of (or consent to) the Merger and the transactions contemplated by this Agreement.

     "FDA" means the United States Food and Drug Administration.

     "Indebtedness," as applied to any person, means (a) all indebtedness of such person for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness of such person for the deferred purchase price of property or services represented by a note or other security, (c) all indebtedness of such person created or arising under any conditional sale or other title retention agreement (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of specific property), (d) all indebtedness of such person secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of property subject to such mortgage or other Lien, (e) all accounts payable, notes payable and accrued expenses of such person, (f) all indebtedness or liabilities of such person that would be required to be reflected on a balance sheet or referred to in the notes thereto in accordance with generally accepted accounting principles, (g) all indebtedness, liabilities or obligations of such person that are identified in Schedule 6.11 of the Company Disclosure Schedule or Schedule 7.12 of the ABI Disclosure Schedule, as the case may be, as "Indebtedness," (h) all other obligations of such person under leases that have been or must be, in accordance with generally accepted accounting principles, recorded as capital leases in respect of which such person is liable as lessee, (i) any liability of such person in respect of banker's acceptances or letters

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of credit, and (j) all indebtedness referred to in clauses (a), (b), (c), (d),
(e), (f), (g), (h) or (i) hereof that is directly or indirectly guaranteed by such person or which such person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which such person has otherwise assured a creditor against loss.

     "Intellectual Property" means any or all of the following and all rights in, arising out of, or associated therewith: (a) all United States, international and foreign patents and patent applications and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, drug candidates, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (c) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (d) all industrial designs and any registration and applications therefor throughout the world; (e) all trade names, logos, common law trademarks and service marks, trademark and service mark registration and applications therefor throughout the world; (f) all databases and data collections and all rights therein throughout the world; and (g) any similar or equivalent rights to any of the foregoing anywhere in the world.

     "knowledge," when used to qualify a representation or warranty in this Agreement, has the following meaning: Where a representation or warranty is made to the best of the Company's knowledge, or with a similar qualification, the Company will be conclusively deemed to have knowledge of any matter with respect to which the Company's chief executive, operating, scientific and/or financial officers has actual knowledge. Where a representation or warranty is made to the best of ABI's knowledge, or with a similar qualification, ABI will be conclusively deemed to have knowledge of any matter with respect to which ABI's chief executive, scientific and/or financial officers has actual knowledge.

     "Liens" means any and all liens, claims, mortgages, security interests, pledges, options, rights of first offer or refusal, charges, encumbrances, limitations on voting rights, and restrictions on transfer of any kind, except
(i) in the case of references to securities, those arising under applicable securities laws solely by reason of the fact that such securities were issued pursuant to exemptions from registration under such securities laws, (ii) mechanic's, materialmen's and similar liens, (iii) liens for Taxes not yet due and payable and (iv) liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation.

     "Material Adverse Effect" means, with reference to any person, any material adverse effect on the condition (financial or otherwise), operations, business, assets (including intangible assets), rights, liabilities or obligations of such person, or on such person's ability to consummate the transactions hereby contemplated.

     "Maximum Number of Merger Shares" means a number of shares equal to the quotient (rounded down to the nearest whole number) of $36,665,763.70 divided by the Series C-2 Price Per Share.

     "Merger Consideration" means, collectively, the Aggregate Consideration Shares and the Aggregate Contingent Consideration.

     "Merger Consideration Percentage" means (i) with respect to each holder of record of Company Stock, the percentage set forth next to such holder's name on
Schedule 3.6(a) of the Company Disclosure Schedule under the caption "Merger Consideration Percentage," (ii) with respect to each Assumed Option, the percentage set forth next to the description of such Assumed Option on Schedule 5.1(a) of the Company Disclosure Schedule under the caption "Merger Consideration Percentage" and (iii) with respect to each Assumed Warrant, the percentage set forth next to the description of such Assumed

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Warrant on Schedule 5.1(a) of the Company Disclosure Schedule under the caption
"Merger Consideration Percentage."

     "Net Sales" means, with respect to a Product, (i) gross revenues from the sale of such Product by ABI or its Subsidiaries or Affiliates to third parties that are not Affiliates in any country in which the sale of such Product would, absent a license, infringe a Valid Claim (as defined below) in such country, less discounts, refunds, rebates, replacement or credits allowed to purchasers for return of product or as reimbursement for damaged product, freight and other shipping charges, custom duties, sales and use taxes and any other governmental tax or charge (except income taxes) imposed on or at the time of the production, importation, exportation, use, transportation, or sale of product, including any value added taxes (VAT), and/or (ii) any royalty payment actually received by ABI or its Subsidiaries or Affiliates in connection with the sale of such Product by a licensee, sublicensee or partner of ABI or any of its Subsidiaries or Affiliates in any country in which the sale of such Product would, absent a license, infringe a Valid Claim in such country. If a Product is sold in combination with other products or components, then "Net Sales" shall be determined by multiplying the amounts received for such combination product in any country by the fraction A/A+B where A is the average sale price in the preceding calendar quarter of such Product in that country when sold separately in finished form and B is the average sale price in the preceding calendar quarter of the other element in that country sold separately in finished form In the event such Product or such other products or components were not separately invoiced or priced during the applicable quarterly period, the Net Sales computation shall be based on the relative proportion of the price for the combination product that is attributable to the Product based on the fair market price charged for such Product and other products or other components in prior calendar quarters. If no pricing history whatsoever is available, then the value of the Product shall be determined in good faith by ABI. Any provision of a Product or a combination product for compassionate use or to support clinical trials shall not give rise to any Net Sales. As used herein, "Valid Claim" means a claim in an issued, unexpired U.S. or foreign patent within the Company Intellectual Property or in a pending U.S. or foreign patent application within the Company Intellectual Property, excepting claims that (a) have been finally cancelled, withdrawn or abandoned by any administrative agency or other body of competent jurisdiction, (b) have been revoked, held invalid or declared unpatentable or unenforceable in a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, (c) have been rendered unenforceable through disclaimer or otherwise or (d) are lost through an interference proceeding.

     "Optionholders" means the holders of Company Options that are outstanding immediately prior to the Effective Time and that are assumed by ABI pursuant to
Section 5.1 hereof.

     "person" means any natural person, entity, or association, including without limitation any corporation, partnership, limited liability company, government (or agency or subdivision thereof), trust, joint venture or proprietorship.

     "Product" means a product that contains as one or more active pharmaceutical ingredients any of the compounds that are specifically identified by name and chemical structure on Exhibit D attached hereto.

     "PTO" means the United States Patent and Trademark Office.

     "SEC" means the United States Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, as in effect as of the relevant time of reference.

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     "Series C Investment Documents" means, collectively, (a) the Series C
Stockholders Agreement, (b) the Series C Stock Restriction Agreement and (c) the ABI Charter, in each case as amended and in effect from time to time.

     "Series C Stock Restriction Agreement" means the Third Amended and Restated Stock Restriction Agreement, in substantially the form of Exhibit E hereto, to be entered into, at the Closing, by and among ABI and certain stockholders of ABI for purposes of, among other things, providing for the ability of the Stockholders to become parties thereto and become subject to all of the benefits and obligations thereunder that are applicable to Preferred Stockholders (as such term is defined therein).

     "Series C Stockholders Agreement" means the Fourth Amended and Restated Stockholders' Agreement, in substantially the form of Exhibit F hereto, to be entered into, at the Closing, by and among ABI and certain stockholders of ABI for purposes of, among other things, providing for the ability of the Stockholders to become parties thereto and become subject to all of the benefits and obligations thereunder that are applicable to Investors (as such term is defined therein).

     "Series C-2 Price Per Share" means $0.4517, subject to adjustment to reflect stock splits, stock dividends, reverse stock splits, and other recapitalizations, reorganizations and other similar events affecting the capital stock of ABI and occurring after the date of this Agreement (other than the transactions contemplated hereby).

     "Stockholders" means the record holders of shares of Company Stock outstanding immediately prior to the Effective Time.

     "Subsidiary" or "Subsidiaries" means, with respect to any person, any other person a majority (by number of votes) of the outstanding shares or other equity interests of any class or classes of which will at the time be owned by such person or by a Subsidiary of such person, if the holders of such shares or other equity interests (a) are ordinarily, in the absence of contingencies, entitled to vote for the election of a majority of the directors (or persons performing similar functions) of the issuer thereof, even though the right so to vote has been suspended by the happening of such a contingency, or (b) are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the issuer thereof, whether or not the right so to vote exists by reason of the happening of a contingency. With respect to ABI, the term "Subsidiary" or "Subsidiaries" (i) shall include ABI Canada (as defined in Section 7.7 hereof) and (ii) shall not include the Company or the Surviving Corporation if and to the extent that such term is used or being used with reference to any period of time, or any event occurring or arising at any time, on or prior to the Closing.

     "Tax" or "Taxes" means any federal, state, local, or foreign, or other tax, levy, fee or impost of any kind whatsoever (including any interest, penalties or additions to tax, in respect thereof) including, without limitation, income, profits or gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, intangibles, social security, unemployment, disability, payroll, license and employee taxes.

     "Tax Return" means any return, declaration, report, claim for refund, information return, or other document filed or required to be filed (including any related or supporting estimates, elections, schedules, statements, information, exhibits or other documentation filed or required to be filed) in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

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     "Warrantholders" means the holders of Company Warrants that are outstanding immediately prior to the Effective Time and that are assumed by ABI pursuant to
Section 5.1 hereof.

     2. CLOSING; MERGER. Subject to the other provisions of this Agreement, the closing of the transactions contemplated under this Agreement (the "Closing") will be held at the offices of Bingham McCutchen LLP, 150 Federal Street, Boston, Massachusetts 02110 (or such other location as the parties mutually agree upon), on such date as the parties mutually agree upon (but in any event no later than the sixth business day) after satisfaction or waiver of the conditions set forth in Sections 10 through 12 hereof (the date on which the Closing actually occurs is hereinafter referred to as the "Closing Date"). On the Closing Date, Merger Sub and the Company will execute a Certificate of Merger, substantially in the form of the attached Exhibit G (the "Merger Certificate"), and will file it with the Delaware Secretary of State in order to cause the Merger to be effected in accordance with the laws of the State of Delaware. The Merger will be effective upon the filing of the Merger Certificate (the "Effective Time"). For all purposes, all of the document deliveries and other actions to occur at the Closing will be conclusively presumed to have occurred at the same time, immediately before the Effective Time.

     3. EFFECT OF MERGER. At the Effective Time, automatically and without further action:

          3.1. SURVIVING CORPORATION. Merger Sub will be merged with and into the Company and the separate existence of Merger Sub will cease. The Company will continue in existence as the surviving corporation in the Merger (the "Surviving Corporation"). The effect of the Merger will be as provided in the applicable provisions of the Delaware General Corporation Law (the "DGCL"). Without limiting the generality of the foregoing, and subject thereto, except as otherwise provided herein, all of the property, rights, privileges, powers, and franchises of Merger Sub and the Company, respectively, will vest in the Surviving Corporation, and all of the debts, liabilities, and duties of Merger Sub and the Company, respectively, will become the debts, liabilities, and duties of the Surviving Corporation.

          3.2. CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of the Surviving Corporation shall be the same as the Certificate of Incorporation of the Merger Sub immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company. After the Effective Time, the Certificate of Incorporation of the Surviving Corporation may be changed at any time and from time to time as provided therein or in accordance with applicable law.

          3.3. BY-LAWS. The by-laws of the Surviving Corporation shall be the same as the by-laws of the Merger Sub immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company. After the Effective Time, the by-laws of the Surviving Corporation may be changed at any time and from time to time as provided therein or in accordance with applicable law.

          3.4. DIRECTORS AND OFFICERS. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, each to hold office until the next annual meeting of stockholders of the Surviving Corporation and his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation from and after the Effective Time, each to hold office until his or her death, resignation or removal or otherwise ceasing to be an officer. Each current director and officer of the Company shall submit his or her resignation at the Closing, each such resignation to be effective as of the Effective Time.

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          3.5. CONVERSION OF MERGER SUB'S SHARES. Each share of the common stock, par value $0.01 per share, of Merger Sub that was issued and outstanding immediately before the Effective Time will be converted into and become one share of the common stock, par value $ 0.01 per share, of the Surviving Corporation.

          3.6. CONVERSION OF COMPANY STOCK; DISSENTING SHARES.

          (A) CANCELLATION OF COMPANY STOCK. At the Effective Time, all shares of Company Stock issued, outstanding and held by each Stockholder immediately before the Effective Time (other than any Dissenting Shares (as defined in Section 3.6(c) hereof) shall be cancelled and extinguished and automatically become and be converted into the right of such Stockholder to receive (i) subject to the provisions of this Section 3.6(a) and Sections 3.6(c) and 4.9 hereof, a portion of the Aggregate Consideration Shares equal to that number of shares of ABI Preferred Stock set forth opposite such Stockholder's name on
Schedule 3.6(a) of the Company Disclosure Schedule and (ii) subject to the provisions of this Section 3.6(a) and Sections 3.6(c), 3.8, 3.9, 4.2 and 4.3 hereof, cash payments each equal to such Stockholder's Merger Consideration Percentage of each Contingent Consideration Amount, if any, that ABI is required to pay pursuant to Section 3.8 hereof (it being understood that the right of such Stockholder to receive any such cash payments is a contingent right that is dependent, among other things, on whether ABI is required to pay such Contingent Consideration Amount pursuant to Section 3.8 hereof). In the event of any adjustment to the number of Aggregate Consideration Shares pursuant to, and in accordance with, the provisions of Section 3.7(c) hereof, then, in lieu of the shares of ABI Preferred Stock that each Stockholder would otherwise have had the right to receive pursuant to the foregoing provisions of this Section 3.6(a), such Stockholder shall have the right to receive, subject to the provisions set forth below in this Section 3.6(a) and to the provisions of Sections 3.6(c) and
4.9 hereof, that number of shares of ABI Preferred Stock as shall be equal to such Stockholder's Merger Consideration Percentage of the total number of Aggregate Consideration Shares (after giving effect to any such adjustment pursuant to Section 3.7(c) hereof). Notwithstanding anything in this Section 3.6(a) to the contrary, no fractional shares of ABI Stock shall be issued in connection with the Merger, but cash payments shall be made in lieu of such fractional shares pursuant to, and in accordance with, the provisions of Section
4.9 hereof. Schedule 3.6(a) of the Company Disclosure Schedule sets forth (i) the name and address of each stockholder of the Company as of the date hereof,
(ii) the Merger Consideration Percentage applicable to each stockholder of the Company, and (iii) the number of shares of ABI Preferred Stock that each stockholder of the Company would have the right to receive if the Merger were being consummated on the date hereof. At the Closing, the Company shall deliver to ABI an updated Schedule 3.6(a) of the Company Disclosure Schedule to reflect
(i) the name and address of each Stockholder, (ii) the Merger Consideration Percentage applicable to each Stockholder and (iii) the number of shares of ABI Preferred Stock that each Stockholder has the right to receive pursuant to the Merger. From and after the Closing, any reference in this Agreement to Schedule 3.6(a) of the Company Disclosure Schedule shall be deemed to be a reference to such updated Schedule 3.6(a) of the Company Disclosure Schedule, if any.

          (B) CANCELLATION OF TREASURY STOCK, ETC. At the Effective Time, each share of Company Stock held directly or indirectly by the Company, if any, will be canceled and will cease to exist, and no payment will be made with respect thereto.

          (C) DISSENTING SHARES. Each share of Company Stock that, immediately before the Effective Time, was held by any person who has duly exercised the appraisal rights afforded to dissenting stockholders pursuant to Section 262 of the DGCL (such shares, collectively, "Dissenting Shares") will, at the Effective Time, be cancelled but shall not entitle the holder thereof to receive the consideration referred to in Section 3.6(a) hereof. Instead, the holders of Dissenting Shares will be entitled to receive payment of the appraised value of such Dissenting Shares subject to, and in accordance with, the provisions of such Section 262, except that all Dissenting Shares held by Stockholders who withdraw, fail to perfect, or otherwise lose their appraisal rights with respect to Dissenting Shares will thereupon be deemed to entitle the holder thereof to receive the consideration referred to in Section 3.6(a) hereof. The Company shall give ABI (i) prompt notice of any written demands under Section 262 of the DGCL with respect to any shares of Company Stock, any withdrawal of any such demand and any other instruments served pursuant to the DGCL and received by the Company and (ii) the right to participate in all negotiations and proceedings with respect to any such demands. The Company shall cooperate with ABI concerning, and shall not, except with the prior written consent of ABI, voluntarily make any payment with respect to, or offer to settle or settle, any such demands. In the event that any Stockholder exercises his, her or its appraisal rights pursuant to Section 262 of the DGCL, then ABI shall be entitled to seek indemnification from the Stockholders pursuant to, and in accordance with, the provisions of Section 13 hereof in connection with any Damages suffered or incurred by ABI in connection with such exercise of appraisal rights.

          3.7. UNAUDITED BALANCE SHEETS; NET CASH BALANCES; ADJUSTMENT.

          (A) COMPANY UNAUDITED BALANCE SHEETS AND COMPANY NET CASH BALANCES. At the Closing, the Company shall deliver to ABI (i) (A) an unaudited balance sheet of the Company as of November 30, 2005 (the "Company November 30 Unaudited Balance Sheet") and a calculation of the Company Net Cash Balance as of November 30, 2005 (the "Company November 30 Unaudited Net Cash Balance"), and (B) a certificate signed by the President and Chief Financial Officer of the Company certifying (1) that the Company November 30 Unaudited Balance Sheet was prepared in accordance with generally accepted accounting principles, consistently applied, except for the absence of footnotes and subject to adjustments consisting of normal year-end accruals, the effect of which, both individually and in the aggregate, is not material, (2) that the Company November 30 Unaudited Balance Sheet fairly and accurately presents the financial condition of the Company as of November 30, 2005, (3) as to the amount of the Company November 30 Unaudited Net Cash Balance and (4) as to the amount of any liabilities not included or reflected in the Company November 30 Unaudited Balance Sheet that were taken into account for purpose of calculating the Company November 30 Unaudited Net Cash Balance, and (ii) an unaudited balance sheet of the Company as of the close of business on the day immediately prior to the Closing Date (the "Company Closing Unaudited Balance Sheet" and together with the Company November 30 Unaudited Balance Sheet, each, a "Company Unaudited Balance Sheet") and a calculation of the Company Net Cash Balance as of the close of the business on the day immediately prior to the Closing Date (the "Company Closing Unaudited Net Cash Balance" and together with the Company November 30 Unaudited Net Cash Balance, each, a "Company Unaudited Net Cash Balance"), and (B) a certificate signed by the President and Chief Financial Officer of the Company certifying (1) that the Company Closing Unaudited Balance Sheet was prepared in accordance with generally accepted accounting principles, consistently applied, except for the absence of footnotes and subject to adjustments consisting of normal year-end accruals, the effect of which, both individually and in the aggregate, is not material, (2) that the Company Closing Unaudited Balance Sheet fairly and accurately presents the financial condition of the Company as of the date thereof, (3) as to the amount of the Company Closing Unaudited Net Cash Balance, and (4) as to the amount of any liabilities not included or reflected in the Company Closing Unaudited Balance Sheet that were taken into account for purpose of calculating the Company Closing Unaudited Net Cash Balance. Together with each certificate delivered by the Company pursuant to this Section 3.7(a), the Company shall deliver, or cause to be delivered, to ABI a schedule showing in adequate and sufficient detail the calculation of each of the Company November 30 Unaudited Net Cash Balance and the Company Closing Unaudited Net Cash Balance.

          Each Company Unaudited Balance Sheet and the calculation of each Company Unaudited Net Cash Balance shall have been prepared in consultation and agreement with ABI and ABI's representatives after ABI and ABI's representatives have had access (consistent with the provisions reflected in Section 9.1 hereof) to financial information and personnel relevant to the preparation of such Company Unaudited Balance Sheet and the calculation of such Company Unaudited Net Cash Balance. No less than three (3) business days prior to the Closing, the Company shall have prepared and delivered to ABI (x) a draft of each Company Unaudited Balance Sheet that the Company expects to deliver at the Closing, (y) a draft computation of each Company Unaudited Net Cash Balance and (z) a written description of those items and amounts that the Company anticipates could change in each Company Unaudited Balance Sheet and each Company Unaudited Net Cash Balance computation from the drafts thereof delivered by the Company pursuant to this Section 3.7(a). Such drafts of each Company Unaudited Balance Sheet and the computation of each Company Unaudited Net Cash Balance shall be prepared by the Company in good faith and shall reflect all expenses and liabilities that the Company reasonably anticipates will be reflected in such Company Unaudited Balance Sheet and the computation of such Company Unaudited Net Cash Balance that will be delivered by the Company at the Closing pursuant to this Section 3.7(a).

          (B) ABI UNAUDITED BALANCE SHEET AND ABI NET CASH BALANCE. At the Closing, ABI shall deliver to the Company (i) an unaudited balance sheet of ABI as of November 30, 2005 (the "ABI Unaudited Balance Sheet") and a calculation of the ABI Net Cash Balance as of November 30, 2005 (the "ABI Unaudited Net Cash Balance"), and (ii) a certificate signed by the President and Chief Financial Officer of ABI certifying (A) that the ABI Unaudited Balance Sheet was prepared in accordance with generally accepted accounting principles, consistently applied, except for the absence of footnotes and subject to adjustments consisting of normal year-end accruals, the effect of which, both individually and in the aggregate, is not material, (B) that the ABI Unaudited Balance Sheet fairly and accurately presents the financial condition of ABI as of November 30, 2005, (C) as to the amount of the ABI Unaudited Net Cash Balance and (D) as to the amount of any liabilities not included or reflected in the ABI Unaudited Balance Sheet that were taken into account for purpose of calculating the ABI Unaudited Net Cash Balance. Together with such certificate delivered by ABI pursuant to this Section 3.7(b), ABI shall deliver, or cause to be delivered, to the Company a schedule showing in adequate and sufficient detail the calculation of each of the ABI Unaudited Net Cash Balance. The ABI Unaudited Balance Sheet and the calculation of the ABI Unaudited Net Cash Balance shall have been prepared in consultation and agreement with the Company and the Company's representatives after the Company and the Company's representatives have had access (consistent with the provisions reflected in Section 9.1 hereof) to financial information and personnel relevant to the preparation of the ABI Unaudited Balance Sheet and the calculation of the ABI Unaudited Net Cash Balance. No less than three (3) business days prior to the Closing, ABI shall have prepared and delivered to the Company (x) a draft of the ABI Unaudited Balance Sheet that ABI expects to deliver at the Closing, (y) a draft computation of the ABI Unaudited Net Cash Balance and (z) a written description of those items and amounts that the Company anticipates could change in the ABI Unaudited Balance Sheet and the ABI Unaudited Net Cash Balance computation from the drafts thereof delivered by the Company pursuant to this Section 3.7(b). Such drafts of the ABI Unaudited Balance Sheet and the computation of the ABI Unaudited Net Cash Balance shall be prepared by ABI in good faith and shall reflect all expenses and liabilities that ABI reasonably anticipates will be reflected in the ABI Unaudited Balance Sheet and the computation of the ABI Unaudited Net Cash Balance that will be delivered by ABI at the Closing pursuant to this Section 3.7(b).

          (C) ADJUSTMENT TO NUMBER OF AGGREGATE CONSIDERATION SHARES. In the event that the amount of the Company November 30 Unaudited Net Cash Balance as set forth in the documents and certificate delivered by the Company at the Closing in accordance with Section 3.7(a) hereof is less than $19,000,000, then the total number of Aggregate Consideration Shares shall be equal to (i) the Maximum Number of Merger Shares less (ii) the quotient (rounded down to the nearest whole number) obtained by dividing (A) an amount equal to $19,000,000 less the amount of the Company November 30 Unaudited Net Cash Balance by (B) the Series C-2 Price Per Share. In the event that the amount of the ABI Unaudited Net Cash Balance as set forth in the documents and certificate delivered by ABI at the Closing in accordance with
Section 3.7(b) hereof is less than $5,000,000, then the total number of Aggregate Consideration Shares shall be equal to the (i) the Maximum Number of Merger Shares plus (ii) the quotient (rounded down to the nearest whole number) obtained by dividing (A) an amount equal to $5,000,000 less the amount of the ABI Unaudited Net Cash Balance by (B) the Series C-2 Price Per Share.

          3.8. AGGREGATE CONTINGENT CONSIDERATION. Subject to the limitations set forth herein, ABI may be required to pay certain contingent consideration in connection with the Merger as follows:

          (A) CONTINGENT CONSIDERATION AMOUNTS. If the Board of Directors of ABI or any of its Affiliates (including the Surviving Corporation), or if any partner, licensee or sublicensee of ABI, at any time determines to market and sell a Product, then, subject to the provisions set forth below in this Section 3.8, ABI shall be required to provide to each Stockholder and, if any, to each Assumed Option Exercising Holder and each Assumed Warrant Exercising Holder contingent consideration in the form of a portion of each Contingent Consideration Amount (as defined below), if any, with respect to such Product. The portion of each Contingent Consideration Amount, if any, with respect to such Product required to be provided to each Stockholder shall be determined pursuant to, and in accordance with, the provisions of Section 3.6(a) hereof, and the portion of such Contingent Consideration Amount, if any, with respect to such Product required to be provided to each Assumed Option Exercising Holder, if any, and to each Assumed Warrant Exercising Holder, if any, shall be determined pursuant to, and in accordance with, the provisions of Section 5.1 hereof. For purposes hereof, the term "Contingent Consideration Amount" shall mean, with respect to each Product, a payment amount equal to, subject to the provisions set forth below in this Section 3.8 and in Section 3.9 hereof, ten percent (10%) of the Net Sales of such Product during any calendar quarter. All Contingent Consideration Amounts in connection with all Products in all countries of the world in each calendar quarter shall be paid by ABI to the Stockholders and, if any, to the Assumed Option Exercising Holders and the Assumed Warrant Exercising Holders within sixty (60) days after the close of the applicable calendar quarter in the form of cash payments in U.S. dollars. The Board of Directors of ABI or any of its Affiliates shall make any determination as to whether or not to market and sell a Product after evaluating the risks, costs, potential rewards and investment required in connection with marketing and selling a Product as compared to the risks, costs, potential rewards and investment required in connection with marketing and selling other products.

          (B) REDUCTION OF CONTINGENT CONSIDERATION AMOUNTS.

               (I) PAYMENTS TO PFIZER. In the event that, in connection with the sale of any Product by ABI or any of its Affiliates, Subsidiaries, partners, licensees or sublicensees in any country of the world during any calendar quarter, there is any payment due or owing from ABI, any Affiliate of ABI, the Surviving Corporation or the Company to Pfizer, Inc. pursuant to that certain License Agreement, dated December 19, 2003, by and between Pfizer, Inc. and the Company, the Contingent Payment Amount in connection with Net Sales of such Product in such country and during such calendar quarter shall be reduced, on a dollar-for-dollar basis, by the amount of any such payment due or owing to Pfizer, Inc.

               (II) PAYMENTS IN RESPECT OF THIRD PARTY PATENTS AND TECHNOLOGY. If (a) ABI reasonably determines that (i) the use of Company Intellectual Property necessary for the manufacture, use or sale of a Product infringes a valid issued and unexpired patent of a third party that is not an Affiliate of ABI (each, a "Blocking Third Party Patent") or (ii) a complementary technology owned by a third party that is not an Affiliate of ABI is necessary for the use of Company Intellectual Property necessary for the manufacture, use or sale of a Product (a "Complementary Technology"), and (b) ABI in-licenses such Blocking Third Party Patent or Complementary Technology pursuant to terms requiring ABI to make payments to such third party, then fifty percent (50%) of the amount of any payments that ABI is required to pay in connection with such in-licensed Blocking Third Party Patent or Complementary Technology shall be offset by ABI against any and all amounts that ABI would otherwise be required to pay pursuant to Section 3.8(a) hereof (after giving effect to any other adjustments thereto pursuant to this Section 3.8(b)) with respect to such Product, provided that in no event shall any and all amounts that ABI would otherwise be required to pay pursuant to Section 3.8(a) hereof (after giving effect to any other adjustments thereto pursuant to this Section 3.8(b)) during any calendar quarter be reduced by more than fifty percent (50%) pursuant to this Section 3.8(b)(ii). ABI agrees that any in-license of any Blocking Third Party Patent or Complementary Technology pursuant to this Section 3.8(b)(ii) shall be on arms' length terms.

          3.9. DELIVERY OF REPORTS; AUDIT RIGHTS; INTEREST. Simultaneously with the payment by ABI of any Contingent Consideration Amount pursuant to Section
3.8 hereof, ABI shall deliver to the Stockholder Representatives a report indicating the appropriate calculation(s) for each payment, including with respect to the Contingent Consideration Amounts for each Product an accounting of the deductions from Net Sales permitted by the definition thereof, and the total amounts owed. ABI will keep records in sufficient detail to enable the Stockholder Representatives to verify the accuracy of any report delivered pursuant to this Section 3.9 for a period of not less than two (2) years after the end of the calendar quarter to which such records apply. Subject to the execution of a standard form confidentiality and non-disclosure agreement, an independent certified public accountant selected by the Stockholder Representatives shall have reasonable access to the records of ABI, during reasonable business hours, upon not less than five (5) business days' notice to ABI, solely for the purpose of verifying the accuracy of any report delivered by ABI pursuant to this Section 3.9, and not more than once during any twelve (12) consecutive month period. The accountant selected by the Stockholder Representatives shall not disclose any information other than information relating solely to the accuracy of the reports and payments made under Section
3.8 hereof. Any audits under this Section 3.9 shall be at the expense of the Stockholders and, if any, the Assumed Option Exercising Holders and the Assumed Warrant Exercising Holders, provided, however, that (i) if ABI has underpaid Contingent Consideration Amounts due under this Agreement by more than five percent (5%), ABI shall reimburse the Stockholders and, if any, the Assumed Option Exercising Holders and the Assumed Warrant Exercising Holders for the cost of such audit, and (ii) if ABI has overpaid any Contingent Consideration Amount due under this Agreement, ABI shall be entitled to set off from any future Contingent Consideration Amounts payable by it under Section 3.8 hereof any overpayment of Contingent Consideration Amounts made by it under this Agreement, together with interest thereon at the same annual rate as is applicable to underpayments of Contingent Consideration Amounts. Any underpayment of Contingent Consideration Amounts due under this Agreement shall be made immediately to each Stockholder and, if any, to each Assumed Option Exercising Holder and each Assumed Warrant Exercising Holder entitled to such payment in accordance with Section 3.8(a) hereof. Any Contingent Consideration Amounts not paid when due under this Agreement shall bear interest at an annual rate equal to the prime rate established by the Wall Street Journal as of the date such amount is due until the date such amount is paid in full.

     4. PROCEDURES.

          4.1. CERTIFICATES. After the Effective Time, stock certificates (each, a "Certificate," and collectively, the "Certificates") representing shares of Company Stock will be conclusively deemed to represent the right of the registered holder thereof to receive the portion of the Merger Consideration that such registered holder is entitled to receive pursuant to Section 3.6(a) hereof upon surrender, in accordance with the provisions of Section 4.2 hereof, of all Certificates registered in the name of such registered holder.

          4.2. EXCHANGE OF CERTIFICATES; LETTER OF TRANSMITTAL.

          (A) As promptly as practicable before or after the Effective Time, ABI (or its designee or exchange agent) will send to each Stockholder a letter of transmittal, in substantially the form attached hereto as Exhibit H, for use in exchanging all Certificates registered in the name of such Stockholder for the Merger Consideration to which such Stockholder may be entitled as determined in accordance with the provisions of this Agreement. Upon surrender by a Stockholder of all Certificates (or lost certificate affidavits) registered in the name of such Stockholder to ABI (or its designee), together with a duly executed letter of transmittal, such Stockholder will be entitled to receive, in exchange for all of such Certificates, the portion of the Merger Consideration to which such Stockholder may be entitled (as determined in accordance with the provisions of this Agreement), and such Certificates will be canceled. It is intended that such letter of transmittal will contain provisions requiring each executing Stockholder thereof to, among other things, (a) acknowledge and agree to be bound by the terms of this Agreement, including this Section 4.2 and Sections 1 (Definitions), 3.6 (Cancellation of Company Stock; Dissenting Shares), 3.7 (Aggregate Consideration Shares), 3.8 (Aggregate Contingent Consideration), 3.9 (Delivery of Reports; Audit Rights; Interest), 4.7 (Stockholder Representatives), 4.8 (Effect of Stockholder Approval), 13 (Indemnification) and 14 (Releases) hereof, and Schedule 3.6(a) of the Company Disclosure Schedule, (b) make certain representations and warranties with respect to such executing Stockholder and the shares of Company Stock owned or held by such executing Stockholder, (c) waive all appraisal or dissenters rights, and (d) deliver original Certificates (or an affidavit of loss and indemnity) together with blank stock powers and other instruments of transfer, in each case in a form reasonably satisfactory to ABI and as a condition precedent to ABI's obligation to issue shares of ABI Preferred Stock to such Stockholder. Such letter of transmittal will also contain provisions stating that each executing Stockholder thereof agrees, by virtue of executing and delivering such letter of transmittal, to become a party to each of the Series C Stockholders Agreement and the Series C Stock Restriction Agreement.

          (B) Shares of ABI Preferred Stock issued pursuant to the Merger shall be deemed to have been issued at the Effective Time. If any certificate representing shares of ABI Preferred Stock are to be issued in a name other than that in which the certificate surrendered is registered, it shall be a condition of such exchange that the person requesting such exchange shall deliver to ABI (or its designee or exchange agent) all documents necessary to evidence and effect such transfer and shall pay to ABI (or its designee or exchange agent) any transfer or other taxes required by reason of the issuance of a certificate representing shares of ABI Preferred Stock in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of ABI (or its designee or exchange agent) that such tax has been paid or is not applicable.

          4.3. NO TRANSFERS.

          (A) After the Effective Time, no transfers of shares of Company Stock will be made in the stock transfer books of the Company. If, after the Effective Time, Certificates are presented (for transfer or otherwise) to the Surviving Corporation or its transfer agent for Company Stock, they will be canceled and exchanged for the portion of the Merger Consideration deliverable in respect thereof (or returned to the presenting person, if such certificate represents Dissenting Shares), provided that each person surrendering the Certificate or Certificates complies with all of the provisions of Section 4.2 hereof and this
Section 4.3.

          (B) The right of each Stockholder to receive the portion of the Aggregate Contingent Consideration, if any, to which such Stockholder is entitled pursuant to this Agreement upon consummation of the Merger: (i) shall be personal to such Stockholder; (ii) shall not be transferable by such Stockholder or any person claiming under such Stockholder, whether by sale, assignment, pledge or otherwise, except as set forth below in this Section 4.3(b), and any other purported transfer shall be void and of no force or effect; (iii) shall not constitute or represent any equity or ownership interest in ABI or the Surviving Corporation; and (iv) shall not entitle such Stockholder to any voting or dividend rights, rights to any other distributions or other rights common to stockholders. Notwithstanding the foregoing, this Agreement shall not restrict any Stockholder from transferring such Stockholder's right to receive the portion of the Aggregate Contingent Consideration, if any, to which such Stockholder is entitled pursuant to this Agreement upon consummation of the Merger (A) to other entities controlled by such Stockholder, (B) in the case of any Stockholder that is a corporation, general partnership, limited partnership, limited liability company or venture capital firm, to such Stockholder's stockholders, partners, members or other holders of equity securities in such Stockholder, as applicable, (C) in connection with tax, estate or financial planning or (D) upon the death of such Stockholder or (E) by operation of law, provided that, (1) such Stockholder (or in the event of death, if applicable, such Stockholder's executor or legal representative) provides to ABI and the Stockholder Representatives prompt written notice of such transfer, which written notice shall be given in accordance with the provisions of Section 16.5 hereof and shall set forth the name and address of each transferee, (2) such Stockholder does not receive any consideration in connection with such transfer,
(3) any such permitted transferee agrees to assume all of the obligations of such Stockholder under this Agreement to the extent such obligations are applicable to the portion of the Aggregate Contingent Consideration so transferred to such permitted transferee, and (4) such transfer shall not violate, or cause ABI to be in violation, of any federal or state securities laws, as determined in good faith by ABI's legal counsel. Subsequent transfers by any such transferee of the right to receive a portion of the Aggregate Contingent Consideration shall also be made pursuant to, and in accordance with, all of the provisions of this Section 4.3(b) to the same extent as if each such transferee were a Stockholder.

          (C) Except for any consideration provided or paid (or to be provided or paid) pursuant to Sections 3.8, 3.9 and 5.1 hereof to the Assumed Option Exercising Holders and/or the Assumed Warrant Exercising Holders, if any, or to any permitted transferees thereof pursuant to Section 5.1 hereof, and except for any consideration provided or paid (or to be provided or paid) pursuant to this Agreement to any person to whom the right to receive such consideration has been transferred pursuant to, and in accordance with, the provisions of Section 4.2(b) hereof or Section 4.3(b) hereof and, if applicable, this Section 4.3(c), all consideration provided or paid (or to be provided or paid) pursuant to this Agreement shall be paid to those Stockholders that are listed on Schedule 3.6(a) of the Company Disclosure Schedule at the address provided for such Stockholders in such Schedule 3.6(a) or at such other address (or in the case of wire transfers, in accordance with such wire transfer instructions) as the Stockholder Representatives shall provide to ABI by giving written notice thereof in accordance with the provisions of Section 16.5 hereof. Any portion of the Aggregate Contingent Consideration paid (or to be paid) pursuant to this Agreement to any person to whom the right to receive an appropriate portion of the Aggregate Contingent Consideration has been properly transferred pursuant to, and in accordance with, the provisions of Section 4.3(b) hereof shall be paid by ABI to such person at the address provided to ABI for such person pursuant to, and in accordance with, the provisions of Section 4.3(b) hereof or at such other address (or in the case of wire transfers, in accordance with such wire transfer instructions) as the Stockholder Representatives shall provide to ABI by giving written notice thereof in accordance with the provisions of Section 16.5 hereof. Prior to making any payment of any portion of the Aggregate Contingent Consideration, ABI shall have the right to request the Stockholder Representatives to provide to ABI the name of each person to whom a payment is to be made (or the full name of any specific person that ABI may request or inquire about), the address of such person (or in the case of any payment by wire transfer, wire transfer instructions for such person) and the amount to be paid to such person, and upon receipt of such information from the Stockholder Representatives in accordance with the provisions of Section 16.5 hereof ABI shall have the right to make payment of such portion of the Aggregate Contingent Consideration in accordance with such information. ABI shall have no liability of any kind whatsoever to the Stockholder Representatives, any Stockholder, any transferee of any Stockholder or any other person in connection with any portion of the Aggregate Contingent Consideration paid by ABI pursuant to, and in accordance with, the provisions of this Section 4.3(c). ABI shall also have no liability of any kind whatsoever to the Stockholder Representatives, any Stockholder, any transferee of any Stockholder or any other person in connection with any delay by ABI in making any payment of any portion of the Aggregate Contingent Consideration if and to the extent that such delay is caused by the failure of the Stockholder Representatives to provide to ABI on a timely basis any information that ABI has requested the Stockholder Representatives pursuant to this Section 4.3(c).

          4.4. TERMINATION OF RIGHTS; ABANDONED PROPERTY. After the Effective Time, holders of Company Stock will cease to be, and will have no rights as, stockholders of the Company, other than (i) in the case of shares other than Dissenting Shares, the rights to receive the Merger Consideration, as provided in this Agreement, and (ii) in the case of Dissenting Shares, the rights afforded to the holders thereof under Section 262 of the DGCL. Until surrendered for cancellation in accordance with the provisions of Section 4.2 hereof, each Certificate representing shares of Company Stock shall, from and after the Effective Time, represent (i) in the case of shares other than Dissenting Shares, the right of the applicable Stockholder to receive the Merger Consideration and (ii) in the case of Dissenting Shares, the rights afforded to the holders thereof under the applicable provisions of the DGCL. Neither ABI nor the Company nor any other person will be liable to any holder or former holder of shares of Company Stock for any shares, or any dividends or other distributions with respect thereto, properly delivered to a public official pursuant to applicable abandoned property, escheat, or similar laws.

          4.5. LOST CERTIFICATES, ETC. In the event that any Certificate has been lost, stolen, or destroyed, then upon receipt by ABI of appropriate evidence as to such loss, theft, or destruction, and to the ownership of such Certificate by the person claiming such Certificate to be lost, stolen, or destroyed, the receipt by ABI (or its designee) of appropriate and customary indemnification and the surrender pursuant to Section 4.2 hereof by such person of all other Certificates registered in the name of such person that have not been lost, stolen or destroyed, then such person shall be entitled to receive the appropriate portion of the Merger Consideration pursuant to the provisions of Section 3.6(a) hereof, subject to the requirements of Section 4.2 hereof.

          4.6. DISTRIBUTIONS WITH RESPECT TO UNSURRENDERED CERTIFICATES. No dividend or other distribution declared with respect to ABI Preferred Stock with a record date after the Effective Time shall be paid to holders of unsurrendered Certificates until such holders surrender such Certificates or comply with
Section 4.5 hereof. In addition, no portion of the Aggregate Contingent Consideration payable to holders of unsurrendered Certificates shall be paid to such holders until such holders surrender such Certificates or otherwise comply with Section 4.5 hereof. Upon the surrender of such Certificates in accordance with Section 4.2 hereof and upon compliance with all of the provisions of
Section 4.2 or Section 4.5 hereof, as applicable, and all of the provisions of
Section 4.3 hereof, there shall be paid to such holders, promptly after such surrender, the amount of dividends or other distributions declared with respect to ABI Stock with a record date after the Effective Time, and the amount of any portion of the Aggregate Contingent Consideration to which such holders may be entitled pursuant to this Agreement, and, in each case, not previously paid solely because of the failure to surrender such Certificates for exchange. No interest shall be paid or shall accrue on any such amounts, except to the extent required by Section 3.9 hereof.

          4.7. STOCKHOLDER REPRESENTATIVES.

          (A) In order to efficiently administer the transactions contemplated hereby, including (i) the defense and/or settlement of any claims for which the Stockholders may be required to indemnify the ABI Indemnified Parties (as defined in Section 13.3 hereof) pursuant to Section 13 hereof, (ii) the exercise of the rights hereunder of Stockholders and, if any, the Assumed Option Exercising Holders and the Assumed Warrant Exercising Holders, and (iii) the orderly distribution of the Merger Consideration from ABI to the Stockholders and, if any, the Assumed Option Exercising Holders and the Assumed Warrant Exercising Holders, each of the Company, the Stockholders, the Optionholders, the Warrantholders and, if any, the Assumed Option Exercising Holders and the Assumed Warrant Exercising Holders hereby designates Joseph Schlafly, Jerry Benjamin and Garland Marshall, Ph.D., acting by majority vote, as the representatives of the Stockholders, the Optionholders, the Warrantholders and, if any, the Assumed Option Exercising Holders and the Assumed Warrant Exercising Holders (in such capacity, the "Stockholder Representatives").

          (B) The Company, the Stockholders, the Optionholders, the Warrantholders and, if any, the Assumed Option Exercising Holders and the Assumed Warrant Exercising Holders hereby authorize the Stockholder Representatives, acting by majority vote, (i) to take all action necessary in connection with the defense and/or settlement of any claims for which the Stockholders may be required to indemnify the ABI Indemnified Parties pursuant to Section 13 hereof, (ii) to determine the Stockholders and, if any, the Assumed Option Exercising Holders and the Assumed Warrant Exercising Holders to whom Merger Consideration from ABI shall be distributed, the amount of consideration to be so distributed, and the address of such Stockholders and, if any, such Assumed Option Exercising Holders and such Assumed Warrant Exercising Holders, and to receive such Merger Consideration and distribute it pursuant to
Section 3.6 and Section 5.1 hereof, (iii) to amend, modify, change, waive or supplement any provision of this Agreement at any time and from time to time after the Effective Time, including, without limitation, Sections 3.6(a), 3.8, 3.9, 5.1 and 13 hereof, and thereby change, modify or amend any of the rights and obligations under this Agreement of the Stockholders, the Optionholders, the Warrantholders and, if any, the Assumed Option Exercising Holders and the Assumed Warrant Exercising Holders, (iv) to give and receive all notices required to be given under this Agreement to or from the Stockholders, the Optionholders, the Warrantholders and, if any, the Assumed Option Exercising Holders and the Assumed Warrant Exercising Holders, and (iv) to take any and all additional action as is contemplated to be taken by or on behalf of the Stockholders, the Optionholders, the Warrantholders and, if any, the Assumed Option Exercising Holders and the Assumed Warrant Exercising Holders by the terms of this Agreement or to enforce against ABI its obligations under the terms of this Agreement. In order for any action, consent, approval or determination taken or made by the Stockholder Representatives to be valid, binding and enforceable, it must be taken or made by majority vote of the Stockholder Representatives. None of the Stockholder Representatives shall have any power or authority to take any action individually without the others, and, in the event that any of the Stockholder Representatives takes any action individually without the others, such action shall not be binding or of any force or effect whatsoever.

          (C) In the event that Joseph Schlafly, Jerry Benjamin or Garland Marshall, Ph.D. or their respective substitutes as one of the Stockholder Representatives, dies, becomes unable to perform his responsibilities hereunder or resigns from such position, those Stockholders (other than holders of Dissenting Shares), Optionholders and Warrantholders that, collectively, held shares of

Company Stock immediately prior to the Effective Time representing more than fifty percent (50%) of the voting power of all shares of Company Stock then outstanding (the number of shares of Company Stock then outstanding being calculated for purposes of this Section 4.7(c) as if all Assumed Options and Assumed Warrants had been exercised immediately prior to the Effective Time), voting together as a single class, shall select another representative to fill such vacancy and such substituted representative shall be deemed to a Stockholder Representative for all purposes of this Agreement and the documents delivered pursuant hereto.

          (D) All decisions and actions by a majority of the Stockholder Representatives, including without limitation any agreement between a majority of the Stockholder Representatives and ABI relating to the defense or settlement of any claims for which the Stockholders may be required to indemnify the ABI Indemnified Parties pursuant to Section 13 hereof, shall be binding upon all of the Stockholders, the Optionholders, the Warrantholders and, if any, the Assumed Option Exercising Holders and the Assumed Warrant Exercising Holders, and no Stockholder, Optionholder, Warrantholder or, if any, Assumed Option Exercising Holder or Assumed Warrant Exercising Holder shall have the right to object, dissent, protest or otherwise contest the same. No Stockholder Representative shall have any liability to any Stockholder, any Optionholder, any Warrantholder, any Assumed Option Exercising Holder or any Assumed Warrant Exercising Holder for any act done or omitted hereunder as a Stockholder Representative while acting in good faith and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

          (E) By virtue of the adoption of this Agreement and the approval of the Merger by the stockholders of the Company at a meeting of stockholders (or by written consent in lieu of a meeting) pursuant to, and in accordance with, the applicable provisions of the DGCL, each Stockholder that is not a holder of Dissenting Shares (regardless of whether or not such Stockholder votes in favor of the adoption of this Agreement and the approval of the Merger at such meeting or by written consent), and each Optionholder, each Warrantholder and, if any, each Assumed Option Exercising Holder and each Assumed Warrant Exercising Holder (regardless of whether or not such Optionholder, Warrantholder, Assumed Option Exercising Holder or Assumed Warrant Exercising Holder approves or otherwise consents to this Agreement and the Merger), hereby agrees that:

               (I) except in the case of gross negligence or willful misconduct by ABI, ABI shall be able to rely conclusively on the instructions and decisions of a majority of the Stockholder Representatives as to the settlement of any claims for indemnification by the ABI Indemnified Parties pursuant to Section 13 hereof, or as to any other actions required or permitted to be taken by the Stockholder Representatives hereunder, and no Stockholder, Optionholder, Warrantholder or, if any, Assumed Option Exercising Holder or Assumed Warrant Exercising Holder shall have any cause of action against ABI to the extent ABI has relied upon the instructions or decisions of a majority of the Stockholder Representatives;

               (II) all actions, decisions and instructions of at least a majority of the Stockholder Representatives shall be conclusive and binding upon all of the Stockholders, the Optionholders, the Warrantholders and, if any, the Assumed Option Exercising Holders and the Assumed Warrant Exercising Holders, and no Stockholder, Optionholder, Warrantholder, Assumed Option Exercising Holder or Assumed Warrant Exercising Holder shall have any cause of action against any of the Stockholder Representatives for any action taken, decision made or instruction given by the Stockholder Representatives, acting by majority vote, under this Agreement, except for fraud or willful breach of this Agreement by the Stockholder Representatives;

               (III) the provisions of this Section 4.7 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Stockholder, Optionholder, Warrantholder, Assumed Option Exercising Holder or Assumed Warrant Exercising Holder may have in connection with the transactions contemplated by this Agreement;

               (IV) remedies available at law for any breach of the provisions of this Section 4.7 are inadequate; therefore, ABI, Merger Sub and/or the Surviving Corporation shall be entitled to seek temporary and permanent injunctive relief without the necessity of proving damages if either ABI, Merger Sub and/or the Surviving Corporation brings an action to enforce the provisions of this Section 4.7; and

               (V) the provisions of this Section 4.7 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees, and successors of each Stockholder, Optionholder, Warrantholder and, if any, Assumed Option Exercising Holder and Assumed Warrant Exercising Holder, and any references in this Agreement to a Stockholder, an Optionholder, a Warrantholder, an Assumed Option Exercising Holder or an Assumed Warrant Exercising Holder shall mean and include the successors to such Stockholder's, Optionholder's, Warrantholder's, Assumed Option Exercising Holder's or Assumed Warrant Exercising Holder's, as the case may be, rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

          (F) All fees and expenses incurred by the Stockholder Representatives shall be paid by the Stockholders (other than holders of Dissenting Shares) and, if any, the Assumed Option Exercising Holders and the Assumed Warrant Exercising Holders in proportion to the amount of Merger Consideration to which each of them is entitled; provided, that in no event shall any Stockholder, Assumed Option Exercising Holder or Assumed Warrant Exercising Holder be liable for any such fees or expenses in excess of the aggregate Merger Consideration paid to such Stockholder or, if any, Assumed Option Exercising Holder or Assumed Warrant Exercising Holder, as the case may be, without such Stockholder's or, if any, Assumed Option Exercising Holder's or Assumed Warrant Exercising Holder's prior written consent.

          4.8. EFFECT OF STOCKHOLDER APPROVAL. Subject to the provisions of the last sentence of this Section 4.8, the adoption of this Agreement and the approval of the Merger by the stockholders of the Company at a meeting of stockholders (or by written consent in lieu of a meeting) pursuant to, and in accordance with, the applicable provisions of the DGCL, shall be deemed to constitute approval by each Stockholder individually (regardless of whether or not such Stockholder votes in favor of the adoption of this Agreement and the approval of the Merger at such meeting or by written consent), to the same extent as if such Stockholder were a party to this Agreement, of (i) all of the provisions of this Agreement that pertain to the Stockholders, that impose liabilities, obligations or burdens on the Stockholders (including, without limitation, the indemnification provisions of Section 13 hereof and the release provisions of Section 14 hereof) or that limit the rights of the Stockholders (including, without limitation, with respect to the right of the Stockholders to receive all or any portion of the Merger Consideration), (ii) the appointment of the Stockholder Representatives as representatives of the Stockholders, the Optionholders, the Warrantholders and, if any, the Assumed Option Exercising Holders and the Assumed Warrant Exercising Holders, (iii) the grant to the Stockholder Representatives of all of the powers, rights and privileges contemplated under this Agreement (including, without limitation, those set forth in Section 4.7 hereof) and (iv) the provisions of this Agreement concerning the replacement and substitution of any of the Stockholder Representatives. Notwithstanding the foregoing, the provisions of this Section
4.8 shall not apply to those Stockholders that duly exercise the appraisal rights afforded to dissenting stockholders pursuant to Section 262 of the DGCL.

          4.9. NO FRACTIONAL SHARES. In lieu of the issuance of fractional shares of ABI Stock, cash adjustments will be paid (without interest) to the Stockholders in respect of any fractional share of ABI Stock that would otherwise be issuable to them and the amount of such cash adjustments will be determined by multiplying each relevant holder's fractional interest by the Series C-2 Price Per Share. For purposes of determining whether, and in what amounts, a particular Stockholder would be entitled to receive cash adjustments under this Section 4.9, shares held of record by such holder and represented by two or more certificates will be aggregated.

     5. COMPANY OPTIONS AND COMPANY WARRANTS; SECURITIES LAWS TRANSFER RESTRICTIONS; LEGENDS.

          5.1. COMPANY OPTIONS AND COMPANY WARRANTS.

               (A) Schedule 5.1(a) of the Company Disclosure Schedule sets forth
(i) each Company Option to be assumed by ABI pursuant to this Section 5.1 at the Effective Time, (ii) the name and address of the holder of such Company Option,
(iii) the number of shares of Company Common Stock for which such Company Option shall be vested and exercisable at any time on or prior to the first anniversary of the Effective Time (in each case, the "Assumed Company Option Shares"), (iv) the Merger Consideration Percentage with respect to the Assumed Company Option Shares subject to such Company Option, (v) the aggregate exercise price required to be paid pursuant to the terms of such Company Option in connection with the exercise thereof for all of the Assumed Company Option Shares subject to such Company Option and (vi) the total number of shares of ABI Common Stock for which such Company Option will be exercisable during the term thereof as a result of the assumption thereof by ABI pursuant to this Section 5.1. Schedule 5.1(a) of the Company Disclosure Schedule also sets forth (1) each Company Warrant to be assumed by ABI pursuant to this Section 5.1 at the Effective Time, (2) the name and address of the holder of such Company Warrant, (3) the number of shares of Company Common Stock for which such Company Warrant may be exercised (in each case, the "Assumed Company Warrant Shares"), (4) the Merger Consideration Percentage with respect to the Assumed Company Warrant Shares subject to such Company Warrant, (5) the aggregate exercise price required to be paid pursuant to the terms of such Company Warrant in connection with the exercise thereof for all of the Assumed Company Warrant Shares subject to such Company Warrant and
(6) the total number of shares of ABI Common Stock for which such Company Warrant will be exercisable during the term thereof as a result of the assumption thereof by ABI pursuant to this Section 5.1. At the Closing, the Company shall deliver to ABI an updated Schedule 5.1(a) of the Company Disclosure Schedule setting forth the information called for by all of the foregoing items (i)-(vi) and (1)-(6) of this Section 5.1(a) in the event that there is any change or update to the information called for by any of the foregoing items (i)-(vi) and (1)-(6) of this Section 5.1(a). From and after the Closing, any reference in this Agreement to Schedule 5.1(a) of the Company Disclosure Schedule shall be deemed to be a reference to such updated Schedule 5.1(a) of the Company Disclosure Schedule, if any.

               (B) Subject to and upon the terms and condition of this Section 5.1, at the Effective Time ABI shall assume each Company Option described on
Schedule 5.1(a) of the Company Disclosure Schedule that remains outstanding at the Effective Time (each such Company Option if and to the extent assumed by ABI pursuant to this Section 5.1 with respect to the Assumed Company Option Shares subject to such Company Option being referred to, for purposes of this Agreement, as an "Assumed Option"). Each Assumed Option shall continue to have, and be subject to, the same terms and conditions set forth in the Company Stock Option Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights) and/or the stock option agreement between the Company and the holder of such Assumed Option as in effect at the Effective Time, except that (A) such Assumed Option shall no longer be exercisable for shares of Company Common Stock but, in lieu thereof, shall be exercisable for that number of shares of ABI Common Stock set forth on Schedule 5.1(a) of the Company Disclosure Schedule with respect to such Assumed Option, subject to adjustment pursuant to the provisions set forth in the last sentence of this Section 5.1(b), (B) the per share exercise price for the shares of ABI Common Stock issuable upon exercise of such Assumed Option shall be equal to the quotient (rounded up to the nearest whole cent) determined by dividing (x) the amount set forth on Schedule 5.1(a) of the Company Disclosure Schedule as the aggregate exercise price for all of the Assumed Company Option Shares subject to such Assumed Option by (y) the aggregate number of shares of ABI Common Stock for which such Assumed Option shall become exercisable pursuant to the foregoing clause (A) of this Section 5.1(b), and (C) if and when such Assumed Option is exercised by the holder thereof at any time and from time to time after the Effective Time (such holder that exercises such Assumed Option being referred to, for purposes of this Agreement, as an "Assumed Option Exercising Holder"), such Assumed Option Exercising Holder shall thereafter also be entitled to receive, subject to the provisions of this
Section 5.1 and Sections 3.8 and 3.9 hereof, with respect to any shares of ABI Common Stock that are acquired by such Assumed Option Exercising Holder upon exercise of such Assumed Option, a portion of the Aggregate Contingent Consideration consisting of cash payments each equal to the product (rounded to the nearest whole cent) of (i) a fraction, the numerator of which shall be the number of such shares of ABI Common Stock acquired by such Assumed Option Exercising Holder upon exercise of such Assumed Option and the denominator of which shall be all shares of ABI Common Stock issued and/or issuable to such Assumed Option Exercising Holder upon exercise of such Assumed Option and (ii) such Assumed Option's Merger Consideration Percentage of each Contingent Consideration Amount, if any, payable by ABI pursuant to Section 3.8 hereof (it being understood that the right of such Assumed Option Exercising Holder to receive such cash payments with respect to such shares of ABI Common Stock acquired upon exercise of such Assumed Option is a contingent right that is dependent, among other things, on whether ABI is required to pay such Contingent Consideration Amount pursuant to Section 3.8 hereof). In the event of any adjustment to the number of Aggregate Consideration Shares pursuant to, and in accordance with, the provisions of Section 3.7(c) hereof, then, in lieu of the shares of ABI Common Stock that otherwise would be subject to each Assumed Option pursuant to clause (A) of this Section 5.1(b), the total number of shares of ABI Common Stock subject to each Assumed Option shall be equal to such Assumed Option's Merger Consideration Percentage of the total number of Aggregate Consideration Shares (after giving effect to any such adjustment pursuant to Section 3.7(c) hereof), rounded down to the nearest whole number of shares of ABI Common Stock.

               (C) Subject to and upon the terms and conditions of this Section 5.1, at the Effective Time ABI shall assume each Company Warrant described on
Schedule 5.1(a) of the Company Disclosure Schedule that remains outstanding at the Effective Time (each such Company Warrant to the extent assumed by ABI pursuant to this Section 5.1 with respect to the Assumed Company Warrant Shares subject to such Company Warrant being referred to, for purposes of this Agreement, as an "Assumed Warrant"). Each Assumed Warrant shall continue to have, and be subject to, the same terms and conditions set forth in the applicable warrant instrument or warrant agreement as in effect at the Effective Time, except that (A) such Assumed Warrant shall no longer be exercisable for shares of Company Common Stock but, in lieu thereof, shall be exercisable for that number of shares of ABI Common Stock set forth on Schedule 5.1(a) of the Company Disclosure Schedule with respect to such Assumed Warrant, subject to adjustment pursuant to the provisions set forth in the last sentence of this
Section 5.1(c), (B) the per share exercise price for the shares of ABI Common Stock issuable upon exercise of such Assumed Warrant shall be equal to the quotient (rounded up to the nearest whole cent) determined by dividing (x) the amount set forth on Schedule 5.1(a) of the Company Disclosure Schedule as the aggregate exercise price for all of the Assumed Company Warrant Shares subject to such Assumed Warrant by (y) the aggregate number of shares of ABI Common Stock for which such Assumed Warrant shall become exercisable pursuant to the foregoing clause (A) of this Section 5.1(c), and (C) if and when such Assumed Warrant is exercised by the holder thereof at any time and from time to time after the

Effective Time (such holder that exercises such Assumed Warrant being referred to, for purposes of this Agreement, as an "Assumed Warrant Exercising Holder"), such Assumed Warrant Exercising Holder shall thereafter also be entitled to receive, subject to the provisions of this Section 5.1 and Sections 3.8 and 3.9 hereof, with respect to any shares of ABI Common Stock that are acquired by such Assumed Warrant Exercising Holder upon exercise of such Assumed Warrant, a portion of the Aggregate Contingent Consideration consisting of cash payments each equal to the product (rounded to the nearest whole cent) of (i) a fraction, the numerator of which shall be the number of such shares of ABI Common Stock acquired by such Assumed Warrant Exercising Holder upon exercise of such Assumed Warrant and the denominator of which shall be all shares of ABI Common Stock issued and/or issuable to such Assumed Warrant Exercising Holder upon exercise of such Assumed Warrant and (ii) such Assumed Warrant's Merger Consideration Percentage of each Contingent Consideration Amount, if any, payable by ABI pursuant to Section 3.8 hereof (it being understood that the right of such Assumed Warrant Exercising Holder to receive such cash payments with respect to such shares of ABI Common Stock acquired upon exercise of such Assumed Warrant is a contingent right that is dependent, among other things, on whether ABI is required to pay such Contingent Consideration Amount pursuant to Section 3.8 hereof). In the event of any adjustment to the number of Aggregate Consideration Shares pursuant to, and in accordance with, the provisions of Section 3.7(c) hereof, then, in lieu of the shares of ABI Common Stock that otherwise would be subject to each Assumed Warrant pursuant to clause (A) of this Section 5.1(c), the total number of shares of ABI Common Stock subject to each Assumed Warrant shall be equal to such Assumed Warrant's Merger Consideration Percentage of the total number of Aggregate Consideration Shares (after giving effect to any such adjustment pursuant to Section 3.7(c) hereof), rounded down to the nearest whole number of shares of ABI Common Stock.

               (D) As soon as practicable after the Effective Time, ABI shall deliver to the Optionholders and the Warrantholders appropriate notice evidencing the assumption of the Assumed Options and the Assumed Warrants pursuant to this Section 5.1 and setting forth the rights, limitations and conditions applicable to the Optionholders, the Warrantholders, the Assumed Option Exercising Holders and the Assumed Warrant Exercising Holders as a result of such assumption in accordance with the terms of this Section 5.1 hereof.

               (E) ABI shall take all corporate action necessary to reserve for issuance a sufficient number of shares of ABI Common Stock for delivery upon exercise of Assumed Options and Assumed Warrants.

               (F) ABI shall not assume any Company Options other than the Assumed Options. Without limiting the generality of the foregoing provisions of this Section 5.1(f), none of the Company Options listed on Schedule 5.1(f) of the Company Disclosure Schedule shall be assumed by ABI, even if such Company Options remain outstanding immediately before the Effective Time and are fully vested and exercisable immediately before the Effective Time (such options are hereinafter referred to, collectively, as the "Company Former Employee Options" and each individually as a "Company Former Employee Option"). All Company Options that are not Assumed Options or Company Former Employee Options shall have been exercised or terminated prior to the Closing Date. All Company Former Employee Options shall continue to be exercisable and shall terminate in accordance with their respective terms as in effect on the date of this Agreement.

               (G) ABI shall not assume any Company Warrants other than the Assumed Warrants. All Company Warrants that are not Assumed Warrants shall have been exercised or terminated prior to the Closing Date.

               (H) The Company shall have taken all necessary action to implement and carry out the provisions of this Section 5.1, including, without limitation, (i) amending the Company Stock Option Plan prior to the Closing to clarify or provide that all Company Options that are subject to the Company Stock Option Plan and that remain outstanding and exercisable immediately after the consummation of any merger or acquisition of the Company in which the Company is not the surviving entity shall automatically (without any act or action by the holder thereof, the Company or the acquiring or surviving entity in connection with such merger or acquisition) be modified so that such Company Options shall thereafter be exercisable by the holder thereof only if, and on such terms and conditions as, such acquiring or surviving entity has agreed to assume such Company Options in connection with such merger or acquisition of the Company, (ii) obtaining prior to the Closing the consent of each holder of a Company Option that is subject to the Company Stock Option Plan to the amendment to the Company Stock Option Plan contemplated in the foregoing clause (i), but only if such consent is legally required, (iii) obtaining prior to the Closing the consent of each holder of an Assumed Option that is not subject to the Company Stock Option Plan to any amendment or modification to such Assumed Option (or any agreement that sets forth the terms and conditions of such Assumed Option) that may be required so that, after the Effective Time, the terms and conditions of such Assumed Option are consistent with the provisions of this Section 5.1 as it applies to such Assumed Option, but only if such consent is legally required to implement the provisions of this Section 5.1 to such Assumed Option, and (iv) terminating or canceling, as of the Effective Time, each Company Option (other than Assumed Options and Company Former Employee Options) that is outstanding immediately before the Effective Time and each Company Warrant (other than Assumed Warrants) that is outstanding immediately before the Effective Time. At or prior to the Closing, the Company shall have delivered to ABI true, correct and complete copies of the Company Stock Option Plan, the stock option agreement pertaining to each Assumed Option, any other agreement, instrument or document that pertains or relates to any Assumed Option, the warrant instrument or agreement that pertains or relates to each Assumed Warrant, and any other agreement, instrument or document that pertains or relates to any Assumed Warrant, all of the foregoing as amended and in effect at the Closing.

               (I) The right of each Assumed Option Exercising Holder and of each Assumed Warrant Exercising Holder to receive the portion of the Aggregate Contingent Consideration, if any, to which such Assumed Option Exercising Holder or Assumed Warrant Exercising Holder, as the case may be, is entitled pursuant to the Merger: (i) shall be personal to such Assumed Option Exercising Holder or Assumed Warrant Exercising Holder, as the case may be; (ii) shall not be transferable by such Assumed Option Exercising Holder or Assumed Warrant Exercising Holder, as the case may be, or any person claiming under such Assumed Option Exercising Holder or Assumed Warrant Exercising Holder, as the case may be, whether by sale, assignment, pledge or otherwise, except as set forth below in this Section 5.1(i), and any other purported transfer shall be void and of no force or effect; (iii) shall not constitute or represent any equity or ownership interest in ABI or the Surviving Corporation; and (iv) shall not entitle such Assumed Option Exercising Holder or Assumed Warrant Exercising Holder, as the case may be, to any voting or dividend rights, rights to any other distributions or other rights common to stockholders. Notwithstanding the foregoing, this Agreement shall not restrict any Assumed Option Exercising Holder or any Assumed Warrant Exercising Holder from transferring such Assumed Option Exercising Holder's or Assumed Warrant Exercising Holder's, as the case may be, right to receive the portion of the Aggregate Contingent Consideration, if any, to which such Assumed Option Exercising Holder or Assumed Warrant Exercising Holder, as the case may be, is entitled pursuant to the Merger (A) to other entities controlled by such Assumed Option Exercising Holder or Assumed Warrant Exercising Holder, as the case may be, (B) in connection with tax, estate or financial planning or (C) upon the death of such Assumed Option Exercising Holder or Assumed Warrant Exercising Holder, as the case may be, or (D) by operation of law, provided that, (1) such Assumed Option Exercising Holder or Assumed Warrant Exercising Holder, as the case may be, (or in the event of death, if applicable, the executor or legal representative of such Assumed Option Exercising Holder or Assumed Warrant Exercising Holder, as the case may be) provides to ABI and the Stockholder Representatives prompt written notice of such transfer, which written notice shall be given in accordance with the provisions of Section 16.5 hereof and shall set forth the name and address of each transferee, (2) such Assumed Option Exercising Holder or Assumed Warrant Exercising Holder, as the case may be, does not receive any consideration in connection with such transfer, (3) any such permitted transferee agrees to assume all of the obligations of such Assumed Option Exercising Holder or Assumed Warrant Exercising Holder, as the case may be, under this Agreement to the extent such obligations are applicable to the portion of the Aggregate Contingent Consideration so transferred to such permitted transferee, and (4) such transfer shall not violate, or cause ABI to be in violation, of any federal or state securities laws, as determined in good faith by ABI's legal counsel. Subsequent transfers by any such transferee of the right to receive a portion of the Aggregate Contingent Consideration shall also be made pursuant to, and in accordance with, all of the provisions of this
Section 5.1(i) to the same extent as if each such transferee were an Assumed Option Exercising Holder or Assumed Warrant Exercising Holder, as the case may be.

               (J) All consideration provided or paid (or to be provided or paid) pursuant to this Agreement to any Assumed Option Exercising Holder or any Assumed Warrant Exercising Holder shall be paid properly to such Assumed Option Exercising Holder or Assumed Warrant Exercising Holder, as the case may be, at the address provided for such Assumed Option Exercising Holder or Assumed Warrant Exercising Holder, as the case may be, in Schedule 5.1(a) of the Company Disclosure Schedule or at such other address (or in the case of wire transfers, in accordance with such wire transfer instructions) as the Stockholder Representatives shall provide to ABI by giving written notice thereof in accordance with the provisions of Section 16.5 hereof. Any portion of the Aggregate Contingent Consideration paid (or to be paid) pursuant to this Agreement to any person to whom the right to receive an appropriate portion of the Aggregate Contingent Consideration has been properly transferred pursuant to, and in accordance with, the provisions of Section 5.1(i) hereof shall be paid by ABI to such person at the address provided to ABI for such person pursuant to, and in accordance with, the provisions of Section 5.1(i) hereof or at such other address (or in the case of wire transfers, in accordance with such wire transfer instructions) as the Stockholder Representatives shall provide to ABI by giving written notice thereof in accordance with the provisions of
Section 16.5 hereof. Prior to making any payment of any portion of the Aggregate Contingent Consideration, ABI shall have the right to request the Stockholder Representatives to provide to ABI the name of each person to whom a payment is to be made (or the full name of any specific person that ABI may request or inquire about), the address of such person (or in the case of any payment by wire transfer, wire transfer instructions for such person) and the amount to be paid to such person, and upon receipt of such information from the Stockholder Representatives in accordance with the provisions of Section 16.5 hereof ABI shall have the right to make payment of such portion of the Aggregate Contingent Consideration in accordance with such information. ABI shall have no liability of any kind whatsoever to the Stockholder Representatives, any Assumed Option Exercising Holder, any Assumed Warrant Exercising Holder, any transferee of any Assumed Option Exercising Holder or of any Assumed Warrant Exercising Holder or any other person in connection with any portion of the Aggregate Contingent Consideration paid by ABI pursuant to, and in accordance with, the provisions of this Section 5.1(j). ABI shall also have no liability of any kind whatsoever to the Stockholder Representatives, any Assumed Option Exercising Holder, any Assumed Warrant Exercising Holder, any transferee of any Assumed Option Exercising Holder or of any Assumed Warrant Exercising Holder or any other person in connection with any delay by ABI in making any payment of any portion of the Aggregate Contingent Consideration if and to the extent that such delay is caused by the failure of the Stockholder Representatives to provide to ABI on a timely basis any information that ABI has requested the Stockholder Representatives pursuant to this Section 5.1(j).

               (K) The assumption by ABI of each Assumed Option and each Assumed Warrant pursuant to this Section 5.1 is subject to the condition precedent that the applicable Optionholder or Warrantholder, as the case may be, be deemed to have approved individually (regardless of whether or not such Optionholder or Warrantholder, as the case may be, approves or otherwise consents to this Agreement and the Merger), to the same extent as if such Optionholder or Warrantholder, as the case may be, were a party to this Agreement, of (i) in the case of such Optionholder, all of the provisions of this Agreement that pertain to the Assumed Options and the Optionholders, that grant rights to, or that impose liabilities, obligations or burdens on, the Optionholders (including, without limitation, the provisions of Section 5.1 hereof and the release provisions of Section 14 hereof) or that limit the rights of the Optionholders,
(ii) in the case of such Warrantholder, all of the provisions of this Agreement that pertain to the Assumed Warrants and the Warrantholders, that grant rights to, or that impose liabilities, obligations or burdens on, the Warrantholders (including, without limitation, the provisions of Section 5.1 hereof and the release provisions of Section 14 hereof) or that limit the rights of the Warrantholders, (iii) the appointment of the Stockholder Representatives as representatives of the Stockholders, the Optionholders, the Warrantholders and, if any, the Assumed Option Exercising Holders and the Assumed Warrant Exercising Holders, (iv) the grant to the Stockholder Representatives of all of the powers, rights and privileges contemplated under this Agreement (including, without limitation, those set forth in Section 4.7 hereof) and (v) the provisions of this Agreement concerning the replacement and substitution of any of the Stockholder Representatives.

               (L) Notwithstanding anything express or implied in this Agreement (including, without limitation, this Section 5.1), the Company Stock Option Plan or any stock option agreement pertaining to any Assumed Option to the contrary, it shall be a condition precedent to the obligation of ABI to issue shares of ABI Common Stock upon exercise of any Assumed Option that the applicable Assumed Option Exercising Holder execute and deliver documentation in form and substance reasonably satisfactory to ABI and its legal counsel pursuant to which such Assumed Option Exercising Holder agrees to be bound by the provisions of this
Section 5.1 and any other provisions of this Agreement that, by their own terms, are applicable to Assumed Option Exercising Holders, including, without limitation, the provisions of Sections 1 (Definitions), 3.8 (Aggregate Contingent Consideration), 3.9 (Delivery of Reports; Audit Rights; Interest),
4.7 (Stockholder Representatives) and 14 (Releases) hereof, and Schedule 5.1(a) of the Company Disclosure Schedule.

               (M) Notwithstanding anything express or implied in this Agreement (including, without limitation, this Section 5.1) or any warrant agreement or instrument pertaining to any Assumed Warrant to the contrary, it shall be a condition precedent to the obligation of ABI to issue shares of ABI Common Stock upon exercise of any Assumed Warrant that the applicable Assumed Warrant Exercising Holder execute and deliver documentation in form and substance reasonably satisfactory to ABI and its legal counsel pursuant to which such Assumed Warrant Exercising Holder agrees to be bound by the provisions of this
Section 5.1 and any other provisions of this Agreement that, by their own terms, are applicable to Assumed Warrant Exercising Holders, including, without limitation, the provisions of Sections 1 (Definitions), 3.8 (Aggregate Contingent Consideration), 3.9 (Delivery of Reports; Audit Rights; Interest),
4.7 (Stockholder Representatives) and 14 (Releases) hereof, and Schedule 5.1(a) of the Company Disclosure Schedule.

          5.2. TRANSFER RESTRICTIONS. No Stockholder shall sell, assign, pledge, transfer or otherwise dispose or encumber any of those shares of ABI Stock (including the ABI Conversion Shares) received by it, except (i) pursuant to an effective registration statement under the Securities Act, (ii) pursuant to an available exemption from registration under the Securities Act and applicable state securities laws and, if requested by ABI, upon delivery of an opinion of counsel reasonably satisfactory to ABI to the effect that the proposed transfer is exempt from registration under the Securities Act and applicable state securities law or (iii) pursuant to the resale provisions of Rule 144 (or any similar rule or regulation). Any transfer or purported transfer in violation of this Section 5.2 shall be voidable by ABI. ABI shall not be required or obligated to register any transfer of shares of stock in violation of this Section 5.2. ABI may, and may instruct any transfer agent to, place such stop transfer orders as may be required on the transfer books of ABI in order to ensure compliance with the provisions of this Section 5.2.

          5.3. LEGEND. To the extent applicable, each Certificate or other document evidencing shares of ABI Stock (including the ABI Conversion Shares) shall be endorsed with the legend set forth below, and each Stockholder covenants that, except to the extent such restrictions are waived by ABI, it shall not transfer the shares represented by any such Certificate without complying with the restrictions on transfer described in this Agreement and the legends endorsed on such Certificate:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT
          (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT,
          (II) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER SAID ACT AND, IF REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM SAID ACT OR (III) PURSUANT TO THE RESALE PROVISIONS OF RULE 144 PROMULGATED UNDER SAID ACT."

     6. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

     The Company hereby represents and warrants to ABI and Merger Sub as follows, subject in each case to such exceptions as are set forth in the attached Company Disclosure Schedule.

          6.1. INCORPORATION; AUTHORITY. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted. The Company has delivered to ABI complete and correct copies of its Certificate of Incorporation and by-laws, in each case with all amendments thereto, which Certificate of Incorporation and by-laws are in full force and effect.

          6.2. AUTHORIZATION AND ENFORCEABILITY. The Company has all requisite corporate power to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger and this Agreement by the Company's stockholders. The Board of Directors of the Company has (i) approved this Agreement and the transactions contemplated hereby and (ii) determined that the Merger is in the best interests of the stockholders of the Company and is on terms that are fair to such stockholders. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The voting power of the shares of Company Stock held of record by the Designated Company Stockholders is such that the affirmative vote (whether at a meeting of stockholders of the Company or by written consent in lieu of a meeting) of all shares of Company Stock held of record by the Designated Company Stockholders in favor of the adoption of this Agreement and the approval of the Merger would be sufficient to constitute the required stockholder approval of this Agreement and the Merger pursuant to, and in accordance with, the terms of the Company's Certificate of Incorporation, the Company's by-laws and the DGCL.

          6.3. GOVERNMENTAL AND OTHER THIRD-PARTY CONSENTS, NON-CONTRAVENTION, ETC. Except for the filing of the Merger Certificate and except as described on
Schedule 6.3 of the Company Disclosure Schedule, no consent, approval, or authorization of or registration, designation, declaration, or filing with any governmental authority, federal or other, or any other person, is required on the part of the Company in connection with the execution, delivery, and performance of this Agreement or the consummation of the Merger and the other transactions contemplated hereby. Except as described in Schedule 6.3 of the Company Disclosure Schedule, the execution, delivery, and performance of this Agreement and the consummation of such transactions will not violate (a) any provision of the Company's Certificate of Incorporation or by-laws, as amended and in effect, (b) any order, judgment, injunction, award or decree of any court or state or federal governmental or regulatory body applicable to the Company, or (c) any judgment, decree, order, statute, rule, regulation, agreement, instrument, or other obligation to which the Company is a party or by or to which it or any of its assets is bound or subject, which violation will not have a Material Adverse Effect on the Company.

          6.4. CAPITALIZATION. The authorized and outstanding capital stock and other securities of the Company as of the date hereof are as set forth in
Schedule 6.4 of the Company Disclosure Schedule. All of such outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, and all of such outstanding shares and other securities are owned of record as set forth in Schedule 6.4 of the Company Disclosure Schedule, and were issued in compliance with all applicable laws, including securities laws, and all applicable preemptive or similar rights of any person. The Company is not aware of any person who has a valid right to rescind any purchase of any shares of the Company's capital stock or other securities.

     Other than as set forth on Schedule 6.4 of the Company Disclosure Schedule, there are no agreements or other obligations to which the Company is a party or by which it is bound to purchase or sell any shares of its capital stock or other securities, and no outstanding convertible or exchangeable securities, options, warrants or other rights to acquire from the Company any shares of its capital stock or other securities. Schedule 6.4 of the Company Disclosure Schedule sets forth the name of each person who holds any option, warrant or other right to acquire shares of the Company's capital stock or other securities, the number and type of shares or securities subject to such option or right, the per-share exercise price payable therefor and, in the case of warrants, the priority and amount of consideration to be payable upon exercise thereof.

          6.5. QUALIFICATION. The Company is duly qualified and in good standing as a foreign corporation in all jurisdictions in which the character of its owned or leased properties or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing as would not, either individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company.

          6.6. SUBSIDIARIES. The Company does not have any Subsidiaries or own any legal and/or beneficial interests in or to any other business enterprise or other person.

          6.7. FINANCIAL STATEMENTS. Attached to Schedule 6.7 of the Company Disclosure Schedule are copies of (i) the audited balance sheets of the Company as of December 31, 2002, 2003 and 2004, and the related audited statements of income and retained earnings and cash flows, respectively, of the Company, for the fiscal years ended on such dates, certified by PriceWaterhouseCoopers or Deloitte & Touche LLP, as applicable, independent public accountants and (ii) the unaudited balance sheet of the Company as of September 30, 2005, and the related unaudited statements of income and retained earnings and cash flows, respectively, of the Company, for the 9-month period, respectively, ended on such dates (such balance sheet as of September 30, 2005, the "Company's Most Recent Balance Sheet"). Each of such financial statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods; each of such balance sheets presents fairly and accurately in all material respects the financial condition of the Company as of its respective date; and each of such statements of income and retained earnings and cash flows, respectively, presents fairly and accurately in all material respects the results of operations and retained earnings, or cash flows, as the case may be, of the Company for the period covered thereby; in each case, subject, with respect to the unaudited financial statements referred to in clause (ii) of this section, to the absence of footnote disclosure and to normal, recurring end-of-period adjustments, the effect of which, both individually and in the aggregate, is not and will not be material.

          6.8. ABSENCE OF CERTAIN CHANGES. Since the date of the Company's Most Recent Balance Sheet, except as disclosed on Schedule 6.8 of the Company Disclosure Schedule, there has not been any: (i) change in the assets, liabilities, sales, income, or business of the Company or in its relationships with suppliers, customers, or lessors, other than changes that were both in the ordinary course of business and have not caused, either in any case or in the aggregate, a Material Adverse Effect on the Company; (ii) acquisition or disposition by the Company of any material asset or property; (iii) damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting, either in any case or in the aggregate, the business or any material property of the Company; (iv) declaration, setting aside or payment of any dividend or any other distributions in respect of any shares of capital stock of the Company; (v) issuance of any shares of the capital stock of the Company or any direct or indirect redemption, purchase, or other acquisition by the Company of any such capital stock; (vi) loss of the services of any officer or key employee or consultant, or any increase in the compensation, pension, or other benefits payable or to become payable by the Company to any of its officers or key employees or consultants, or any bonus payments or arrangements made to or with any of them; (vii) forgiveness or cancellation of any debts or claims by the Company or any waivers of any rights; (viii) entry by the Company into any transaction with any of its Affiliates; (ix) incurrence by the Company of any obligations or liabilities, whether absolute, accrued, contingent or otherwise (including without limitation liabilities as guarantor or otherwise with respect to obligations of others), other than obligations and liabilities incurred in the ordinary course of business with persons other than Affiliates of the Company; (x) incurrence or imposition of any Lien on any of the assets, tangible or intangible, of the Company; or (xi) discharge or satisfaction by the Company of any Lien or payment by the Company of any obligation or liability (fixed or contingent) other than (A) current liabilities included in the Company's Most Recent Balance Sheet, (B) current liabilities to persons other than Affiliates of the Company incurred since the date of the Company's Most Recent Balance Sheet in the ordinary course of business, and (C) current liabilities incurred in connection with the transactions contemplated hereby and as disclosed in Schedule 6.8 of the Company Disclosure Schedule.

          6.9. PROPERTIES AND ASSETS; INVENTORY.

               (A) The Company has good and marketable title or leasehold title, as the case may be, to all of its assets and properties that it purports to own or lease, including without limitation all those reflected in the Company's Most Recent Balance Sheet (except for properties or assets sold, consumed, or otherwise disposed of in the ordinary course of business since the date of the Company's Most Recent Balance Sheet), all free and clear of Liens on the Company's interest therein. All such properties and assets are in "as-is" condition and repair, reasonable wear-and-tear excepted, and are sufficient to carry on the business of the Company as presently conducted. To the Company's knowledge, Schedule 6.9 of the Company Disclosure Schedule sets forth a complete and correct list of all capital assets of the Company.

               (B) The Company does not own any real property. The Company has not received any notice that either the whole or any portion of any real property leased by it is to be condemned, requisitioned, or otherwise taken by any public authority or is to be the subject of any public improvements that may result in special assessments against or otherwise affect such real property.
Schedule 6.9 of the Company Disclosure Schedule sets forth a complete and correct description of all leases of real property to which the Company is a party. Complete and correct copies of all such leases have been delivered to ABI. Each such lease is valid and subsisting and no event or condition exists that constitutes, or after notice or lapse of time or both could constitute, a default thereunder by the Company, or to the best of its knowledge, any other person. The leasehold interests of the Company are subject to no Lien, and the Company is in quiet possession of the properties covered by such leases.

               (C) Schedule 6.9 of the Company Disclosure Schedule sets forth a complete and correct description of the Company's inventory of M40403, one of the compounds set forth on Exhibit D attached hereto, including, without limitation, the amount and expiration and/or retest date of all such inventory.

          6.10. INTELLECTUAL PROPERTY.

          (A) Schedule 6.10(a) of the Company Disclosure Schedule lists all inter partes proceedings or actions known to the Company before any court or tribunal (including the PTO or equivalent authority anywhere in the world) related to any Company Intellectual Property. Except as set forth in Schedule 6.10(a) of the Company Disclosure Schedule, to the best of the Company's knowledge, no Company Intellectual Property is the subject of any inter partes proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property.

          (B) Except as set forth in Schedule 6.10(b) of the Company Disclosure Schedule, with respect to each item of Company Registered Intellectual Property, necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been made and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent authorities in the United States for the purposes of maintaining such Company Registered Intellectual Property and, to the best of the Company's knowledge, no information material to patentability under applicable law has been withheld from the examining office that would constitute fraud or inequitable conduct.

          (C) All Company Registered Intellectual Property is listed on Schedule 6.10(c) of the Company Disclosure Schedule. The Company owns and has good and exclusive title, or the Company exclusively licenses, in each case free and clear of any Lien, all Company Registered Intellectual Property listed on
Schedule 6.10(c) of the Company Disclosure Schedule (for purposes of this
Section 6.10(c), joint ownership with third parties of such Company Registered Intellectual Property constitutes "good and exclusive title").

          (D) To the extent that any work, invention, or material has been developed or created by a third party for the Company, the Company has a written agreement with such third party with respect thereto and the Company (i) has obtained ownership of, and is the exclusive owner of, or (ii) has a valid license to use, all Company Intellectual Property in such work, material or invention by operation of law or by valid assignment or by agreement, as the case may be.

          (E) Except as set forth on Schedule 6.10(e) of the Company Disclosure Schedule, the Company has not transferred ownership of, or granted any license with respect to, any Company Intellectual Property to any third party. Schedule 6.10(e) of the Company Disclosure Schedule lists all contracts, licenses and agreements to which the Company is a party that are currently in effect (i) with respect to Company Intellectual Property licensed or offered to any third party; or (ii) pursuant to which a third party has licensed or transferred any Company Intellectual Property to the Company.

          (F) To the best of the Company's knowledge, the contracts, licenses and agreements listed on Schedule 6.10(e) of the Company Disclosure Schedule are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements listed on Schedule 6.10(e) of the Company Disclosure Schedule. The Company is in material compliance with, and has not materially breached any term any of such contracts, licenses and agreements listed on Schedule 6.10(e) of the Company Disclosure Schedule and, to the knowledge of the Company, all other parties to such contracts, licenses and agreements listed on Schedule 6.10(e) of the Company Disclosure Schedule are in compliance with, and have not breached any term of, such contracts, licenses and agreements. To the best of the Company's knowledge, following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company's rights under the contracts, licenses and agreements listed on Schedule 6.10(e) of the Company Disclosure Schedule without the payment of any additional funds other than ongoing fees, royalties or payments which the Company would otherwise be required to pay.

          (G) To the best of the Company's knowledge, Schedule 6.10(g) of the Company Disclosure Schedule lists all contracts, licenses and agreements between the Company and any third party wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, hold harmless or otherwise assume or incur any obligation or liability with respect to the infringement or misappropriation by the Company of any third party's Intellectual Property.

          (H) Except as set forth in Schedule 6.10(h) of the Company Disclosure Schedule, the Company (including its executive officers, directors and, to the best of the Company's knowledge, employees) has not received notice from any third party that the operation of its business or any product or drug candidate of the Company infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

          (I) Except as set forth in Schedule 6.10(i) of the Company Disclosure Schedule, to the best of the Company's knowledge, (i) no person has nor is infringing or misappropriating any Company Intellectual Property and (ii) there have been, and are, no claims asserted against the Company or against any licensee of the Company with respect to the Company Intellectual Property.

          (J) The Company maintains reasonable security measures for the preservation of the secrecy and proprietary nature of such of the Company Intellectual Property as constitute trade secrets or other confidential information. To the best of the Company's knowledge, no officer, director, employee, or consultant of the Company is obligated under or bound by any agreement or instrument, or any judgment, decree, or order of any court of administrative agency, that (i) conflicts or may conflict with his agreements and obligations to use his best efforts to promote the interest of the Company, (ii) conflicts or may conflict with the business or operations of the Company, or (iii) restricts or may restrict the use or disclosure of any information that may be useful to the Company.

          (K) All of the representations and warranties of the Company with respect to the Company's rights to the Company Intellectual Property are set forth in this Section 6.10 and, notwithstanding anything to the contrary contained herein, no other representation of warranty in this Agreement shall be construed to relate to the Company's rights to the Company Intellectual Property.

          6.11. INDEBTEDNESS. At the date hereof, the Company has no Indebtedness outstanding except as set forth in Schedule 6.11 of the Company Disclosure Schedule. The Company is not in default with respect to any outstanding Indebtedness or any agreement, instrument, or other obligation relating thereto and no such Indebtedness or any agreement, instrument or other obligation relating thereto purports to limit the issuance of any securities by the Company, or (except as set forth on Schedule 6.11 of the Company Disclosure Schedule) the operation of its businesses. Complete and correct copies of all agreements, instruments, and other obligations (including all amendments, supplements, waivers, and consents) relating to any Indebtedness of the Company have been furnished to ABI.

          6.12. ABSENCE OF UNDISCLOSED LIABILITIES. Except to the extent (a) reflected or reserved against in the Company's Most Recent Balance Sheet, or (b) described on Schedule 6.12 of the Company Disclosure Schedule, the Company does not have any liabilities or obligations of any nature, whether accrued, absolute, contingent, or otherwise (including, without limitation, liabilities, as guarantor or otherwise, in respect of obligations of others) that would be required to be reflected or reserved against in a balance sheet prepared in accordance with generally accepted accounting principles or referred to in the notes thereto.

          6.13. TAXES.

          (A) ELECTIONS. Schedule 6.13 of the Company Disclosure Schedule lists all material elections with respect to Taxes (including, without limitation, any elections under Sections 108(b)(5), 338(g), 565, 936(a) or 936(e) of the Code or Treasury Regulation Section 1.1502-20(g) or Treasury Regulation Section 1.1502-32(f)(2) as in effect prior to August 12, 1994) affecting the Company have been provided to ABI in the Tax Returns and financial statements of the Company, except for elections explicitly set forth in one or more of the Tax Returns provided to ABI pursuant to Section 6.13(b) hereof.

          (B) FILING OF TAX RETURNS AND PAYMENT OF TAXES. The Company has timely filed (including application extensions granted without penalty) all Tax Returns required to be filed by it at or prior to the Effective Time, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true and accurate in all respects. All Taxes due and payable by the Company have been paid, and the Company will not be liable for any additional Taxes in respect of any taxable period ending on or before the Closing Date in an amount that exceeds the corresponding reserve for unpaid Taxes, if any, reflected in the Company's Most Recent Balance Sheet. The Company has delivered to ABI true and complete copies of all Tax Returns filed by or with respect to it with respect to taxable periods ended on or after December 31, 2001, and has delivered or made available to ABI true and complete copies of all relevant material documents and information with respect thereto in the possession of the Company, its tax advisers and its auditors, including without limitation examination reports and statements of deficiencies assessed against or agreed to by the Company with respect thereto.

          (C) AUDIT HISTORY. With respect to each taxable period of the Company ended before December 31, 2001, either such taxable period has been audited by the relevant taxing authority or the time for assessing or collecting Tax with respect to each such taxable period has closed and such taxable period is not subject to review by any relevant taxing authority.

          (D) DEFICIENCIES. No deficiency or proposed adjustment in respect of Taxes that has not been settled or otherwise resolved has been proposed, asserted or assessed in writing by any taxing authority against the Company.

          (E) LIENS. There are no Liens for Taxes (other than current Taxes not yet due and payable) on the assets of the Company.

          (F) EXTENSIONS TO STATUTE OF LIMITATIONS FOR ASSESSMENT OF TAXES. The Company does not currently have in effect any consent to extend the time in which any Tax may be assessed or collected by any taxing authority.

          (G) EXTENSIONS OF THE TIME FOR FILING TAX RETURNS. Except as set forth in Schedule 6.13(g) of the Company Disclosure Schedule, the Company has not requested or been granted an extension of the time for filing any Tax Return to a date on or after the Closing Date.

          (H) PENDING PROCEEDINGS. There is no action, suit, taxing authority proceeding, or audit with respect to any Tax now in progress, pending, or to the best of the Company's knowledge, threatened, against or with respect to (i) the Company, or (ii) any Affiliated Group with respect to a taxable period during which the Company was a member of such Affiliated Group.

          (I) NO FAILURES TO FILE TAX RETURNS. No claim has ever been made by a taxing authority in a jurisdiction where the Company does not pay Tax or file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction.

          (J) MEMBERSHIP IN AFFILIATED GROUPS, ETC. The Company has never been a member of any Affiliated Group, or filed or been included in a combined, consolidated, or unitary Tax Return.

          (K) ADJUSTMENTS UNDER SECTION 481. The Company will not be required, as a result of a change in method of accounting for any period ending on or before the Closing Date other than as a result of the transactions contemplated by this Agreement, to include any adjustment under Section 481(c) of the Code (or any similar or corresponding provision or requirement under any Tax law) in taxable income for any period ending on or after the Closing Date.

          (L) TAX SHARING, ALLOCATION, OR INDEMNITY AGREEMENTS. The Company is not a party to or bound by any Tax sharing or allocation agreement or has any current or potential contractual obligation to indemnify any other person with respect to Taxes.

          (M) WITHHOLDING TAXES. The Company has withheld and paid all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, creditor, independent contractor, or other person.

          (N) FOREIGN PERMANENT ESTABLISHMENTS AND BRANCHES. Except as set forth in Schedule 6.13(n) of the Company Disclosure Schedule, the Company does not have a permanent establishment in any foreign country, as defined in the relevant tax treaty between the United States of

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                                      -33-


America and such foreign country, and does not otherwise operate or conduct business through any branch in any foreign country.

          (O) U.S. REAL PROPERTY HOLDING CORPORATION. The Company is not and has not been a United States real property holding corporation, within the meaning of Code Section 897(c)(2), within the five-year period ending as of the date of this Agreement.

          (P) SAFE HARBOR LEASE PROPERTY. None of the property owned or used by the Company is subject to a tax benefit transfer lease executed in accordance with Section 168(f)(8) of the Internal Revenue Code of 1954, as amended by the Economic Recovery Tax Act of 1981.

          (Q) TAX-EXEMPT USE PROPERTY. Except as set forth in Schedule 6.13(q) of the Company Disclosure Schedule, none of the property owned by the Company is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

          (R) SECURITY FOR TAX-EXEMPT OBLIGATIONS. None of the assets of the Company directly or indirectly secures any Indebtedness, the interest on which is tax-exempt under Section 103(a) of the Code, and the Company is not directly or indirectly an obligor or a guarantor with respect to any such Indebtedness.

          (S) PARACHUTE PAYMENTS. The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Code Section 280G.

          6.14. EMPLOYEE BENEFIT PLANS.

          (A) Except as described on Schedule 6.14(a) of the Company Disclosure Schedule, the Company does not now maintain or contribute to, or have any liability (contingent or otherwise) in respect of, any pension, profit-sharing, deferred compensation, bonus, stock option, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit, or similar plan, policy, or arrangement, whether formal or informal, for the benefit of any director, officer, consultant or employee, whether active or terminated, of the Company. Each of the arrangements set forth on Schedule 6.14(a) of the Company Disclosure Schedule is hereinafter referred to as a "Company Employee Benefit Plan," except that any such arrangement that is a multi-employer plan will be treated as a Company Employee Benefit Plan only for purposes of Sections 6.14(d)(iv), (vi), and (vii) and 6.14(g) hereof.

          (B) The Company has delivered or made available to ABI true, correct, and complete copies of each Company Employee Benefit Plan, and with respect to each such Plan (i) any associated trust, custodial, insurance, or service agreements, (ii) any annual report, actuarial report, or disclosure materials (including specifically any summary plan descriptions) submitted to any governmental agency or distributed to participants or beneficiaries thereunder in the current calendar year or any of the three preceding calendar years, and
(iii) the most recently received Internal Revenue Service ("IRS") determination letters and any governmental advisory opinions or rulings.

          (C) To the best of the Company's knowledge, each Company Employee Benefit Plan is and has heretofore been maintained and operated in all material respects with the terms of such Plan and with the requirements prescribed (whether as a matter of substantive law or as necessary to secure favorable tax treatment) by any and all statutes, governmental or court orders, and governmental rules or regulations in effect from time to time, including, but not limited to, the Employee Retirement

Income Security Act of 1974, as amended ("ERISA"), and the Code, and applicable to such Plan. Each Company Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code and each trust forming part of a Company Employee Benefit Plan which is intended to qualify under Section 501(c)(9) of the Code is specifically so identified in Schedule 6.14(a) of the Company Disclosure Schedule and has been determined by the IRS to be so qualified, and to the best of the Company's knowledge, nothing has occurred since the date of the last such determination as to each such Plan or trust that has resulted or is likely to result in the revocation of such determination as to such Plan or trust, other than such failures as may be corrected without expenditure of more than $10,000.

          (D) (I) There is no pending, or to the best of the Company's knowledge, threatened, legal action, proceeding, or investigation, other than routine claims for benefits, concerning any Company Employee Benefit Plan, or to the best of the Company's knowledge, any fiduciary or service provider thereof.

               (II) No liability (contingent or otherwise) to the Pension Benefit Guaranty Corporation ("PBGC") or any multi-employer plan has been incurred by the Company or any of its ERISA affiliates (other than insurance premiums satisfied in due course).

               (III) No reportable event, or event or condition that presents a material risk of termination by the PBGC, has occurred with respect to any Company Employee Benefit Plan, or any retirement plan of an ERISA affiliate of the Company, which is subject to Title IV of ERISA.

               (IV) To the best of the Company's knowledge, no Company Employee Benefit Plan nor any party in interest with respect thereto, has engaged in a prohibited transaction that could subject the Company directly or indirectly to liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code.

               (V) No communication, report, or disclosure has been made that, at the time made, did not reflect accurately in all material respects the terms and operations of any Company Employee Benefit Plan.

               (VI) Except as otherwise provided in agreements set forth on
Schedule 6.14(a) of the Company Disclosure Schedule entered into by the Company with certain of its employees, no Company Employee Benefit Plan provides welfare benefits subsequent to termination of employment to employees or their beneficiaries, other than (A) coverage mandated by applicable law, (B) benefits the full cost of which is borne by the current or former employees (or their beneficiaries), and (C) benefits that have already been satisfied in full.

               (VII) The Company has not undertaken to maintain any Company Employee Benefit Plan for any period of time and each such Plan is terminable at the sole discretion of the Company, subject only to such constraints as may be imposed by applicable law.

          (E) With respect to each Company Employee Benefit Plan for which a separate fund of assets is or is required to be maintained, full payment has been made of all amounts that the Company is required, under the terms of each such Plan, to have paid as contributions to that Plan as of the Closing Date, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any such Plan. The current value of the assets of each such Company Employee Benefit Plan, as of the end of the most recently ended plan year of that Plan, equaled or exceeded the current value of all accrued benefits under that Plan.

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                                      -35-


          (F) Except as set forth on Schedule 6.14(f) of the Company Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment (whether of severance pay or otherwise) becoming due from any Company Employee Benefit Plan to any current or former director, officer, consultant, or employee of the Company or result in the vesting, acceleration of payment, or increases in the amount of any benefit payable to or in respect of any such current or former director, officer, consultant, or employee.

          (G) No Company Employee Benefit Plan is a multi-employer plan.

          (H) For purposes of this Section 6.14, "multi-employer plan," "party in interest," "current value," "accrued benefit," "reportable event," and "benefit liability" have the same meaning assigned such terms under Sections 3, 4043(b) or 4001(a) of ERISA, and "ERISA affiliate" means any entity that under
Section 414 of the Code is treated as a single employer with the Company.

          6.15. SAFETY AND ENVIRONMENTAL MATTERS. Except as set forth on
Schedule 6.15 of the Company Disclosure Schedule:

          (A) None of the activities carried on by the Company at any plants, offices, or properties in or on which the Company operates are in violation of any zoning, health, or safety law or regulation, including without limitation the Occupational Safety and Health Act of 1970, as amended, excluding only such violations as will not, either individually or in the aggregate, have a Material Adverse Effect on the Company.

          (B) Neither the Company, nor to the best of the Company's knowledge, any operator of any real property presently or formerly owned, leased, or operated by the Company is in violation or alleged violation of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, and applicable federal, state, foreign, and local statutes, regulations, ordinances, orders, and decrees relating to Hazardous Substances (as defined in Section 6.15(c) hereof), natural resources, pollutants or protection of human health, safety, or the environment (all of the foregoing, collectively, "Environmental Laws"), excluding only such violations as will not, either individually or in the aggregate, have a Material Adverse Effect on the Company.

          (C) The Company has not received notice from any third party, including without limitation any federal, state, foreign, or local governmental authority, that (i) the Company has been identified by the United States Environmental Protection Agency (the "EPA") as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) any hazardous waste as defined by 42 U.S.C. Section 6903(5), any hazardous substance as defined by 42 U.S.C. Section 9601(14), any pollutant or contaminant as defined by 42 U.S.C. Section 9601(33) or any toxic substance, oil, or hazardous material or other chemical or substance regulated by or forming the basis of liability under any Environmental Laws (collectively, "Hazardous Substances") that the Company has generated, transported, handled, used, or disposed of has been found at any site at which a federal, state, foreign, or local agency or other third party has conducted or has ordered that the Company conduct a remedial investigation, removal, or other response action pursuant to any Environmental Law; or (iii) the Company is or will be a named party to any claim, action, cause of action, complaint (contingent or otherwise), or legal or administrative proceeding arising out of any third party's incurrence of costs, expenses, losses, or damages of any kind whatsoever in connection with the release of Hazardous Substances.

          (D) (i) No portion of any real property presently or formerly owned, leased, or operated by the Company has been used by the Company, or to the best of the Company's knowledge, by any other person, to handle, use, manufacture, transport, store, or dispose of Hazardous Substances except in accordance in all material respects with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances used by the Company is located on any real property presently owned, leased, or operated by the Company, or to the best of the Company's knowledge, any real property formerly owned, leased, or operated by it; (ii) in the course of the activities conducted by the Company and to the best of the Company's knowledge, without investigation, those of any other operators of any real property presently or formerly owned, leased, or operated by the Company, no Hazardous Substances have been generated, stored, or used on such properties except in accordance with applicable Environmental Laws; (iii) to the best of the Company's knowledge, there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing, or dumping) or threatened releases of Hazardous Substances by the Company on, upon, into, or from any real property presently or formerly owned, leased, or operated by the Company; (iv) to the best of the Company's knowledge, there have been no releases on, upon, from, or into any real property in the vicinity of any real property presently or formerly owned, leased, or operated by the Company that, through soil or groundwater contamination, have come to be located on, any of the real property presently or formerly owned, leased, or operated by the Company; and (v) to the extent required by applicable Environmental Laws, any Hazardous Substances that have been generated by the Company, or to the Company's actual knowledge, by any other person, on any real property presently or formerly owned, leased, or operated by the Company, have been transported offsite only by carriers having an identification number issued by the EPA and treated or disposed of only by treatment or disposal facilities having, to the Company's actual knowledge, valid permits as required under applicable Environmental Laws, which transporters and facilities, to the Company's actual knowledge, have been and are operating substantially in compliance with such permits and applicable Environmental Laws.

          (E) No real property presently owned, leased, or operated by the Company, and to the best of the Company's knowledge, no real property formerly owned, leased, or operated by the Company, and as a result of the present or past activities of the Company, is subject to any Environmental Law (including the New Jersey Industrial Site Recovery Act, N.J.A.C. 7:268) requiring the performance of any Hazardous Substances site assessment, the removal or remediation of any Hazardous Substances, the giving of notice to any governmental agency or other person, or the recording and/or delivery to any governmental agency or other person of any environmental disclosure statement or document, by reason of, or as a condition to the effectiveness of, the Merger and/or any other transaction contemplated hereby.

          (F) The Company has and maintains, in full force and effect, all licenses, permits, registrations, consents, authorizations and other approvals (the "Environmental Permits") from all governmental authorities as are required under Environmental Laws or are otherwise necessary for the conduct of the business or operation of the Company, and the Company is in material compliance with all of the Environmental Permits.

          6.16. LABOR RELATIONS. The Company is and has been in compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and nondiscrimination in employment, and is not and has not been engaged in any unfair labor practice. There is no charge or proceeding pending, or to the best of the Company's knowledge, threatened, against the Company alleging unlawful discrimination in employment practices or unfair labor practice before any court or agency, including without limitation the National Labor Relations Board. There is no labor strike, dispute, work slow-down, or work stoppage pending, or to the best of the Company's knowledge, threatened against or involving the Company. No one has petitioned within the last five years or is now petitioning for union representation of any of the employees of the Company. No grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending against the Company and no claim therefor has been asserted. None of the employees of the Company is covered by any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by the Company. The Company has not experienced any work stoppage or other material labor difficulty during the last five years.

          6.17. LITIGATION. Except as set forth in Schedule 6.17 of the Company Disclosure Schedule, no litigation, arbitration, action, suit, proceeding, or investigation (whether conducted by any judicial or regulatory body, arbitrator, or other person) is pending (as evidenced by the Company's receipt of service of process or other written notice of such pendency), or to the best of the Company's knowledge, threatened, against the Company, nor is there any basis therefor known to the Company.

          6.18. MATERIAL CONTRACTS. Schedule 6.18 of the Company Disclosure Schedule sets forth a complete and accurate list of all Company Material Contracts (as defined below). As used in this Agreement, the term "Company Material Contract" means every agreement or understanding of any kind, written or oral, that is legally enforceable by or against or otherwise binding on the Company and which is material to the Company's business, and specifically includes without limitation: (a) agreements with any current or former officer, director, employee, consultant, or stockholder, or any partnership, corporation, joint venture, or any other entity in which any such person has an interest (other than agreements terminable by the Company upon 30 days notice and which termination does not result in any obligations or liabilities to the Company);
(b) agreements with any labor union or association representing any employee;
(c) agreements for the provision of services by or to the Company pursuant to which amounts are owed to or from the Company in excess of $100,000; (d) bonds or other security agreements provided by any party in connection with the business of the Company; (e) agreements for the purchase or other acquisition or the sale or other disposition of assets or properties (other than in the ordinary course of business), or for the grant to any person of any preferential rights to purchase any such assets or properties; (f) joint venture agreements relating to the assets, properties, or business of the Company or by or to which it or any of its assets or properties is bound or subject; (g) agreements under which the Company agrees to indemnify any party, to share tax liability of any party, or to refrain from competing with any party; (h) agreements with regard to Indebtedness, including, without limitation, any indenture or other agreements in connection with issuances of bonds, debentures or other debt securities by the Company and any agreements in connection with bank financings by the Company; (i) any agreement, contract, commitment, transaction or series of transaction for any purpose relating to capital expenditures or commitments or long-term obligations; (j) any purchase order or contract for the purchase of raw materials; (k) any distribution, joint marketing or development agreement;
(l) any assignment, license or other agreement with respect to any form of intangible property; (m) any research collaboration agreement; (n) any agreements relating to venture capital and other equity financings by the Company; (o) any stockholder agreements or other agreements with any of the Company's stockholders pertaining to the shares of Company Stock held by them or their rights as stockholders of the Company; and (p) to the knowledge of the Company, any voting trust or voting agreements among the stockholders of the Company.

          All of the Company Material Contracts are in full force and effect, and neither the Company nor, to the best of the Company's knowledge, any other party thereto is in default under or in material breach of any of the material terms thereof, nor does any event or condition exist that after notice or lapse of time or both could constitute a default thereunder or material breach thereof on the part of the

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                                      -38-


Company, or to the best of the Company's knowledge, any other party thereto. All payments required under each contract, agreement or understanding of any kind, written or oral, that is legally enforceable by or against or otherwise binding on the Company have been accrued for in accordance with generally accepted accounting principles, consistently applied, and are reflected in the Company's financial statements. Except as set forth on Schedule 6.3 of the Company Disclosure Schedule, no approval or consent of any person is needed in order that the Company Material Contracts continue in full force and effect following the consummation of the Merger and the other transactions contemplated hereby (except for any consent or consents the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect on the Company), and no Company Material Contract includes any provision, the effect of which may be to terminate (or give rise to a right of termination under) such Company Material Contract, to enlarge or accelerate any obligations of the Company thereunder, or to give additional rights to any other person, as a result of the consummation of the Merger or the other transactions contemplated hereby. The Company has delivered or made available to ABI true, correct, and complete copies of all Company Material Contracts, including all amendments, modifications, and supplements thereto.

          6.19. POTENTIAL CONFLICTS OF INTEREST. No officer, director, or, to best of the Company's knowledge, stockholder of the Company (a) owns, directly or indirectly, any interest (excepting not more than five percent (5%) stock holdings for investment purposes in securities of publicly held and traded companies) in, or is an officer, director, employee, or consultant of, any person (i) that furnishes or sells services, drug candidates or products to the Company or (ii) that is a lessor, lessee, customer, or supplier of the Company;
(b) owns, directly or indirectly, in whole or in part (other than solely as a result of his or its ownership of Company Stock), any tangible or intangible property that the Company is using or the use of which is necessary for the business of the Company; or (c) to the best of the Company's knowledge, has any cause of action or other claim whatsoever against, or owes any amount to, the Company, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under Employee Benefit Plans, and similar matters and agreements.

          6.20. INSURANCE. Schedule 6.20 of the Company Disclosure Schedule lists the policies of products liability, theft, fire, liability, worker's compensation, life, property and casualty, and other insurance owned or held by the Company. Such policies of insurance are of the kinds, cover such risks, and are in such amounts and with such deductibles and exclusions, as are consistent with prudent business practice for companies in the Company's line of business and of a similar size and location. All such policies are in full force and effect; are sufficient for compliance by the Company with all requirements of law and of all agreements to which the Company is a party; are valid, outstanding, and enforceable policies and provide that they will remain in full force and effect through the respective dates set forth on Schedule 6.20 of the Company Disclosure Schedule; and will not in any way be affected by, or terminate or lapse as a result of the consummation of, the transactions contemplated by this Agreement.

          6.21. BANK ACCOUNTS, SIGNING AUTHORITY, POWERS OF ATTORNEY. Schedule
6.21 of the Company Disclosure Schedule sets forth a complete and accurate list of all bank, brokerage, and other accounts, and all safe-deposit boxes, of the Company and the persons with signing or other authority to act with respect thereto. Except as so listed, the Company does not have any account or safe deposit box in any bank, and no person has any power, whether singly or jointly, to sign any checks on behalf of the Company, to withdraw any money or other property from any bank, brokerage, or other account of the Company, or to act under any agency or power of attorney granted by the Company at any time for any purpose. Schedule 6.21 of the Company Disclosure Schedule also sets forth the names of all persons authorized to borrow money or sign notes on behalf of the Company.

          6.22. RELATIONSHIPS WITH SUPPLIERS AND LICENSORS. No current supplier to the Company has notified the Company of an intention to terminate or substantially alter its existing business relationship with the Company, nor has any licensor under a license agreement with the Company notified the Company of an intention to terminate or substantially alter the Company's rights under such license, which termination or alteration would have a Material Adverse Effect on the Company.

          6.23. EMPLOYMENT OF OFFICERS, EMPLOYEES. The name and current annual salary and other compensation payable by the Company to each of its employees (including but not limited to wages, salary, commissions, normal bonus, profit sharing, deferred compensation, and other extra compensation) are as set forth on Schedule 6.23 of the Company Disclosure Schedule. Except to the extent otherwise disclosed on Schedule 6.23 of the Company Disclosure Schedule, none of the current or former officers, directors, employees or consultants of the Company is a party to, or the beneficiary of, any agreement, plan or arrangement that provides for any payment (whether of severance pay or otherwise) becoming due to such current or former officer, director, employee or consultant upon termination of his or her relationship with the Company or as a result of the Merger, or that provides for the vesting, acceleration of payment, or increases in the amount of any benefit payable to or in respect of such current or former director, officer, consultant, or employee upon termination of his or her relationship with the Company or as a result of the Merger.

          6.24. MINUTE BOOKS. The minute books of the Company made available to ABI for inspection accurately record therein all material actions taken by the Company's Board of Directors, all committees thereof, and its stockholders.

          6.25. BROKERS. No finder, broker, agent, or other intermediary has acted for or on behalf of the Company in connection with the negotiation, preparation, execution, or delivery of this Agreement or the consummation of the Merger or the other transactions contemplated hereby.

          6.26. COMPLIANCE WITH OTHER AGREEMENTS, LAWS, ETC. The Company has complied with, and is in compliance with, (a) all laws, statutes, governmental regulations and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees or similar commands applicable to its business, (b) all unwaived terms and provisions of all contracts, agreements and indentures to which the Company is a party, or by which the Company or any of its properties is subject, and (c) its Certificate of Incorporation and by-laws, respectively, each as amended to date; in the case of the preceding clauses (a) and (b), excepting only any such noncompliances that, both individually and in the aggregate, have not resulted and will not result in any Material Adverse Effect with respect to the Company. Except as set forth in Schedule 6.17 of the Company Disclosure Schedule, the Company has not been charged with, or to the best of its knowledge, been under investigation with respect to, any violation of any provision of any federal, state, or local law or administrative regulation.

          6.27. PERMITS, LICENSES, AND PROGRAMS; NO DEBARMENT.

          (A) Schedule 6.27 of the Company Disclosure Schedule contains a complete and correct copy of (i) each pending application or registration for governmental approval and each governmental approval held by the Company to develop, manufacture, test (including, without limitation, preclinical tests and clinical trials), import, export, store, market and sell the Company's products or drug candidates, (ii) the most recent report by or on behalf of the FDA or any other governmental body involving or relating to any facility inspection of the Company's facilities, and (iii) a description of all ongoing proprietary internal research and development programs. Except as are set forth on Schedule
6.27 of the Company Disclosure Schedule, (i) the Company possesses such governmental approvals from all governmental bodies including, without limitation, all FDA approvals, necessary to permit the operation of its business in the manner as the same is currently conducted, and to operate, own or occupy its properties, (ii) there have been no product recalls, field corrective activity, medical device reports, warning letters or administrative actions by the FDA or any other governmental body, and (iii) to the Company's knowledge, (aa) there is no administrative action pending or threatened for the revocation of any such governmental approval and (bb) assuming the obtaining of the authorizations, consents, approvals and other actions listed on Schedule 6.27 of the Company Disclosure Schedule, no governmental approvals and other actions listed on Schedule 6.27 of the Company Disclosure Schedule, no governmental approval by any governmental body having jurisdiction over the operation of the Company's business, whether in whole or in part, will be revoked, or become ineffective or subject to revocation, as a consequence of the transactions contemplated by this Agreement.

          (B) The Company (i) has not been debarred or received notice of action or threat of action with respect to its debarment under the provisions of the Generic Drug Enforcement Act of 1992, 31 U.S.C. Section 335(a) and (b), or (ii) to the best of the Company's knowledge, has used in any capacity the services of any person which has been debarred under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. Section 335(a) and (b).

          6.28. DISTRIBUTION OF MERGER CONSIDERATION. The Merger Consideration, when distributed in accordance with the terms of this Agreement, will have been distributed to the holders of Company Stock in a manner that does not violate the Company's Certificate of Incorporation in effect immediately prior to the Effective Time and any other document or agreement among the Company and such holders related to the distribution of the Merger Consideration.

          6.29. COMPANY UNAUDITED NET CASH BALANCES. The amount set forth in the certificate delivered at the Closing by, or on behalf of, the Company to ABI pursuant to Section 3.7(a) hereof as the amount of the Company November 30 Unaudited Net Cash Balance shall be true and correct. The amount set forth in the certificate delivered at the Closing by, or on behalf of, the Company to ABI pursuant to Section 3.7(a) hereof as the amount of the Company Closing Unaudited Net Cash Balance shall be true and correct.

          6.30. DISCLOSURE. No representation or warranty of the Company in this Agreement (including the exhibits and schedules hereto) or in any other agreement, instrument, certificate, or other document delivered by the Company in connection with this Agreement, the Merger, or any of the other transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not false or misleading.

     7. REPRESENTATIONS AND WARRANTIES OF ABI TO THE COMPANY.

     ABI hereby represents and warrants to the Company as follows, subject in each case to such exceptions as are set forth in the attached ABI Disclosure Schedule.

          7.1. INCORPORATION; AUTHORITY. Each of ABI and its Subsidiaries is a corporation or other entity duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation, and has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted. Each of ABI and its Subsidiaries has delivered to the Company complete and correct copies of its Certificate of Incorporation and by-laws, or other organizational documents, in each case with all amendments thereto, which Certificate of Incorporation and by-laws, or other organizational documents, are in full force and effect.

          7.2. AUTHORIZATION AND ENFORCEABILITY. Each of ABI and Merger Sub has all requisite corporate power to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of ABI and Merger Sub, subject only to the approval of the Merger and the transactions contemplated by this Agreement by ABI's stockholders and ABI as the sole stockholder of Merger Sub. The Board of Directors of each of ABI and Merger Sub has (i) approved this Agreement and the transactions contemplated hereby and (ii) determined that the Merger is in the best interests of the stockholders of ABI or ABI as the sole stockholder of Merger Sub, as the case may be, and is on terms that are fair to such stockholders. This Agreement has been duly executed and delivered by ABI and Merger Sub, and constitutes the valid and binding obligation of ABI and Merger Sub, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and
(ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The voting power of the shares of ABI capital stock held of record by the Designated ABI Stockholders is such that the affirmative vote (whether at a meeting of stockholders of ABI or by written consent in lieu of a meeting) of all shares of ABI capital stock held of record by the Designated ABI Stockholders in favor of the adoption of this Agreement and the approval of the Merger would be sufficient to constitute the required stockholder approval of this Agreement and the Merger pursuant to, and in accordance with, the terms of ABI's Certificate of Incorporation, ABI's by-laws and the DGCL, as applicable.

          7.3. GOVERNMENTAL AND OTHER THIRD-PARTY CONSENTS, NON-CONTRAVENTION, ETC. Except for the filing of the Merger Certificate and except as described on
Schedule 7.3 of the ABI Disclosure Schedule, no consent, approval, or authorization of or registration, designation, declaration, or filing with any governmental authority, federal or other, or any other person, is required on the part of ABI or Merger Sub in connection with the execution, delivery, and performance of this Agreement or the consummation of the Merger and the other transactions contemplated hereby. Except as described in Schedule 7.3 of the ABI Disclosure Schedule, the execution, delivery, and performance of this Agreement and the consummation of such transactions will not violate (a) any provision of the Certificate of Incorporation or by-laws, or other organizational documents, in each case as amended and in effect, of ABI or Merger Sub, (b) any order, judgment, injunction, award or decree of any court or state or federal governmental or regulatory body applicable to ABI or Merger Sub, or (c) any judgment, decree, order, statute, rule, regulation, agreement, instrument, or other obligation to which ABI or Merger Sub is a party or by or to which it or any of its assets is bound or subject, which violation will not have a Material Adverse Effect on ABI or Merger Sub.

          7.4. CAPITALIZATION. The authorized and outstanding capital stock and other securities of ABI and its Subsidiaries as of the date hereof are as set forth in Schedule 7.4 of the ABI Disclosure Schedule. All outstanding shares of Series C Convertible Preferred Stock, par value $0.01 per share, of ABI are owned of record as set forth Schedule 7.4 of the ABI Disclosure Schedule. All of such outstanding shares of capital stock are duly authorized, validly issued, fully paid and non-assessable, and all of such outstanding shares and other securities were issued in compliance with all applicable laws, including securities laws, and all applicable preemptive or similar rights of any person. Neither ABI nor any of its Subsidiaries is aware of any person who has a valid right to rescind any purchase of any shares of ABI's or any of its Subsidiaries' capital stock or other securities. As of the date hereof, ABI is the sole stockholder of Merger Sub. Subject to any of the adjustments provided for or contemplated under this Agreement, the Aggregate Consideration Shares represent as of the date hereof forty percent (40%) of the issued and outstanding capital stock of ABI assuming, for purposes of this representation and warranty, that all outstanding securities or other instruments convertible into capital stock of ABI have been exercised in full and converted into shares of ABI Common Stock.

     Other than as set forth on Schedule 7.4 of the ABI Disclosure Schedule, there are no agreements or other obligations to which ABI or any of its Subsidiaries is a party or by which it is bound to purchase or sell any shares of its capital stock or other securities, and no outstanding convertible or exchangeable securities, options, warrants or other rights to acquire from ABI or any of its Subsidiaries any shares of its capital stock or other securities.

          7.5. AUTHORIZATION OF SHARES OF ABI PREFERRED STOCK AND ABI CONVERSION SHARES.

          (A) The issuance, sale and delivery of the shares of ABI Preferred Stock contemplated hereunder have been duly authorized by all requisite action of ABI and, when issued and delivered in accordance with this Agreement, such shares will be validly issued and outstanding, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and, except as may be set forth in the Series C Stockholders Agreement, not subject to preemptive or any other similar rights of the stockholders of ABI or others.

          (B) The reservation, issuance, sale and delivery by ABI of the ABI Conversion Shares have been duly authorized by all requisite action of ABI, and the ABI Conversion Shares have been duly reserved by ABI. Upon the issuance and delivery of the ABI Conversion Shares in accordance with the terms of this Agreement, the ABI Conversion Shares will be validly issued and outstanding, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and not subject to preemptive or any other similar rights of the stockholders of ABI or others.

          7.6. QUALIFICATION. Each of ABI and its Subsidiaries is duly qualified and in good standing as a foreign corporation in all jurisdictions in which the character of its owned or leased properties or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing as would not, either individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on ABI or its Subsidiaries, as the case may be.

          7.7. SUBSIDIARIES. Except for Merger Sub and ActivBiotics (Canada), Inc., a company formed under the laws of Canada ("ABI Canada"), ABI does not have any Subsidiaries or own any legal and/or beneficial interests in or to any other business enterprise or other person. Neither Merger Sub nor ABI Canada has any Subsidiaries or own any legal and/or beneficial interests in or to any other business enterprise or other person.

          7.8. FINANCIAL STATEMENTS. Attached to Schedule 7.8 of the ABI Disclosure Schedule are copies of (i) the audited balance sheets of ABI as of December 31, 2002, 2003 and 2004, and the related audited statements of income and retained earnings and cash flows, respectively, of ABI, for the fiscal years ended on such dates, certified by KPMG LLP U.S., independent public accountants, and (ii) the unaudited balance sheet of ABI as of October 31, 2005, and the related unaudited statements of income and retained earnings and cash flows, respectively, of ABI, for the 10-month period, respectively, ended on such date (such balance sheet as of October 31, 2005, the "ABI Most Recent Balance Sheet"). Each of such financial statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods; each of such balance sheets presents fairly and accurately in all material respects the financial condition of ABI as of its respective date; and each of such statements of income and retained earnings and cash flows, respectively, presents fairly and accurately in all material respects the results of operations and retained earnings, or cash flows, as the case may be, of ABI for the period covered thereby; in each case, subject, with respect to the unaudited financial statements referred to in clause (ii) of this section, to the absence of footnote

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                                      -43-


disclosure and to normal, recurring end-of-period adjustments, the effect of which, both individually and in the aggregate, is not and will not be material.

          7.9. ABSENCE OF CERTAIN CHANGES. Since the date of the ABI Most Recent Balance Sheet, except as disclosed on Schedule 7.9 of the ABI Disclosure Schedule, there has not been any: (i) change in the assets, liabilities, sales, income, or business of ABI or any of its Subsidiaries or in their respective relationships with suppliers, customers, or lessors, other than changes that were both in the ordinary course of business and have not caused, either in any case or in the aggregate, a Material Adverse Effect on ABI or its Subsidiaries;
(ii) acquisition or disposition by ABI or any of its Subsidiaries of any material asset or property; (iii) damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting, either in any case or in the aggregate, the business or any material property of ABI or any of its Subsidiaries; (iv) declaration, setting aside or payment of any dividend or any other distributions in respect of any shares of capital stock of ABI or any of its Subsidiaries; (v) issuance of any shares of the capital stock of ABI or any of its Subsidiaries or any direct or indirect redemption, purchase, or other acquisition by ABI or any of its Subsidiaries, as the case may be, of any such capital stock; (vi) loss of the services of any officer or key employee or consultant, or any increase in the compensation, pension, or other benefits payable or to become payable by ABI or any of its Subsidiaries to any of its respective officers or key employees or consultants, or any bonus payments or arrangements made to or with any of them; (vii) forgiveness or cancellation of any debts or claims by ABI or any of its Subsidiaries or any waivers of any rights; (viii) entry by ABI or any of its Subsidiaries into any transaction with any of its Affiliates; (ix) incurrence by ABI or any of its Subsidiaries of any obligations or liabilities, whether absolute, accrued, contingent or otherwise (including without limitation liabilities as guarantor or otherwise with respect to obligations of others), other than obligations and liabilities incurred in the ordinary course of business with persons other than Affiliates of ABI or any of its Subsidiaries; (x) incurrence or imposition of any Lien on any of the assets, tangible or intangible, of ABI or its Subsidiaries; or (xi) discharge or satisfaction by ABI or any of its Subsidiaries of any Lien or payment by ABI or any of its Subsidiaries of any obligation or liability (fixed or contingent) other than (A) current liabilities included in the ABI Most Recent Balance Sheet, (B) current liabilities to persons other than Affiliates of ABI incurred since the date of the ABI Most Recent Balance Sheet in the ordinary course of business, and (C) current liabilities incurred in connection with the transactions contemplated hereby and as disclosed in Schedule 7.9 of the ABI Disclosure Schedule.

          7.10. PROPERTIES AND ASSETS. Each of ABI and its Subsidiaries has good and marketable title or leasehold title, as the case may be, to all of its respective assets and properties that it purports to own or lease, including without limitation all those reflected in the ABI Most Recent Balance Sheet (except for properties or assets sold, consumed, or otherwise disposed of in the ordinary course of business since the date of the ABI Most Recent Balance Sheet), all free and clear of Liens on ABI's or any of its Subsidiaries' interest therein. All such properties and assets are in good condition and repair, reasonable wear-and-tear excepted, and are, and as of the Closing Date will be, adequate and sufficient to carry on the business of ABI and its Subsidiaries as presently conducted. To ABI's knowledge, Schedule 7.10 of the ABI Disclosure Schedule sets forth a complete and correct list of all capital assets of ABI and its Subsidiaries.

          Neither ABI nor any of its Subsidiaries owns any real property. Neither ABI nor any of its Subsidiaries has received any notice that either the whole or any portion of any real property leased by it is to be condemned, requisitioned, or otherwise taken by any public authority or is to be the subject of any public improvements that may result in special assessments against or otherwise affect such real property. Schedule 7.10 of the ABI Disclosure Schedule sets forth a complete and correct description of all leases of real property to which ABI or its Subsidiaries is a party. Complete and correct copies of all such leases have been delivered to the Company. Each such lease is valid and subsisting and no event or condition exists that constitutes, or after notice or lapse of time or both could constitute, a default thereunder by ABI or any of its Subsidiaries, or to the best of ABI's knowledge, any other person. The leasehold interests of ABI and each of its Subsidiaries are subject to no Lien, and ABI and its Subsidiaries are in quiet possession of the properties covered by such leases.

          7.11. INTELLECTUAL PROPERTY.

          (A) Schedule 7.11(a) of the ABI Disclosure Schedule lists all inter partes proceedings or actions known to ABI before any court or tribunal (including the PTO or equivalent authority anywhere in the world) related to any ABI Intellectual Property. To the best of ABI's knowledge, no ABI Intellectual Property is the subject of any inter partes proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by ABI or any of its Subsidiaries, or which may affect the validity, use or enforceability of such ABI Intellectual Property.

          (B) Except as set forth on Schedule 7.11(b) of the ABI Disclosure Schedule, with respect to each item of ABI Registered Intellectual Property, necessary registration, maintenance and renewal fees in connection with such ABI Registered Intellectual Property have been made and all necessary documents and certificates in connection with such ABI Registered Intellectual Property have been filed with the relevant patent authorities in the United States for the purposes of maintaining such ABI Registered Intellectual Property and, to the best of ABI's knowledge, no information material to patentability under applicable law has been withheld from the examining office that would constitute fraud or inequitable conduct.

          (C) All ABI Registered Intellectual Property is listed on Schedule 7.11(c) of the ABI Disclosure Schedule. Each of ABI and its Subsidiaries owns and has good and exclusive title, or has exclusively license rights, in each case free and clear of any Lien, to all ABI Registered Intellectual Property listed on Schedule 7.11(c) of the ABI Disclosure Schedule (for purposes of this Section 7.11(c), joint ownership with third parties of such ABI Registered Intellectual Property constitutes "good and exclusive title").

          (D) To the extent that any work, invention, or material has been developed or created by a third party for ABI or any of its Subsidiaries, each of ABI and its Subsidiaries has a written agreement with such third party with respect thereto and ABI has obtained ownership of, and is the exclusive owner of, or has a valid license to use, all ABI Intellectual Property in such work, material or invention by operation of law or by valid assignment or by agreement, as the case may be.

          (E) Except as set forth on Schedule 7.11(e) of the ABI Disclosure Schedule, neither ABI or any of its Subsidiaries has transferred ownership of, or granted any license with respect to, any ABI Intellectual Property to any third party. Schedule 7.11(e) of the ABI Disclosure Schedule lists all contracts, licenses and agreements to which ABI is a party that are currently in effect (i) with respect to ABI Intellectual Property licensed or offered to any third party; or (ii) pursuant to which a third party has licensed or transferred any ABI Intellectual Property to ABI.

          (F) To the best of ABI's knowledge, the contracts, licenses and agreements listed on Schedule 7.11(e) of the ABI Disclosure Schedule are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements listed on Schedule 7.11(e) of the ABI Disclosure Schedule. Each of ABI and its Subsidiaries is in material compliance with, and has not materially breached any term any of such contracts, licenses and agreements listed on Schedule 7.11(e) of the ABI Disclosure Schedule and, to the knowledge of ABI, all other parties to such contracts, licenses and agreements listed on
Schedule 7.11(e) of the ABI Disclosure Schedule are in compliance with, and have not breached any term of, such contracts, licenses and agreements. To the best of ABI's knowledge, following the Closing Date, ABI will be permitted to exercise all of its rights under the contracts, licenses and agreements listed on Schedule 7.11(e) of the ABI Disclosure Schedule without the payment of any additional funds other than ongoing fees, royalties or payments which ABI would otherwise be required to pay.

          (G) To the best of ABI's knowledge, Schedule 7.11(g) of the ABI Disclosure Schedule lists all contracts, licenses and agreements between ABI or any of its Subsidiaries and any third party wherein or whereby ABI or any of its Subsidiaries has agreed to, or assumed, any obligation or duty to warrant, indemnify, hold harmless or otherwise assume or incur any obligation or liability with respect to the infringement or misappropriation by ABI of any third party's Intellectual Property.

          (H) Neither ABI nor any of its Subsidiaries (including its executive officers, directors and, to the best of ABI's knowledge, employees) has received notice from any third party that the operation of its business or any act, product, drug candidate or service of ABI or any of its Subsidiaries infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

          (I) To the best of ABI's knowledge, (i) no person has nor is infringing or misappropriating any ABI Intellectual Property and (ii) there have been, and are, no claims asserted against ABI or any of its Subsidiaries or against any of their licensees with respect to ABI Intellectual Property.

          (J) Each of ABI and its Subsidiaries maintains reasonable security measures for the preservation of the secrecy and proprietary nature of such of ABI Intellectual Property as constitute trade secrets or other confidential information. To the best of ABI's knowledge, no officer, director, employee, or consultant of ABI is obligated under or bound by any agreement or instrument, or any judgment, decree, or order of any court of administrative agency, that (i) conflicts or may conflict with his agreements and obligations to use his best efforts to promote the interest of ABI, (ii) conflicts or may conflict with the business or operations of ABI, or (iii) restricts or may restrict the use or disclosure of any information that may be useful to ABI.

          (K) All of the representations and warranties of ABI with respect to ABI's rights to ABI Intellectual Property are set forth in this Section 7.11 and, notwithstanding anything to the contrary contained herein, no other representation or warranty in this Agreement shall be construed to relate to ABI's rights to the ABI Intellectual Property.

          7.12. INDEBTEDNESS. At the date hereof, neither ABI nor any of its Subsidiaries (a) has any Indebtedness outstanding except as set forth in
Schedule 7.12 of the ABI Disclosure Schedule or (b) is in default with respect to any outstanding Indebtedness or any agreement, instrument, or other obligation relating thereto and no such Indebtedness or any agreement, instrument or other obligation relating thereto purports to limit the issuance of any securities by it, or (except as set forth on Schedule 7.12 of the ABI Disclosure Schedule) the operation of its business. Complete and correct copies of all agreements, instruments, and other obligations (including all amendments, supplements, waivers, and consents) relating to any Indebtedness of ABI or any of its Subsidiaries have been furnished to the Company.

          7.13. ABSENCE OF UNDISCLOSED LIABILITIES. Except to the extent (a) reflected or reserved against in the ABI Most Recent Balance Sheet, or (b) described on Schedule 7.13 of the ABI Disclosure Schedule, neither ABI nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent, or otherwise (including, without limitation, liabilities, as guarantor or otherwise, in respect of obligations of others) that would be required to be reflected or reserved against in a balance sheet prepared in accordance with generally accepted accounting principles or referred to in the notes thereto.

          7.14. TAXES.

          (A) FILING OF TAX RETURNS AND PAYMENT OF TAXES. Each of ABI and its Subsidiaries has timely filed (including applicable extensions granted without penalty) all Tax Returns required to be filed by it at or prior to the Effective Time, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true and accurate in all respects. All Taxes due and payable by ABI and each of its Subsidiaries have been paid, and neither ABI nor any of its Subsidiaries will be liable for any additional Taxes in respect of any taxable period ending on or before the Closing Date in an amount that exceeds the corresponding reserve for unpaid Taxes, if any, reflected in the ABI Most Recent Balance Sheet. ABI has delivered or made available to the Company true and complete copies of all Tax Returns filed by or with respect to it and its Subsidiaries with respect to taxable periods ended on or after December 31, 2001, and all examination reports and statements of deficiencies assessed against or agreed to by ABI or its Subsidiaries with respect thereto.

          (B) AUDIT HISTORY. With respect to each taxable period of ABI and its Subsidiaries ended before December 31, 2001, either such taxable period has been audited by the relevant taxing authority or the time for assessing or collecting Tax with respect to each such taxable period has closed and such taxable period is not subject to review by any relevant taxing authority.

          (C) DEFICIENCIES. No deficiency or proposed adjustment in respect of Taxes that has not been settled or otherwise resolved has been proposed, asserted or assessed in writing by any taxing authority against ABI or any of its Subsidiaries.

          (D) LIENS. There are no Liens for Taxes (other than current Taxes not yet due and payable) on the assets of ABI or any of its Subsidiaries.

          (E) EXTENSIONS TO STATUTE OF LIMITATIONS FOR ASSESSMENT OF TAXES. Neither ABI nor any of its Subsidiaries currently has in effect any consent to extend the time in which any Tax may be assessed or collected by any taxing authority.

          (F) EXTENSIONS OF THE TIME FOR FILING TAX RETURNS. Except as set forth in Schedule 7.14(g) of the ABI Disclosure Schedule, neither ABI nor any of its Subsidiaries has requested or been granted an extension of the time for filing any Tax Return to a date on or after the Closing Date.

          (G) PENDING PROCEEDINGS. There is no action, suit, taxing authority proceeding, or audit with respect to any Tax now in progress, pending, or to the best of ABI's knowledge, threatened, against or with respect to (i) ABI or any of its Subsidiaries, or (ii) any Affiliated Group with respect to a taxable period during which ABI or any of its Subsidiaries was a member of such Affiliated Group.

          (H) NO FAILURES TO FILE TAX RETURNS. No claim has ever been made by a taxing authority in a jurisdiction where ABI or any of its Subsidiaries does not pay Tax or file Tax Returns that ABI or any of its Subsidiaries is or may be subject to Taxes assessed by such jurisdiction.

          (I) MEMBERSHIP IN AFFILIATED GROUPS, ETC. Neither ABI nor any of its Subsidiaries has ever been a member of any Affiliated Group, or filed or been included in a combined, consolidated, or unitary Tax Return, other than with respect to an Affiliated Group or other combined, consolidated or unitary group of which ABI was the common parent or equivalent.

          (J) ADJUSTMENTS UNDER SECTION 481. Neither ABI nor any of its Subsidiaries will be required, as a result of a change in method of accounting for any period ending on or before the Closing Date other than as a result of the transactions contemplated by this Agreement, to include any adjustment under
Section 481(c) of the Code (or any similar or corresponding provision or requirement under any Tax law) in taxable income for any period ending on or after the Closing Date.

          (K) TAX SHARING, ALLOCATION, OR INDEMNITY AGREEMENTS. Neither ABI nor any of its Subsidiaries is a party to or bound by any Tax sharing or allocation agreement or has any current or potential contractual obligation to indemnify any person other than ABI or any of its Subsidiaries with respect to Taxes.

          (L) WITHHOLDING TAXES. Each of ABI and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid by them in connection with amounts paid or owing to any employee, creditor, independent contractor, or other person.

          (M) FOREIGN PERMANENT ESTABLISHMENTS AND BRANCHES. Except as set forth in Schedule 7.14(n) of the ABI Disclosure Schedule, neither ABI nor any of its Subsidiaries has a permanent establishment in any foreign country, as defined in the relevant tax treaty between the United States of America and such foreign country, and does not otherwise operate or conduct business through any branch in any foreign country.

          (N) U.S. REAL PROPERTY HOLDING CORPORATION. Neither ABI nor any of its Subsidiaries is, nor has been, a United States real property holding corporation, within the meaning of Code Section 897(c)(2), within the five-year period ending on the date of this Agreement.

          (O) SAFE HARBOR LEASE PROPERTY. None of the property owned or used by ABI or any of its Subsidiaries is subject to a tax benefit transfer lease executed in accordance with Section 168(f)(8) of the Internal Revenue Code of 1954, as amended by the Economic Recovery Tax Act of 1981.

          (P) TAX-EXEMPT USE PROPERTY. Except as set forth in Schedule 7.14(q) of the ABI Disclosure Schedule, none of the property owned by ABI or any of its Subsidiaries is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

          (Q) SECURITY FOR TAX-EXEMPT OBLIGATIONS. None of the assets of ABI or any of its Subsidiaries directly or indirectly secures any Indebtedness, the interest on which is tax-exempt under Section 103(a) of the Code, and neither ABI nor any of its Subsidiaries is directly or indirectly an obligor or a guarantor with respect to any such Indebtedness.

          (R) PARACHUTE PAYMENTS. Neither ABI nor any of its Subsidiaries has made any payments, is obligated to make any payments, nor is a party to any agreement that under certain

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                                      -48-


circumstances could obligate it to make any payments, that will not be deductible under Code Section 280G.

          7.15. EMPLOYEE BENEFIT PLANS.

          (A) Except as described on Schedule 7.15(a) of the ABI Disclosure Schedule, neither ABI nor any of its Subsidiaries now maintains or contributes to, or has any liability (contingent or otherwise) in respect of, any pension, profit-sharing, deferred compensation, bonus, stock option, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit, or similar plan, policy, or arrangement, whether formal or informal, for the benefit of any director, officer, consultant or employee, whether active or terminated, of ABI or any of its Subsidiaries. Each of the arrangements set forth on Schedule 7.15(a) of the ABI Disclosure Schedule is hereinafter referred to as a "ABI Employee Benefit Plan," except that any such arrangement that is a multi-employer plan will be treated as an ABI Employee Benefit Plan only for purposes of Sections 7.15(d)(iv), (vi), and (vii) and 7.15(g) hereof.

          (B) ABI has delivered or made available to the Company true, correct, and complete copies of each ABI Employee Benefit Plan, and with respect to each such Plan (i) any associated trust, custodial, insurance, or service agreements,
(ii) any annual report, actuarial report, or disclosure materials (including specifically any summary plan descriptions) submitted to any governmental agency or distributed to participants or beneficiaries thereunder in the current calendar year or any of the three preceding calendar years, and (iii) the most recently received IRS determination letters and any governmental advisory opinions or rulings.

          (C) To the best of ABI's knowledge, each ABI Employee Benefit Plan is and has heretofore been maintained and operated in all material respects with the terms of such Plan and with the requirements prescribed (whether as a matter of substantive law or as necessary to secure favorable tax treatment) by any and all statutes, governmental or court orders, and governmental rules or regulations in effect from time to time, including, but not limited to, ERISA, and the Code, and applicable to such Plan. Each ABI Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code and each trust forming part of an ABI Employee Benefit Plan which is intended to qualify under Section 501(c)(9) of the Code is specifically so identified in Schedule 7.15(a) of the ABI Disclosure Schedule and has been determined by the IRS to be so qualified, and to the best of ABI's knowledge, nothing has occurred since the date of the last such determination as to each such Plan or trust that has resulted or is likely to result in the revocation of such determination as to such Plan or trust, other than such failures as may be corrected without expenditure of more than $10,000.

          (D) (I) There is no pending, or to the best of ABI's knowledge, threatened, legal action, proceeding, or investigation, other than routine claims for benefits, concerning any ABI Employee Benefit Plan, or to the best of ABI's knowledge, any fiduciary or service provider thereof.

               (II) No liability (contingent or otherwise) to the PBGC or any multi-employer plan has been incurred by ABI or any of its Subsidiaries or any of their ERISA affiliates (other than insurance premiums satisfied in due course).

               (III) No reportable event, or event or condition that presents a material risk of termination by the PBGC, has occurred with respect to any ABI Employee Benefit Plan, or any retirement plan of an ERISA affiliate of ABI or any of its Subsidiaries, which is subject to Title IV of ERISA.

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                                      -49-


               (IV) To the best of ABI's knowledge, no ABI Employee Benefit Plan nor any party in interest with respect thereto, has engaged in a prohibited transaction that could subject ABI or any of its Subsidiaries directly or indirectly to liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code.

               (V) No communication, report, or disclosure has been made that, at the time made, did not reflect accurately in all material respects the terms and operations of any ABI Employee Benefit Plan.

               (VI) No ABI Employee Benefit Plan provides welfare benefits subsequent to termination of employment to employees or their beneficiaries, other than (A) coverage mandated by applicable law, (B) benefits the full cost of which is borne by the current or former employees (or their beneficiaries), and (C) benefits that have already been satisfied in full.

               (VII) Neither ABI nor any of its Subsidiaries has undertaken to maintain any ABI Employee Benefit Plan for any period of time and each such Plan is terminable at the sole discretion of ABI or its Subsidiaries, subject only to such constraints as may be imposed by applicable law.

          (E) With respect to each ABI Employee Benefit Plan for which a separate fund of assets is or is required to be maintained, full payment has been made of all amounts that ABI or any of its Subsidiaries is required, under the terms of each such Plan, to have paid as contributions to that Plan as of the Closing Date, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any such Plan. The current value of the assets of each such ABI Employee Benefit Plan, as of the end of the most recently ended plan year of that Plan, equaled or exceeded the current value of all accrued benefits under that Plan.

          (F) The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment (whether of severance pay or otherwise) becoming due from any ABI Employee Benefit Plan to any current or former director, officer, consultant, or employee of ABI or any of its Subsidiaries or result in the vesting, acceleration of payment, or increases in the amount of any benefit payable to or in respect of any such current or former director, officer, consultant, or employee.

          (G) No ABI Employee Benefit Plan is a multi-employer plan.

          (H) For purposes of this Section 7.15, "multi-employer plan," "party in interest," "current value," "accrued benefit," "reportable event," and "benefit liability" have the same meaning assigned such terms under Sections 3, 4043(b) or 4001(a) of ERISA, and "ERISA affiliate" means any entity that under
Section 414 of the Code is treated as a single employer with ABI or any of its Subsidiaries.

          7.16. SAFETY AND ENVIRONMENTAL MATTERS. Except as set forth on
Schedule 7.16 of the ABI Disclosure Schedule:

          (A) None of the activities carried on by ABI or any of its Subsidiaries at any plants, offices, or properties in or on which ABI operates are in violation of any zoning, health, or safety law or regulation, including without limitation the Occupational Safety and Health Act of 1970, as amended, excluding only such violations as will not, either individually or in the aggregate, have a Material Adverse Effect on ABI or any of its Subsidiaries.

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                                      -50-


          (B) Neither ABI nor any of its Subsidiaries, nor to the best of ABI's knowledge, any operator of any real property presently or formerly owned, leased, or operated by ABI or any of its Subsidiaries is in violation or alleged violation of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation Environmental Laws, excluding only such violations as will not, either individually or in the aggregate, have a Material Adverse Effect on ABI or any of its Subsidiaries.

          (C) Neither ABI nor any of its Subsidiaries has received notice from any third party, including without limitation any federal, state, foreign, or local governmental authority, that (i) ABI or any of its Subsidiaries has been identified by the EPA as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) any Hazardous Substances that ABI or any of its Subsidiaries has generated, transported, handled, used, or disposed of has been found at any site at which a federal, state, foreign, or local agency or other third party has conducted or has ordered that ABI or any of its Subsidiaries conduct a remedial investigation, removal, or other response action pursuant to any Environmental Law; or (iii) ABI or any of its Subsidiaries is or will be a named party to any claim, action, cause of action, complaint (contingent or otherwise), or legal or administrative proceeding arising out of any third party's incurrence of costs, expenses, losses, or damages of any kind whatsoever in connection with the release of Hazardous Substances.

          (D) (i) No portion of any real property presently or formerly owned, leased, or operated by ABI or any of its Subsidiaries has been used by ABI or any of its Subsidiaries, or to the best of ABI's knowledge, by any other person, to handle, use, manufacture, transport, store, or dispose of Hazardous Substances except in accordance in all material respects with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances used by ABI or any of its Subsidiaries is located on any real property presently owned, leased, or operated by ABI or any of its Subsidiaries, or to the best of ABI's knowledge, any real property formerly owned, leased, or operated by it; (ii) in the course of the activities conducted by ABI and its Subsidiaries and to the best of ABI's knowledge, without investigation, those of any other operators of any real property presently or formerly owned, leased, or operated by ABI and its Subsidiaries, no Hazardous Substances have been generated, stored, or used on such properties except in accordance with applicable Environmental Laws; (iii) to the best of ABI's knowledge, there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing, or dumping) or threatened releases of Hazardous Substances by ABI or any of its Subsidiaries on, upon, into, or from any real property presently or formerly owned, leased, or operated by ABI or any of its Subsidiaries; (iv) to the best of ABI's knowledge, there have been no releases on, upon, from, or into any real property in the vicinity of any real property presently or formerly owned, leased, or operated by ABI or any of its Subsidiaries that, through soil or groundwater contamination, have come to be located on, any of the real property presently or formerly owned, leased, or operated by ABI or any of its Subsidiaries; and (v) to the extent required by applicable Environmental Laws, any Hazardous Substances that have been generated by ABI or any of its Subsidiaries, or to ABI's actual knowledge, by any other person, on any real property presently or formerly owned, leased, or operated by ABI or any of its Subsidiaries, have been transported offsite only by carriers having an identification number issued by the EPA and treated or disposed of only by treatment or disposal facilities having, to ABI's actual knowledge, valid permits as required under applicable Environmental Laws, which transporters and facilities, to ABI's actual knowledge, have been and are operating substantially in compliance with such permits and applicable Environmental Laws.

          (E) No real property presently owned, leased, or operated by ABI or any of its Subsidiaries, and to the best of ABI's knowledge, no real property formerly owned, leased, or operated

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                                      -51-


by ABI or any of its Subsidiaries, and as a result of the present or past activities of ABI or any of its Subsidiaries, is subject to any Environmental Law requiring the performance of any Hazardous Substances site assessment, the removal or remediation of any Hazardous Substances, the giving of notice to any governmental agency or other person, or the recording and/or delivery to any governmental agency or other person of any environmental disclosure statement or document, by reason of, or as a condition to the effectiveness of, the Merger and/or any other transaction contemplated hereby.

          (F) ABI has and maintains, in full force and effect, all Environmental Permits from all governmental authorities as are required under Environmental Laws or are otherwise necessary for the conduct of the business or operation of ABI, and the ABI is in material compliance with all of the Environmental Permits.

          7.17. LABOR RELATIONS. Each of ABI and its Subsidiaries is and has been in compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and nondiscrimination in employment, and is not and has not been engaged in any unfair labor practice. There is no charge or proceeding pending, or to the best of ABI's knowledge, threatened, against ABI or any of its Subsidiaries alleging unlawful discrimination in employment practices or unfair labor practice before any court or agency, including without limitation the National Labor Relations Board. There is no labor strike, dispute, work slow-down, or work stoppage pending, or to the best of ABI's knowledge, threatened against or involving ABI or any of its Subsidiaries. No one has petitioned within the last five years or is now petitioning for union representation of any of the employees of ABI or any of its Subsidiaries. No grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending against ABI or any of its Subsidiaries and no claim therefor has been asserted. None of the employees of ABI or any of its Subsidiaries is covered by any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by ABI or any of its Subsidiaries. Neither ABI nor any of its Subsidiaries has experienced any work stoppage or other material labor difficulty during the last five years.

          7.18. LITIGATION. No litigation, arbitration, action, suit, proceeding, or investigation (whether conducted by any judicial or regulatory body, arbitrator, or other person) is pending (as evidenced by ABI's or its Subsidiaries' receipt of service of process or other written notice of such pendency), or to the best of ABI's knowledge, threatened, against ABI or any of its Subsidiaries, nor is there any basis therefor known to ABI.

          7.19. MATERIAL CONTRACTS. Schedule 7.19 of the ABI Disclosure Schedule sets forth a complete and accurate list of all ABI Material Contracts (as defined below). As used in this Agreement, the term "ABI Material Contract" means every agreement or understanding of any kind, written or oral, that is legally enforceable by or against or otherwise binding on ABI and which is material to ABI's business, and specifically includes without limitation: (a) agreements with any current or former officer, director, employee, consultant, or stockholder, or any partnership, corporation, joint venture, or any other entity in which any such person has an interest (other than agreements terminable by ABI upon 30 days notice and which termination does not result in any obligations or liabilities to ABI); (b) agreements with any labor union or association representing any employee; (c) agreements for the provision of services by or to ABI pursuant to which amounts are owed to or from ABI in excess of $100,000; (d) bonds or other security agreements provided by any party in connection with the business of ABI; (e) agreements for the purchase or other acquisition or the sale or other disposition of assets or properties (other than in the ordinary course of business), or for the grant to any person of any preferential rights to purchase any such assets or properties; (f) joint venture agreements relating to the assets, properties, or business of ABI or by or to which it or any of its assets or properties is bound or subject; (g) agreements under which ABI

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                                      -52-


agrees to indemnify any party, to share tax liability of any party, or to refrain from competing with any party; (h) agreements with regard to Indebtedness, including, without limitation, any indenture or other agreements in connection with issuances of bonds, debentures or other debt securities by ABI and any agreements in connection with bank financings by ABI; (i) any agreement, contract, commitment, transaction or series of transaction for any purpose relating to capital expenditures or commitments or long-term obligations; (j) any purchase order or contract for the purchase of raw materials; (k) any distribution, joint marketing or development agreement; (l) any assignment, license or other agreement with respect to any form of intangible property; (m) any research collaboration agreement; (n) any agreements relating to venture capital and other equity financings by ABI; (o) any stockholder agreements or other agreements with any of ABI's stockholders pertaining to the shares of capital stock of ABI held by them or their rights as stockholders of ABI; and (p) to the knowledge of ABI, any voting trust or voting agreements among the stockholders of ABI.

     All of the ABI Material Contracts are in full force and effect, and neither ABI nor, to the best of ABI's knowledge, any other party thereto is in default under or in material breach of any of the material terms thereof, nor does any event or condition exist that after notice or lapse of time or both could constitute a default thereunder or material breach thereof on the part of ABI, or to the best of ABI's knowledge, any other party thereto. All payments required under each contract, agreement or understanding of any kind, written or oral, that is legally enforceable by or against or otherwise binding on ABI have been accrued for in accordance with generally accepted accounting principles, consistently applied, and are reflected in ABI's financial statements. Except as set forth on Schedule 7.19 of the ABI Disclosure Schedule, no approval or consent of any person is needed in order that the ABI Material Contracts continue in full force and effect following the consummation of the Merger and the other transactions contemplated hereby, and no ABI Material Contract includes any provision, the effect of which may be to terminate (or give rise to a right of termination under) such ABI Material Contract, to enlarge or accelerate any obligations of ABI thereunder, or to give additional rights to any other person, as a result of the consummation of the Merger or the other transactions contemplated hereby. ABI has delivered or made available to the Company true, correct, and complete copies of all ABI Material Contracts, including all amendments, modifications, and supplements thereto.

          7.20. POTENTIAL CONFLICTS OF INTEREST. No officer, director, or, to best of ABI's knowledge, stockholder of ABI or any of its Subsidiaries (a) owns, directly or indirectly, any interest (excepting not more than five percent (5%) stock holdings for investment purposes in securities of publicly held and traded companies) in, or is an officer, director, employee, or consultant of, any person that furnishes or sells services, drug candidates or products that ABI or any of its Subsidiaries furnishes or sells or proposes to furnish or sell or is a lessor, lessee, customer, or supplier of ABI or any of its Subsidiaries; (b) owns, directly or indirectly, in whole or in part (other than solely as a result of his or its ownership of capital stock of ABI), any tangible or intangible property that ABI or any of its Subsidiaries is using or the use of which is necessary for the business of ABI or any of its Subsidiaries; or (c) to the best of the ABI's knowledge, has any cause of action or other claim whatsoever against, or owes any amount to, ABI or any of its Subsidiaries, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under the ABI Employee Benefit Plans, and similar matters and agreements.

          7.21. INSURANCE. Schedule 7.21 of the ABI Disclosure Schedule lists the policies of products liability, theft, fire, liability, worker's compensation, life, property and casualty, and other insurance owned or held by ABI and its Subsidiaries. Such policies of insurance are of the kinds, cover such risks, and are in such amounts and with such deductibles and exclusions, as are consistent with prudent business practice for companies in ABI's and its Subsidiaries' lines of business and of a similar size and location. All such policies are in full force and effect; are sufficient for compliance by ABI and

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                                      -53-


its Subsidiaries with all requirements of law and of all agreements to which ABI or any of its Subsidiaries is a party; are valid, outstanding, and enforceable policies and provide that they will remain in full force and effect through the respective dates set forth on Schedule 7.21 of the ABI Disclosure Schedule; and will not in any way be affected by, or terminate or lapse as a result of the consummation of, the transactions contemplated by this Agreement.

          7.22. RELATIONSHIPS WITH SUPPLIERS AND LICENSORS. No current supplier to ABI or any of its Subsidiaries has notified ABI or any of its Subsidiaries of an intention to terminate or substantially alter its existing business relationship with ABI or any of its Subsidiaries, nor has any licensor under a license agreement with ABI or any of its Subsidiaries notified ABI or any of its Subsidiaries of an intention to terminate or substantially alter ABI's or its Subsidiaries' rights under such license, which termination or alteration would have a Material Adverse Effect on ABI or any of its Subsidiaries.

          7.23. EMPLOYMENT OF OFFICERS, EMPLOYEES. The aggregate annual compensation payable by ABI to its five most highly compensated employees (including but not limited to wages, salary, commissions, normal bonus, profit sharing, deferred compensation, and other extra compensation) is as set forth on
Schedule 7.23 of the ABI Disclosure Schedule. Except to the extent otherwise disclosed on Schedule 7.23 of the ABI Disclosure Schedule, none of the current or former officers, directors, employees or consultants of ABI is a party to, or the beneficiary of, any agreement, plan or arrangement that provides for any payment (whether of severance pay or otherwise) becoming due to such current or former officer, director, employee or consultant as a result of the Merger, or that provides for the vesting, acceleration of payment, or increases in the amount of any benefit payable to or in respect of such current or former director, officer, consultant, or employee as a result of the Merger.

          7.24. BROKERS. No finder, broker, agent, or other intermediary has acted for or on behalf of ABI or any of its Subsidiaries in connection with the negotiation, preparation, execution, or delivery of this Agreement or the consummation of the Merger or the other transactions contemplated hereby.

          7.25. COMPLIANCE WITH OTHER AGREEMENTS, LAWS, ETC. Each of ABI and its Subsidiaries has complied with, and is in compliance with, (a) all laws, statutes, governmental regulations and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees or similar commands applicable to its business, (b) all unwaived terms and provisions of all contracts, agreements and indentures to which ABI or any of its Subsidiaries is a party, or by which ABI or any of its Subsidiaries or any of its properties is subject, and (c) its Certificate of Incorporation and by-laws, respectively, each as amended to date; in the case of the preceding clauses (a) and (b), excepting only any such noncompliances that, both individually and in the aggregate, have not resulted and will not result in any Material Adverse Effect on ABI or any of its Subsidiaries. Neither ABI nor any of its Subsidiaries has not been charged with, or to the best of ABI's knowledge, been under investigation with respect to, any violation of any provision of any federal, state, or local law or administrative regulation.

          7.26. PERMITS, LICENSES, AND PROGRAMS; NO DEBARMENT.

          (A) Schedule 7.26 of the ABI Disclosure Schedule contains a complete and correct copy of (i) each pending application or registration for governmental approval and each governmental approval held by ABI or any of its Subsidiaries to develop, manufacture, test (including, without limitation, preclinical tests and clinical trials), import, export, store, market and sell its products or drug candidates, (ii) the most recent report by or on behalf of the FDA or any other governmental body involving or relating to any facility inspection of ABI's or any of its Subsidiaries' facilities, and (iii) a

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                                      -54-


description of all ongoing proprietary internal research and development programs. Except as are set forth on Schedule 7.26 of the ABI Disclosure Schedule, (i) each of ABI and its Subsidiaries possesses such governmental approvals from all governmental bodies including, without limitation, all FDA approvals, necessary to permit the operation of its respective business in the manner as the same is currently conducted, and to operate, own or occupy its properties, (ii) there have been no product recalls, field corrective activity, medical device reports, warning letters or administrative actions by the FDA or any other governmental body, and (iii) to ABI's knowledge, (aa) there is no administrative action pending or threatened for the revocation of any such governmental approval and (bb) assuming the obtaining of the authorizations, consents, approvals and other actions listed on Schedule 7.26 of the ABI Disclosure Schedule, no governmental approvals and other actions listed on
Schedule 7.26 of the ABI Disclosure Schedule, no governmental approval by any governmental body having jurisdiction over the operation of ABI's or any of its Subsidiaries' business, whether in whole or in part, will be revoked, or become ineffective or subject to revocation, as a consequence of the transactions contemplated by this Agreement.

          (B) Neither ABI nor or any of its Subsidiaries (i) has been debarred or received notice of action or threat of action with respect to its debarment under the provisions of the Generic Drug Enforcement Act of 1992, 31 U.S.C.
Section 335(a) and (b), or (ii) to the best of ABI's knowledge, has used in any capacity the services of any person which has been debarred under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. Section 335(a) and (b).

          7.27. ABI UNAUDITED NET CASH BALANCE. The amount set forth in the certificate delivered at the Closing by, or on behalf of, ABI to the Company pursuant to Section 3.7(b) hereof as the amount of the ABI Unaudited Net Cash Balance shall be true and correct.

          7.28. MERGER SUB. Merger Sub was incorporated solely for the purpose of entering into this Agreement and consummating the Merger and the transactions contemplated hereby, has engaged in no other business activities since its incorporation and has conducted its operations only as contemplated in this Agreement.

          7.29. DISCLOSURE. No representation or warranty of ABI in this Agreement (including the exhibits and schedules hereto) or in any other agreement, instrument, certificate, or other document delivered by ABI in connection with this Agreement, the Merger, or any of the other transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not false or misleading.

     8. MUTUAL COVENANTS.

          8.1. SATISFACTION OF CONDITIONS. Each of the parties will use reasonable best efforts to cause the satisfaction as promptly as possible, but in any event by January 13, 2006, of the conditions contained in Sections 10 through 12 hereof that impose obligations on it or require action on its part or the part of any of its stockholders or Affiliates.

          8.2. BLUE SKY APPROVALS. ABI will file all documents required to obtain the Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement (to the extent required prior to the Effective Time), will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals; provided, however, that ABI shall not be required in connection with this Section 8.2 to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

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          8.3. TAX MATTERS. None of the parties shall knowingly take, or knowingly cause or permit any of its Subsidiaries to take, any action (other than actions explicitly contemplated by this Agreement) that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          8.4. FURTHER ASSURANCES. Subject to the terms and conditions set forth in this Agreement, from time to time both before and after the Effective Time, the Company, ABI, Merger Sub and the Stockholder Representatives, and their respective proper officers and directors, will use their respective reasonable best efforts, as promptly as is practicable, to take or cause to be taken all actions, and to do or cause to be done all other things, as are necessary, proper, or advisable to consummate and make effective the Merger and the other transactions contemplated hereby.

          8.5. STOCKHOLDER APPROVAL. Each of the Company and ABI will take all steps necessary or appropriate to duly call, give notice of, convene and hold a stockholders meeting, and/or obtain the necessary written consents of its stockholders in accordance with the DGCL, as the case may be, as soon as reasonably practicable for the purpose of adopting and approving this Agreement and the transactions contemplated hereunder, and for such other purposes as may be necessary or desirable. The Board of Directors of the Company will recommend to its stockholders the adoption and approval of this Agreement and the transactions contemplated hereby and the other matters to be submitted to its stockholders in connection therewith, except to the extent that legal counsel to the Company provides legal advice to such Board of Directors that such recommendation would cause such Board of Directors to breach its fiduciary duties, in which case the Company shall not be required to make such recommendation. The Board of Directors of ABI will recommend to its stockholders the adoption and approval of this Agreement and the transactions contemplated hereby and the other matters to be submitted to its stockholders in connection therewith, except to the extent that legal counsel to ABI provides legal advice to such Board of Directors that such recommendation would cause such Board of Directors to breach its fiduciary duties, in which case ABI shall not be required to make such recommendation. Each of the Company and ABI shall use all reasonable best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby, including the approval, execution and delivery of the Series C Investment Documents.

          8.6. INFORMATION STATEMENT. As soon as practicable after the date of this Agreement, ABI and the Company shall use reasonable best efforts to prepare, and the Company shall furnish to its stockholders, an information statement (the "Information Statement") soliciting a vote, whether at a meeting of stockholders of the Company or by written consent, to ratify, approve and adopt the Merger Agreement and the Merger and the other transactions contemplated by this Agreement. The Information Statement shall include a Notice of Merger and Appraisal Rights (the "Appraisal Rights Notice") for the stockholders of the Company, which Appraisal Rights Notice shall comply in all respects with the requirements of the DGCL. In addition, the Information Statement shall constitute a disclosure document for the offer and issuance of the shares of ABI Preferred Stock that may be received by the Stockholders in the Merger. ABI and the Company shall each use reasonable best efforts to cause the Information Statement to comply with applicable federal and state securities laws requirements. Each of ABI and the Company hereby (i) consents to the use of its name and, on behalf of its Subsidiaries and Affiliates, the names of such Subsidiaries and Affiliates and to the inclusion of financial statements and business information relating to such party and its Subsidiaries and Affiliates (in each case, to the extent required by applicable securities laws) in the Information Statement, or in any amendments or supplements thereto, (ii) agrees to provide promptly to the other party such information concerning it and its respective Affiliates, directors, officers and security holders as, in the reasonable judgment of the other party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and (iii) agrees to cause its counsel and auditors to cooperate with the other

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                                      -56-


party's counsel and auditors in the preparation of the Information Statement and any amendments or supplements thereto. If any event relating to the Company or ABI occurs, or if the Company or ABI becomes aware of any information, in either case that should be disclosed in an amendment or supplement to the Information Statement, then ABI and the Company shall promptly prepare such amendment or supplement and the Company shall promptly distribute the same to its stockholders. Subject to Section 8.5 hereof, the Information Statement shall contain the recommendation of the Board of Directors of Company that the stockholders of the Company approve and adopt this Agreement, the Merger and the other transactions contemplated by this Agreement, and the conclusion of the Board of Directors of the Company that the terms and conditions of this Agreement and the Merger are fair and reasonable and in the best interests of Company and its stockholders. The Company shall assist ABI in obtaining such information as ABI reasonably requires to allow ABI to determine the number and nature of the stockholders of the Company in their capacity as purchasers (as such term is used under Rule 506 of Regulation D promulgated under the Securities Act ("Regulation D")). In connection with the distribution of the Information Statement to the stockholders of the Company, the Company shall use reasonable best efforts to cause each of its stockholders to complete and return an accredited investor questionnaire. To the extent that ABI reasonably determines that a stockholder of the Company is not an "accredited investor" (as defined in Rule 501(a) of Regulation D) and does not meet the financial knowledge and experience requirements of Rule 506 of Regulation D, the Company agrees that it shall use its reasonable best efforts to cause such stockholder to use a "purchaser representative" (as defined in Rule 501(h) of Regulation D) to assist such stockholder in evaluating the Information Statement and the investment decisions represented by this Agreement, the Series C Investment Documents, the Merger and the transactions contemplated hereby and thereby.

          8.7. DISSENTING SHARES. As promptly as practicable after any such meeting of the stockholders of the Company at which this Agreement and the transactions contemplated hereunder are submitted to such stockholders for adoption and approval, or after sending any notices required under the DGCL after this Agreement and the transactions contemplated hereunder have been adopted and approved by the stockholders of the Company by written consent in accordance with the DGCL, the Company shall furnish to ABI the names and addresses of any dissenting stockholder and the number of Dissenting Shares owned beneficially and of record by such dissenting stockholder.

          8.8. INTELLECTUAL PROPERTY. ABI and the Company each agree that, prior to the Effective Time, any and all Intellectual Property, including trade secrets, created or developed by either party shall remain the exclusive property of the party who created or developed such property, notwithstanding the sharing of information prior to the Merger.

          8.9. PUBLIC DISCLOSURE. Between the date hereof and the Effective Time of the Merger, neither the Company nor ABI will furnish any communications to the public generally if the subject matter thereof relates to the other party or to the transactions contemplated under this Agreement, without the prior approval of the other party as to the contents thereof, which approval shall not be unreasonably withheld or delayed.

          8.10. CONSENTS. The Company shall use reasonable best efforts to obtain the consents, waivers and approvals necessary for the consummation of the Merger and the transactions contemplated under this Agreement (all of such consents, waivers and approvals having been set forth in Schedules 6.3 and 6.18 of the Company Disclosure Schedule), including, but not limited, all consents, waivers and approvals that are necessary or required in connection with, or as a result of, the Merger to preserve all of the Company's rights and benefits in its business, assets, properties, leases and contracts following the Merger and without incurring any additional or special liability, or accelerating any existing liability or obligation, in connection with or under its business, assets, properties, leases and contracts following the

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                                      -57-


Merger. ABI shall use reasonable best efforts to obtain the consents, waivers and approvals necessary for the consummation of the Merger and the transactions contemplated under this Agreement (all of such consents, waivers and approvals having been set forth in Schedules 7.3 and 7.18 of the ABI Disclosure Schedule), including, but not limited, all consents, waivers and approvals that are necessary or required in connection with, or as a result of, the Merger to preserve all of ABI's rights and benefits in its business, assets, properties, leases and contracts following the Merger and without incurring any additional or special liability, or accelerating any existing liability or obligation, in connection with or under its business, assets, properties, leases and contracts following the Merger.

          8.11. NOTIFICATION OF CERTAIN MATTERS.

          (A) Between the date hereof and the Effective Time, each of ABI and the Company shall, upon obtaining knowledge of any of the following, promptly notify the other of:

               (I) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger;

               (II) any actions, suits, claims, investigations or other judicial proceedings known to its executive officers commenced or threatened against such party or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections
6.17 or 7.18 hereof or which relate to the consummation of the Merger;

               (III) occurrence or non-occurrence of any other event known to its executive officers which is likely to cause any representation or warranty of such party contained in this Agreement to be materially untrue or inaccurate at or prior to the Effective Time;

               (IV) any failure of such party known to its executive officers to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; and

               (V) any adverse determination or recommendation in connection with any governmental proceeding to license any of the Products and any report filed with the FDA regarding an unexpected fatal or life-threatening experience with respect to any such Product.

          (B) The delivery of any notice pursuant to this Section 8.11 shall not limit or otherwise affect any remedies available to a party.

          8.12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

               (A) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, asserted or arising after the Effective Time and relating to actions, events or occurrences (or the absence thereof) on or prior to the Effective Time (each a "D&O Claim"), in which any person who is or was a director, officer or key employee of the Company covered by the Company's existing D&O policy (the "D&O Indemnified Parties") is, or is threatened to be, made a defendant arising out of or as a result of the fact that such D&O Indemnified Party is or was a director or officer of the Company, ABI and the Surviving Corporation shall, after the Effective Time, indemnify and hold harmless, to the fullest extent permitted by law as in effect at the Effective Time, each such D&O Indemnified Party against any Damages suffered or incurred by such D&O Indemnified Party in connection with any such D&O Claim.

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                                      -58-


               (B) Promptly after a D&O Indemnified Party has received notice of or has knowledge of any D&O Claim or the commencement of any D&O Claim (a "D&O Proceeding") for which a D&O Indemnified Party is entitled or may become entitled to make a claim pursuant to this Section 8.12, such D&O Indemnified Party shall give ABI written notice of such D&O Claim or the commencement of such D&O Proceeding. Any failure to so notify ABI shall not limit the right to indemnification hereunder unless (and then only to the extent) the failure to give such notice actually prejudices ABI or the Surviving Corporation. ABI (i) shall have the right to assume control of the defense of the D&O Claim and/or D&O Proceeding by appropriate proceedings with its counsel and (ii) shall have the authority to negotiate, compromise and settle such D&O Claim and/or D&O Proceeding with the consent of the applicable D&O Indemnified Party, which consent shall not be unreasonably withheld or delayed. Each D&O Indemnified Party may participate in the defense, at its sole expense, provided that counsel for ABI shall act as lead counsel in all matters pertaining to the defense or settlement of such D&O Claims and/or D&O Proceedings. ABI shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the D&O Indemnified Parties shall be entitled to have control over, the defense or settlement, compromise, admission, or acknowledgment of any D&O Proceeding as to which ABI fails to assume the defense within a reasonable length of time; provided that the D&O Indemnified Party shall not, without the prior written consent of ABI (such consent not to be unreasonably withheld or delayed), consent to the settlement, compromise, admission or acknowledgment of such D&O Proceeding. The D&O Indemnified Parties as a group may retain only one law firm to represent them with respect to each D&O Claim or D&O Proceeding unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more D&O Indemnified Parties. To the maximum extent permitted under, and in accordance with all of the applicable provisions of, the DGCL, ABI shall be obligated to advance expenses incurred by the D&O Indemnified Parties in connection with any D&O Claim or D&O Proceeding controlled by the D&O Indemnified Parties pursuant to the foregoing provisions of this Section 8.12.

               (C) Without limiting the generality of the foregoing provisions of this Section 8.12, from and after the Effective Time ABI shall cause the Surviving Corporation to fulfill and honor in all respects the obligations, to the extent legally permissible, of the Company to its directors and officers pursuant to the indemnification provisions under the Company's certificate of incorporation or by-laws as in effect on the date hereof.

               (D) Notwithstanding the foregoing provisions of this Section 8.12, the indemnification obligations of ABI pursuant to this Section 8.12 are subject to the condition precedent that, prior to the Closing, the Company shall have obtained a one-year "tail" insurance policy that provides coverages substantially similar to the coverages provided under the Company's directors and officers insurance policy in effect on the date of this Agreement, which one-year "tail" insurance policy shall cover the D&O Indemnified Parties for events occurring on or prior to the Effective Time. Any premium or other amount spent by the Company in obtaining such one-year "tail" insurance policy shall be taken into account in calculating, and shall reduce, the Company Net Cash Balance.

               (E) The provisions of this 8.12 are intended to be for the benefit of, and enforceable by, each D&O Indemnified Party and his or her heirs and assigns.

               (F) If at any time the Surviving Corporation or ABI is required to provide indemnification pursuant to this Section 8.12, then ABI shall have the right to make a claim for indemnification therefor pursuant to Section 13.3 hereof.

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                                      -59-


          8.13. TREATMENT OF EMPLOYEES. At the Effective Time, ABI or the Surviving Corporation shall offer employment to those employees of the Company listed on Schedule 8.13 of the ABI Disclosure Schedule (the "Continuing Company Employees"). Prior to the Effective Time, the Company shall terminate the employment of all employees of the Company other than the Continuing Company Employees. As of the Effective Time (or as soon as practicable thereafter), unless ABI or the Surviving Corporation continue the Company's employee benefit plans and except as provided below with respect to the Company Group Medical Plan (as defined below), ABI shall permit the Continuing Company Employees to participate in ABI's employee benefit plans, including its medical plan, dental plan, life insurance plan and disability plan, under the same coverage applicable to similarly situated employees of ABI, giving such Continuing Company Employees service credit for their prior employment with the Company eligibility, vesting and benefit accrual (but only, in the case of benefit accrual, in determining vacation or paid time off) purposes for all ABI's employee benefit plans as if such service had been performed with ABI (but only to the extent such credit was given under a comparable Company employee benefit plan immediately prior to the Closing, and in no event where such credit would result in an unintended duplication of benefits and benefit accruals in the case of paid time off and vacation). Except to the extent otherwise provided above, nothing in this Section 8.13 or elsewhere in this Agreement will require ABI to provide or cause to provide any particular form of employee benefit or establish or maintain any particular type or form of employee benefit arrangement. Except to the extent otherwise set forth below in this Section 8.13, nothing in this
Section 8.13 or elsewhere in this Agreement will preclude ABI from (i) amending or terminating in its discretion any employee benefit plan, program or policy sponsored or maintained by Company, ABI or any of their respective Subsidiaries or (ii) following the Effective Time, terminating the employment of any Continuing Company Employee. Notwithstanding any other provision of this Agreement to the contrary, ABI shall maintain or cause the Surviving Corporation to maintain the Company Group Medical Plan for a period of no less than 18 months following the Closing for the benefit of the Continuing Company Employees and for purposes of allowing any former employees of the Company that are not employed by ABI or any of its Subsidiaries (including, without limitation, the Surviving Corporation) and existing COBRA beneficiaries at the time of Closing to enjoy COBRA continuation coverage benefits under the Company Group Medical Plan in accordance with applicable law; provided, however, that in no event shall ABI, the Surviving Corporation or any other Subsidiary of ABI be responsible or obligated for (1) with respect to the Continuing Company Employees, any cost or contribution in excess of the cost-sharing, as between employee and employer, in effect under the group medical plan maintained by the Company immediately prior to the Closing and (2) with respect to former employees of the Company or other COBRA beneficiaries of the Company, payment of all or any portion of the premium or other benefit cost in connection with such former employee's or COBRA beneficiary's heath insurance coverage or benefits under the Company Group Medical Plan or in connection with such COBRA benefits. For purposes of this Section 8.13, the term "Company Group Medical Plan" shall mean the group medical plan maintained by the Company immediately prior to the Closing or, to the extent such plan's insurance carrier or the terms of such plan do not permit ABI to so maintain such plan, a group medical plan providing substantially identical benefits to the group medical plan maintained by the Company immediately prior to the Closing, or if no such plan can be obtained by the Surviving Corporation or ABI, the group medical plan maintained by ABI for the benefit of its employees generally.

          8.14. COMPANY 401(K) PLAN. Except with the prior written consent of ABI, during the period from the date hereof to the Effective Time, the Company shall not (i) make any discretionary contribution to the Company's 401(k) plan (the "Company 401(k) Plan") or (ii) make any required contribution to the Company 401(k) Plan in Company Common Stock. The Company has not made any required contribution to the Company 401(k) Plan in Company Common Stock. The Company shall, contingent upon the Closing, terminate the Company 401(k) Plan as of the day immediately preceding the Closing Date. Notwithstanding the termination of the Company 401(k) Plan prior to the Closing Date,

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                                      -60-


the Surviving Corporation shall make all matching and other contributions to the Company 401(k) Plan for the portion of the 2005 Company 401(k) Plan year ending on the date of the termination of the Company 401(k) Plan in accordance with its terms and the requirements of the Code. ABI shall cause all Continuing Company Employees to be eligible for a Code Section 401(k) Plan immediately upon the Closing Date which is similar in all respects to that maintained for the benefit of ABI employees. Continuing Company Employees may, as soon as practicable following ABI's receipt of a favorable IRS determination letter on termination of the Company 401(k) Plan, elect a direct rollover of their Company 401(k) Plan benefits, including any Company 401(k) Plan loan outstanding as of the Closing Date, to ABI's 401(k) plan, provided any such loan has not been accelerated at the time of rollover. As soon as practicable following ABI's receipt of a favorable IRS determination letter on termination of the Company 401(k) Plan, ABI's 401(k) plan shall accept the direct rollover of electing Continuing Company Employees' benefits under the Company 401(k) Plan in cash and, if applicable, promissory notes that are not accelerated from Company's 401(k) Plan as provided under Section 401(a)(31) of the Code. The foregoing shall not preclude payment by the Company 401(k) Plan of any distribution to which a participant (or his or her beneficiary) may become entitled under the terms of the Company 401(k) Plan (e.g., on account of his or her termination of employment or death) in the period preceding ABI's receipt of the requested favorable IRS determination letter, but ABI's 401(k) Plan shall not then be obligated to accept a rollover of such a distribution.

          8.15. CONFIDENTIALITY. Any and all non-public information disclosed or made available by ABI to the Company or by the Company to ABI as a result of the negotiations or due diligence investigations leading to the execution of this Agreement, or in furtherance thereof, including, without limitation, any information disclosed or made available pursuant to Section 9.1 hereof, shall remain subject to the terms and conditions of that certain Confidential Disclosure Agreement, by and between the Company and ABI, dated September 26, 2005 (the "Confidentiality Agreement").

          8.16. BUDGET. ABI management shall present the budget attached hereto as Exhibit I to the Board of Directors of ABI for its review, consideration and, at the sole discretion of the Board of Directors of ABI, approval at its first meeting following the consummation of the Merger and the transactions contemplated hereby.

     9. CONDUCT OF BUSINESS PENDING THE CLOSING. From and after the date of this Agreement and until the Closing:

          9.1. FULL ACCESS. The Company will afford to ABI and its authorized representatives full access, upon request and reasonable notice and during normal business hours, to all of the properties, books, records, contracts, and documents of the Company, and a reasonable opportunity to make such investigations as ABI desires to make, and will furnish or cause to be furnished to ABI and its authorized representatives all such information with respect to the Company's affairs and businesses as ABI reasonably requests. ABI will afford to the Company and its authorized representatives full access, upon request and reasonable notice and during normal business hours, to all of the properties, books, records, contracts, and documents of ABI, and a reasonable opportunity to make such investigations as the Company desires to make, and will furnish or cause to be furnished to the Company and its authorized representatives all such information with respect to ABI's affairs and businesses as the Company reasonably requests. No information or knowledge obtained by either ABI or the Company in any investigation pursuant to this Section 9.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions of the parties to consummate the Merger.

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                                      -61-


          9.2. COURSE OF BUSINESS PENDING THE CLOSING. Subject to the provisions of this Section 9, each of the Company and ABI shall operate its business solely in the ordinary course consistent with past practice.

          9.3. NO DIVIDENDS, ISSUANCES, REPURCHASES, ETC. Neither the Company nor ABI will declare, set aside, or pay any dividends (whether in cash, shares of stock, other property, or otherwise) on, or make any other distribution in respect of, any shares of its capital stock or other securities, or issue, purchase, redeem, or otherwise acquire for value any shares of its capital stock or other securities. ABI will not issue any shares of its capital stock or other securities (including without limitation any options, warrants, or other rights to acquire ABI Stock), other than shares of ABI capital stock issued upon the due exercise of options or warrants to purchase ABI capital stock that are outstanding on the date of this Agreement. The foregoing provisions of this
Section 9.3 shall not be construed to limit, affect or apply to the payment of Merger Consideration pursuant to, and in accordance with, the provisions of this Agreement. The Company will not issue any shares of its capital stock or other securities (including without limitation any options, warrants, or other rights to acquire Company Stock), including, without limitation, any shares of Company Stock upon exercise of any Company Options or Company Warrants. In the event that any Optionholder purports to exercise any Assumed Option held by such Optionholder or in the event that any Warrantholder purports to exercise any Assumed Warrant held by such Warrantholder, the Company shall delay or postpone the exercise of such Assumed Option or Assumed Warrant, as the case may be, until after the Effective Time, and shall notify ABI promptly of such Optionholder's or Warrantholder's, as the case may be, purported exercise of such Assumed Option or Assumed Warrant, as the case may be, and shall notify such Optionholder or such Warrantholder, as the case may be, that any exercise of such Assumed Option or such Assumed Warrant, as the case may be, shall be delayed or postponed until after the Effective Time at which time such exercise shall be given effect and implemented in accordance with the provisions of
Section 5.1 hereof.

          9.4. NO COMPENSATION CHANGES. The Company will not increase the base salary payable or to become payable to any of its officers, directors, employees, consultants or agents, or pay or increase any severance, bonus, insurance, pension, or other benefit plan, payment, or arrangement made to, for, or with any such officers, directors, employees, consultants or agents, except as described in Schedule 9.4 of the Company Disclosure Schedule. The Company shall not pay any severance benefits to, enter into any contract, agreement or arrangement to provide severance benefits to, or implement any severance plan for the benefit of, any of its officers, directors, employees or consultants, except pursuant to any severance plan, contract or arrangement described in
Schedule 6.14 of the Company Disclosure Schedule. ABI will not increase the base salary payable or to become payable to any of its officers, directors, employees, consultants or agents, or pay or increase any bonus, insurance, pension, or other benefit plan, payment, or arrangement made to, for, or with any such officers, directors, employees, consultants or agents, except for any such increases or payments that are in accordance with existing plans or arrangements in effect as of the date of this Agreement and except for any such increases or payments that are made or implemented pursuant to ABI's annual performance review process conducted consistent with past practices.

          9.5. CONTRACTS AND COMMITMENTS. The Company will not enter into any contract or commitment, or engage in any other transaction, other than as specifically contemplated by this Agreement or, subject to the other provisions of this Section 9, in the ordinary course of business.

          9.6. PURCHASE AND SALE OF ASSETS. The Company will not purchase, lease as lessee, license as licensee, or otherwise acquire any interest in, or sell, lease as lessor, license as licensor, or otherwise dispose of any interest in, any assets (including, without limitation, any Company Intellectual Property), other than sales of assets in the ordinary course of business (including the wind-down of the

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                                      -62-


Company's St. Louis facility) or in amounts not exceeding, in the aggregate, $25,000. Notwithstanding the foregoing, in no event shall the Company sell, lease, license or otherwise dispose of any Company Intellectual Property, computer hard drives, computer servers, computer network hardware, physical or electronic offsite storage materials, electronic tapes and/or other backup media materials or written documentation of the Company.

          9.7. LIABILITIES. The Company shall not incur any Indebtedness or enter into any contracts or commitments involving potential payments to or by the Company in any single instance of $25,000 or more or in the aggregate $100,000 or more; provided, however, that nothing in this Section 9.7 shall limit or prohibit the Company from (i) making payment of the fees and expenses incurred by the Company in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated under this Agreement (including, without limitation, the fees and expenses of the Company's auditors and outside counsel) or (ii) incurring any Indebtedness referred to in clause (e) of the definition of Indebtedness in the ordinary course of the Company's business consistent with past practices.

          9.8. ACQUISITIONS. Neither the Company nor ABI shall make, or permit to be made, any material acquisition of property, assets or businesses.

          9.9. CAPITAL EXPENDITURES. The Company shall not authorize or incur any single capital expenditure in excess of $25,000 or capital expenditures which in the aggregate exceed $100,000.

          9.10. ACCOUNTING POLICIES. Except as may be required as a result of a change in law or in generally accepted accounting principles, neither the Company nor ABI shall change any of the accounting practices or principles used by it.

          9.11. TAXES. The Company shall not make any Tax election or settle or compromise any material federal, state, local or foreign Tax liability (other than settlements or compromises not involving any payments of Taxes), change its annual tax accounting period, change any method of Tax accounting, enter into any closing agreement relating to any Tax, surrender any right to claim a Tax refund, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment.

          9.12. LEGAL. The Company shall not settle or compromise any pending or threatened suit, action or claim, other than settlements or compromises in which the sole liability or obligation of the Company in connection with such settlement or compromise is to make cash payment of amounts not exceeding, in the aggregate for all of such settlements and compromises, $200,000.

          9.13. EXTRAORDINARY TRANSACTIONS. Neither the Company nor ABI shall adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger).

          9.14. PAYMENT OF INDEBTEDNESS. The Company shall not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Company Most Recent Balance Sheet and authorized pursuant to Sections 9.2, 9.4 and 9.7 hereof.

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                                      -63-


          9.15. NEW AGREEMENTS; AMENDMENTS. The Company shall not enter into or modify in any material respect any material supply, license, development, research or collaboration agreement with any other person or entity.

          9.16. OBLIGATIONS. The Company shall not obligate itself to do any of the things that the Company is prohibited from doing pursuant to any of the provisions of this Section 9. ABI shall not obligate itself to do any of the things that ABI is prohibited from doing pursuant to any of the provisions of this Section 9.

          9.17. PRESERVATION OF ORGANIZATION. The Company will use commercially reasonable efforts to preserve for the benefit of the Surviving Corporation its present business relationships with its suppliers and customers and others having business relationships with it.

          9.18. INTELLECTUAL PROPERTY RIGHTS. The Company will maintain, preserve and protect the Company Intellectual Property. ABI will maintain, preserve and protect the ABI Intellectual Property.

          9.19. NO DEFAULT. Neither the Company nor ABI will knowingly take or omit to take any action, or permit any action or omission to act, that would cause a default under or a breach of any of its contracts, commitments, or obligations.

          9.20. COMPLIANCE WITH LAWS. Each of the Company and ABI will duly comply in all material respects with all applicable laws, regulations, and orders.

          9.21. ADVICE OF CHANGE. Each of the Company and ABI will promptly advise the other party in writing of any event or occurrence which results in or is reasonably likely to result in a Material Adverse Effect on it.

          9.22. NO SHOPPING.

          (A) The Company shall not, and shall cause each of its Subsidiaries and each director, officer, employee, agent or other representative (including each financial advisor and attorney) of the Company and each of its Subsidiaries not to, (i) solicit, initiate, facilitate, assist or encourage action by, or discussions with, any person, other than ABI, relating to the possible acquisition of the Company or any Subsidiary of the Company or of all or a material portion of the assets or capital stock of the Company or any Subsidiary of the Company or any merger, reorganization, consolidation, business combination, share exchange, tender offer, recapitalization, dissolution, liquidation or similar transaction involving the Company or any Subsidiary of the Company (an "Alternative Company Transaction"), (ii) participate in any negotiations regarding, or furnish information with respect to, any effort or attempt by any person to do or to seek any Alternative Company Transaction or
(iii) grant any waiver or release under any standstill or similar agreement. The Company shall notify ABI promptly in writing (and, in any case, within one business day) of any inquiries, proposals or offers received by, any information requested from, or any discussions or negotiations sought to be initiated or continued with, the Company, any Subsidiary of the Company or any of their directors, officers, employees, agents or other representatives concerning an Alternative Company Transaction indicating, in connection with such notice, the names of the parties and the material terms and conditions of any proposal or offer and, in the case of written materials, providing copies of such materials. The Company agrees that it will keep ABI informed, on a prompt basis (and, in any case, within one day of any significant development), of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. The Company agrees that it will immediately cease and cause to be terminated any existing activities,

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                                      -64-


discussions or negotiations with respect to any potential Alternative Company Transaction or similar transaction or arrangement. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 9.22(a) of the obligations undertaken in this Section 9.22(a).

          (B) ABI shall not, and shall cause each of its Subsidiaries and each director, officer, employee, agent or other representative (including each financial advisor and attorney) of the Company and each of its Subsidiaries not to, (i) solicit, initiate, facilitate, assist or encourage action by, or discussions with, any person, other than the Company, relating to the possible acquisition of ABI or any Subsidiary of ABI or of all or a material portion of the assets of ABI or any Subsidiary of ABI or any merger, reorganization, consolidation, business combination, share exchange, tender offer, recapitalization, dissolution, liquidation or similar transaction involving ABI or any Subsidiary of ABI (an "Alternative ABI Transaction"), (ii) participate in any negotiations regarding, or furnish information with respect to, any effort or attempt by any person to do or to seek any Alternative ABI Transaction or
(iii) grant any waiver or release under any standstill or similar agreement. ABI shall notify the Company promptly in writing (and, in any case, within one business day) of any inquiries, proposals or offers received by, any information requested from, or any discussions or negotiations sought to be initiated or continued with, ABI, any Subsidiary of ABI or any of their directors, officers, employees, agents or other representatives concerning an Alternative ABI Transaction indicating, in connection with such notice, the names of the parties and the material terms and conditions of any proposal or offer and, in the case of written materials, providing copies of such materials. ABI agrees that it will keep the Company informed, on a prompt basis (and, in any case, within one day of any significant development), of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. ABI agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with respect to any potential Alternative ABI Transaction or similar transaction or arrangement. ABI agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 9.22(b) of the obligations undertaken in this Section 9.22(b).

          9.23. DISCLOSURE SUPPLEMENTS. From time to time before the Closing, and in any event immediately before the Closing, each of ABI and the Company will promptly advise the other in writing of any matter hereafter arising or becoming known to the disclosing party that, if existing, occurring, or known at or before the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or the ABI Disclosure Schedule, as the case may be, or that is necessary to correct any information in such Disclosure Schedule that is or has become inaccurate. No such disclosure will be taken into account in determining whether the conditions to (i) in the case of any such supplemental disclosure by ABI, the obligations of the Company, and
(ii) in the case of any such supplemental disclosure by the Company, the respective obligations of ABI and Merger Sub, to consummate the transactions contemplated by this Agreement have been satisfied. If the Merger is consummated, then for purposes of the indemnification provisions of this Agreement, such supplemental disclosures pursuant to this Section 9.13 will be deemed to have been made as of the date hereof, and no indemnification will be payable in respect thereof by reason of the fact that such disclosure was not made on the date hereof.

     10. MUTUAL CONDITIONS TO THE PARTIES' OBLIGATIONS. The parties' obligations to consummate the Merger are subject to the satisfaction (or waiver by each such party, in its sole discretion) of each of the conditions set forth in this
Section 10 on or before the Closing Date. If the Merger is consummated, such conditions will conclusively be deemed to have been satisfied or waived.

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                                      -65-


          10.1. STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted by the stockholders of the Company by the requisite vote under applicable law, the Company's certificate of incorporation and any other applicable agreement involving the Company or its stockholders. This Agreement and the Merger shall have been approved and adopted by the stockholders of ABI by the requisite vote under applicable law, ABI's certificate of incorporation and any other applicable agreement involving ABI or its stockholders.

          10.2. NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction, or other legal restraint or prohibition preventing the consummation of the Merger, shall be in effect, and no petition or request for any such injunction or other order shall be pending.

          10.3. SECURITIES LAW COMPLIANCE. Any authorizations from all applicable securities regulatory authorities that are required in connection with the issuance and delivery to the Stockholders of ABI Preferred Stock pursuant to the Merger shall have been obtained.

          10.4. PROCEEDINGS AND DOCUMENTS SATISFACTORY. All proceedings in connection with the transactions contemplated by this Agreement and all certificates and other documents delivered to such party pursuant to this Agreement or in connection with the Closing will be reasonably satisfactory to such party and its counsel.

     11. CONDITIONS TO THE COMPANY'S OBLIGATIONS. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company, in its sole discretion) of each of the conditions set forth in this
Section 11 on or before the Closing Date. If the Merger is consummated, such conditions will conclusively be deemed to have been satisfied or waived.

          11.1. REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by ABI and/or Merger Sub in or pursuant to this Agreement or in any statement, certificate, or other document delivered to the Company in connection with this Agreement, the Merger, or any of the other transactions contemplated hereby (a) that is qualified as to materiality or Material Adverse Effect shall be true and correct in all respects as of the Closing Date as though each such representation and warranty had been made on and as of the Closing Date, except to the extent any such representation and warranty expressly speaks only as of an earlier date (in which case as of such earlier date), and (b) that is not so qualified shall be true and correct in all material respects as of the Closing Date as though each such representation and warranty had been made on and as of the Closing Date, except to the extent any such representation and warranty expressly speaks only as of an earlier date (in which case as of such earlier date).

          11.2. COMPLIANCE WITH AGREEMENT. ABI and Merger Sub shall have performed and complied in all material respects with all of their respective obligations under this Agreement to be performed or complied with by them before or at the Closing.

          11.3. CLOSING CERTIFICATE. ABI and Merger Sub shall have executed and delivered to the Company, at and as of the Closing, a certificate certifying that the conditions referred to in Sections 11.1 and 11.2 hereof have been satisfied.

          11.4. OPINION OF COUNSEL. Bingham McCutchen LLP, counsel to ABI and Merger Sub, shall have delivered to the Company a written legal opinion addressed to the Company, dated on and as of the Closing Date, and in form reasonably satisfactory to the Company.

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                                      -66-


          11.5. NO PENDING LITIGATION. No action, suit or proceeding shall be pending against ABI or any of its Subsidiaries wherein any unfavorable injunction, judgment, order, decree ruling or charge would have a Material Adverse Effect on ABI.

          11.6. THIRD PARTY CONSENTS. The Company shall have been furnished with evidence reasonably satisfactory to it that ABI has obtained the consents, approvals and waivers set forth in Schedules 6.3 and 6.18 of the ABI Disclosure Schedule and any other consents, approvals and waivers that are necessary or required in connection with, or as a result of, the Merger to preserve all of the Company's rights and benefits in its business, assets, properties, leases and contracts following the Merger and without incurring any additional or special liability, or accelerating any existing liability or obligation, in connection with or under its business, assets, properties, leases and contracts following the Merger.

          11.7. DESIGNATED ABI STOCKHOLDERS AGREEMENT. The Designated ABI Stockholders Agreement shall remain full force and effect, and no Designated ABI Stockholder shall have taken any action to terminate or rescind the Designated ABI Stockholder Agreement.

          11.8. ABI UNAUDITED NET CASH BALANCE. The ABI Unaudited Net Cash Balance calculated pursuant to, and in accordance with, the provisions of
Section 3.7(b) hereof shall have been targeted to be $6,000,000, and in no event shall be less than $5,000,000.

          11.9. BOARD OF DIRECTORS OF ABI. Immediately after the Closing, the Board of Directors of ABI shall be comprised as set forth in Section 6.2 of the Series C Stockholders Agreement.

     12. CONDITIONS TO ABI'S AND MERGER SUB'S OBLIGATIONS. The obligations of each of ABI and Merger Sub, respectively, to consummate the Merger are subject to the satisfaction (or waiver by ABI, in its sole discretion) of each of the conditions set forth in this section on or before the Closing Date. If the Merger is consummated, such conditions will conclusively be deemed to have been satisfied or waived.

          12.1. REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by the Company in or pursuant to this Agreement or in any statement, certificate, or other document delivered to ABI or Merger Sub in connection with this Agreement, the Merger, or any of the other transactions contemplated hereby (a) that is qualified as to materiality or Material Adverse Effect shall be true and correct in all respects as of the Closing Date as though each such representation and warranty had been made on and as of the Closing Date, except to the extent any such representation and warranty expressly speaks only as of an earlier date (in which case as of such earlier date), and (b) that is not so qualified shall be true and correct in all material respects as of the Closing Date as though each such representation and warranty had been made on and as of he Closing Date, except to the extent any such representation and warranty expressly speaks only as of an earlier date (in which case as of such earlier date).

          12.2. COMPLIANCE WITH AGREEMENT. The Company shall have performed and complied in all material respects with all of its obligations under this Agreement to be performed or complied with by it before or at the Closing.

          12.3. CLOSING CERTIFICATE. The Company will have executed and delivered to ABI, at and as of the Closing, a certificate certifying that the conditions referred to in Sections 12.1, 12.2 and 12.7 hereof have been satisfied.

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                                      -67-


          12.4. OPINION OF COUNSEL. Mintz Levin Cohn Ferris Glovsky and Popeo, P.C., counsel to the Company, will have delivered to ABI a written legal opinion addressed to ABI, dated on and as of the Closing Date, and in form reasonably satisfactory to ABI.

          12.5. NO PENDING LITIGATION. Except as set forth on Schedule 6.17, no action, suit or proceeding shall be pending against the Company wherein any unfavorable injunction, judgment, order, decree ruling or charge would have a Material Adverse Effect on the Company.

          12.6. THIRD PARTY CONSENTS. ABI shall have been furnished with evidence reasonably satisfactory to it that the Company has obtained the consents, approvals and waivers set forth in Schedules 7.3 and 7.18 of the Company Disclosure Schedule and any other consents, approvals and waivers that are necessary or required in connection with, or as a result of, the Merger to preserve all of the Company's rights and benefits in its business, assets, properties, leases and contracts following the Merger and without incurring any additional or special liability, or accelerating any existing liability or obligation, in connection with or under its business, assets, properties, leases and contracts following the Merger.

          12.7. RESIGNATION OF DIRECTORS AND OFFICERS. The directors and officers of the Company in office immediately prior to the Effective Time shall have resigned as directors and officers of the Surviving Corporation effective as of the Effective Time.

          12.8. DISSENTERS' RIGHTS. Any applicable period during which Stockholders have the right to exercise appraisal, dissenters' or other similar rights under Section 262 of the DGCL or other applicable law shall have expired and Stockholders holding in the aggregate more than five percent (5%) of the outstanding shares of the Company Stock shall not have exercised appraisal, dissenters' or similar rights under applicable law with respect to its shares of the Company Stock by virtue of the Merger.

          12.9. DESIGNATED COMPANY STOCKHOLDERS AGREEMENT. The Designated Company Stockholders Agreement shall remain in full force and effect, and no Designated Company Stockholder shall have taken any action to terminate or rescind the Designated Company Stockholders Agreement.

          12.10. CERTAIN SERIES C INVESTMENT DOCUMENTS. Each of the Series C Stock Restriction Agreement and the Series C Stockholders Agreement shall have been executed and delivered by those stockholders of ABI that are required to execute and deliver such agreement in order to make the amendments purported to be implemented by such agreement valid and effective.

          12.11. COMPANY UNAUDITED NET CASH BALANCES. The Company November 30 Unaudited Net Cash Balance calculated pursuant to, and in accordance with, the provisions of Section 3.7(a) hereof shall have been targeted to be $20,000,000, and in no event shall be less than $19,000,000. The Company Closing Unaudited Net Cash Balance calculated pursuant to, and in accordance with, the provisions of Section 3.7(a) hereof shall be the amount set forth in the certificate delivered by the Company at Closing pursuant to Section 3.7(a) hereof.

          12.12. NUMBER OF ACCREDITED INVESTORS; PURCHASER REPRESENTATIVE. Each Stockholder (or a sufficient number of Stockholders so that ABI can make the determination described in this Section 12.12) shall have delivered to ABI an executed accredited investor questionnaire such that there shall be no more than thirty five (35) Stockholders who are not "accredited investors" as defined in Rule 501 under the Securities Act, or who are not otherwise excluded from the calculation of the number of Purchasers under Rule 501(e) under the Securities Act. Each Stockholder who is not an "accredited investor" as defined in Rule 501 under the Securities Act and who does not meet the sophistication

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                                      -68-


requirements set forth in Rule 501 under the Securities Act, shall be represented by a Purchaser Representative, as defined in Regulation D under the Securities Act, reasonably satisfactory to ABI, and such Purchaser Representative shall have executed and delivered documentation reasonably satisfactory to ABI with respect to the issuance and delivery by ABI of ABI Preferred Stock to such Stockholder pursuant to the Merger.

          12.13. MATTERS RELATING TO COMPANY OPTIONS AND COMPANY WARRANTS. The Company shall have taken all actions that the Company is required to take pursuant to Section 5.1(h) hereof, and all of such actions shall be reasonably satisfactory to ABI and its legal counsel.

     13. INDEMNIFICATION.

          13.1. EFFECTIVENESS. The provisions of this Section 13 shall apply and become effective only if the Merger is consummated.

          13.2. INDEMNIFICATION BY ABI AND SURVIVING CORPORATION. Subject to the limitations set forth in Section 13.6 hereof, ABI and the Surviving Corporation, severally, shall indemnify, defend, and hold harmless each Stockholder from and against any and all Damages related to or arising, directly or indirectly, out of or in connection with any breach by ABI and/or Merger Sub of any representation, warranty, covenant, agreement, obligation, or undertaking made by ABI and/or Merger Sub in this Agreement (including any schedule or exhibit hereto), or any other agreement, instrument, certificate, or other document delivered by or on behalf of ABI and/or Merger Sub in connection with this Agreement, the Merger, or any of the other transactions contemplated hereby. Notwithstanding anything in this Section 13.2 or elsewhere in this Agreement to the contrary, only the Stockholder Representatives shall have the right, power and authority to make or bring indemnification claims (or commence any action, suit or proceeding on account of or with respect to any indemnification claims) by and on behalf of any or all Stockholders against ABI or the Surviving Corporation, and in no event shall any Stockholder himself, herself or itself have the right to make or bring indemnification claims (or commence any action, suit or proceeding on account of or with respect to any indemnification claims) against ABI or the Surviving Corporation.

          13.3. INDEMNIFICATION BY THE STOCKHOLDERS. Subject to the limitations set forth in Section 13.6 hereof, the Stockholders, severally, shall indemnify, defend, and hold harmless ABI, the Surviving Corporation and each of the directors, officers, employees, agents, representatives and other Affiliates of ABI and/or Merger Sub (all persons entitled to indemnification under this Section 13.3 being hereinafter referred to as the "ABI Indemnified Parties", and, together with the Stockholder Representatives, acting for and on behalf of any or all of the Stockholders in their capacities as indemnified parties under
Section 13.2 hereof, the "Section 13 Indemnified Parties") from and against any and all Damages related to or arising, directly or indirectly, out of or in connection with (i) any breach by the Company of any representation, warranty, covenant, agreement, obligation, or undertaking made by the Company in this Agreement (including any schedule or exhibit hereto), or any other agreement, instrument, certificate, or other document delivered by or on behalf of the Company in connection with this Agreement, the Merger, or any of the other transactions contemplated hereby, (ii) any claim made by holders of Dissenting Shares for an appraisal of the value of such Dissenting Shares pursuant to, and in accordance with, the provisions of such Section 262 of the DGCL, (iii) any claim made against ABI or the Surviving Corporation by any officer, director or employee of the Company seeking indemnification from ABI or the Surviving Corporation under the circumstances contemplated under Section 8.12 hereof, (iv) any exercise of any Company Options or Company Warrants other than the exercise of the Assumed Options and the Assumed Warrants in accordance with the provisions of Section 5.1 hereof (it being agreed to by the parties hereto that any exercise of any such Company Options or Company Warrants not

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                                      -69-


assumed by ABI shall be deemed to have caused Damages to the ABI Indemnified Parties in an amount no less than the product obtained by multiplying the Series C-2 Price Per Share by the number of shares of Company Common Stock underlying any such exercised Company Option or Company Warrant) and (v) any failure of the Company to obtain a consent needed in order that the Company Material Contracts continue in full force and effect following the consummation of the Merger and the other transactions contemplated hereby, other than any consent required under those real estate leases specifically set forth on Schedule 6.3 of the Company Disclosure Schedule.

          13.4. CLAIMS.

          (A) All claims for indemnification by a Section 13 Indemnified Party pursuant to this Section 13 shall be made in accordance with the provisions of this Section 13.

          (B) If a Section 13 Indemnified Party has incurred or suffered Damages for which it is entitled to indemnification under this Section 13, such Section 13 Indemnified Party shall give prompt written notice of such claim (a "Claim Notice") to the Stockholder Representatives, in the case of a claim by an ABI Indemnified Party, or to ABI, in the case of a claim by a Stockholder. Each Claim Notice shall state the amount of claimed Damages (the "Claimed Amount"), if known, and the basis for such claim. For purposes of this Agreement, the term "Section 13 Indemnifying Party" shall mean any or all, as the context may require, of (i) the Stockholders in their capacities as indemnifying parties under Section 13.3 hereof, and (ii) ABI in its capacity as an indemnifying party under Section 13.2 hereof.

          (C) Within 20 days after delivery of a Claim Notice by a Section 13 Indemnified Party, the applicable Section 13 Indemnifying Party (who for purposes of this Section 13 shall be represented by the Stockholder Representatives in the case of a claim by an ABI Indemnified Party) shall provide to such Section 13 Indemnified Party a written response (the "Response Notice") in which such Section 13 Indemnifying Party shall: (i) agree that all of the Claimed Amount is owed to such Section 13 Indemnified Party, (ii) agree that part, but not all, of the Claimed Amount (the "Agreed Amount") is owed to such Section 13 Indemnified Party, or (iii) contest that any of the Claimed Amount is owed to such Section 13 Indemnified Party. Such Section 13 Indemnifying Party may contest the payment of all or a portion of the Claimed Amount only based upon a good faith belief that all or such portion of the Claimed Amount does not constitute Damages for which such Section 13 Indemnified Party is entitled to indemnification under this Section 13. If no Response Notice is delivered by such Section 13 Indemnifying Party within such 20-day period, such Section 13 Indemnifying Party shall be deemed to have agreed that all of the Claimed Amount is owed to the Section 13 Indemnified Party.

          (D) If a Section 13 Indemnifying Party in any Response Notice agrees (or is deemed to have agreed) that all of the Claimed Amount is owed to the applicable Section 13 Indemnified Party, such Section 13 Indemnifying Party shall owe to such Section 13 Indemnified Party an amount equal to the Claimed Amount and such amount shall be paid in the manner set forth further below in this Section 13. If such Section 13 Indemnifying Party in such Response Notice agrees that part, but not all, of the Claimed Amount is owed to such Section 13 Indemnified Party, such Section 13 Indemnifying Party shall owe to such Section 13 Indemnified Party an amount equal to the Agreed Amount set forth in such Response Notice and such amount shall be paid in the manner set forth further below in this Section 13. If such Section 13 Indemnifying Party in such Response Notice contests the payment of all or a portion of the Claimed Amount, such
Section 13 Indemnifying Party shall owe to such Section 13 Indemnified Party only such amount, if any, as a court of competent jurisdiction determines to be so owed.

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                                      -70-


          (E) Each Section 13 Indemnified Party shall give prompt written notification to the applicable Section 13 Indemnifying Party of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this Section 13 may be sought; provided, however, that no delay on the part of such Section 13 Indemnified Party in notifying such
Section 13 Indemnifying Party shall relieve such Section 13 Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such delay. Within 20 days after delivery of such notification, such Section 13 Indemnifying Party may (except to the extent otherwise provided below in this Section 13.3(e)), upon written notice to such Section 13 Indemnified Party, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to such Section 13 Indemnified Party, provided that (i) such Section 13 Indemnifying Party acknowledges in writing to such Section 13 Indemnified Party, on behalf of the
Section 13 Indemnifying Party, that any damages, fines, costs or other liabilities that may be assessed against such Section 13 Indemnified Party in connection with such action, suit or proceeding constitute Damages for which such Section 13 Indemnified Party shall be entitled to indemnification pursuant to this Section 13, and (ii) the third party seeks monetary damages only. If such Section 13 Indemnifying Party does not so assume control of such defense, such Section 13 Indemnified Party shall control such defense. The party not controlling such defense may participate therein at its own expense; provided that if such Section 13 Indemnifying Party assumes control of such defense and such Section 13 Indemnified Party reasonably concludes that such Section 13 Indemnifying Party and such Section 13 Indemnified Party have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to such Section 13 Indemnified Party shall be considered "Damages" for purposes of this Agreement. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. Such Section 13 Indemnified Party shall not agree to any settlement of such action, suit or proceeding without the prior written consent of such
Section 13 Indemnifying Party, which shall not be unreasonably withheld or delayed. A Section 13 Indemnifying Party shall not agree to any settlement of or the entry of a judgment in any action, suit or proceeding without the prior written consent of the applicable Section 13 Indemnified Party, which shall not be unreasonably withheld (it being understood that it is reasonable to withhold such consent if, among other things, the settlement or the entry of a judgment
(A) lacks a complete release of such Section 13 Indemnified Party for all liability with respect thereto or (B) imposes any liability or obligation on such Section 13 Indemnified Party).

          13.5. SATISFACTION OF CLAIMS.

          (A) A Section 13 Indemnifying Party shall be obligated to satisfy any portion of any Claimed Amount that such Section 13 Indemnifying Party has agreed in a Response Notice that it owes to a Section 13 Indemnified Party or that such
Section 13 Indemnifying Party is deemed to have agreed it owes to such Section 13 Indemnifying Party pursuant to the provisions of Section 13.4(c) hereof, said satisfaction to be made and effected in accordance with the provisions set forth in Section 13.5(b) hereof no later than the thirtieth (30th) day after such Response Notice is delivered by such Section 13 Indemnifying Party or should have been delivered by such Section 13 Indemnifying Party, as the case may be. A
Section 13 Indemnifying Party shall be obligated to satisfy any portion of any Claimed Amount that is being disputed and contested by such Section 13 Indemnifying Party only if and when the dispute or contest is settled by such
Section 13 Indemnifying Party and the applicable Section 13 Indemnified Party, or if and when a court of competent jurisdiction determines the portion, if any, of such Claimed Amount that is owed by such Section 13 Indemnifying Party, whereupon the portion of any such Claimed Amount that such Section 13 Indemnifying Party is obligated to satisfy shall be satisfied in accordance with the provisions set forth in Section 13.5(b) hereof no later than the thirtieth
(30th) day after such settlement or court determination has been made.

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                                      -71-


          (B) The sole recourse and exclusive remedy that the ABI Indemnified Parties or any of them have or has for the satisfaction of any portion of any Claimed Amount in respect of which the Stockholders have an obligation under
Section 13.5(a) hereof to satisfy such portion of such Claimed Amount is (i) the automatic increase in the Series C-2 Conversion Price (as defined in the ABI Charter) and (ii) the automatic reduction in the Series C-2 Liquidation Per Share Amount (as defined in the ABI Charter), in each case subject to, and in accordance with, all of the terms and provisions set forth in the ABI Charter. The sole recourse and exclusive remedy that the Stockholders or any of them have for the satisfaction of any portion of any Claimed Amount in respect of which ABI and the Surviving Corporation have an obligation under Section 13.5(a) hereof to satisfy such portion of such Claimed Amount is the automatic decrease in the Series C-2 Conversion Price (as defined in the ABI Charter) subject to, and in accordance with, all of the terms and provisions set forth in the ABI Charter. In no event shall any Section 13 Indemnified Party be entitled to satisfy any Claimed Amount by seeking or obtaining a cash payment from any
Section 13 Indemnifying Party or in any other manner other than as referred to in this Section 13.5(b).

          13.6. LIMITATIONS OF LIABILITY.

          (A) DEDUCTIBLE. Subject to the exceptions set forth below in this
Section 13.6(a), no Section 13 Indemnifying Party shall be required to indemnify a Section 13 Indemnified Party hereunder for any claim for indemnification under this Section 13 except to the extent that the aggregate amount of Damages in connection with all claims for indemnification under this Section 13 by such
Section 13 Indemnified Party and all other Section 13 Indemnified Parties (including, without limitation, prior claims for indemnification regardless of whether or not they are still pending) exceeds $100,000, whereupon such Section 13 Indemnified Party shall be entitled to be paid the excess of (A) the aggregate amount of all such Damages over (B) $100,000, subject to the limitations on the maximum amount of recovery set forth in Section 13.6(c) hereof. The provisions of this Section 13.6(a) shall not apply to any claim for indemnification made by (1) any ABI Indemnified Party pursuant to (A) clause
(ii), (iii) or (iv) of Section 13.3 hereof or (B) clause (i) of Section 13.3 hereof with respect to a breach by the Company of the representation and warranty set forth in Sections 6.29(a) or 6.29(b) hereof, or (2) by the Stockholders or any of them pursuant to Section 13.2 with respect to a breach by ABI of the representation and warranty set forth in Section 7.27 hereof.

          (B) MINIMUM CLAIM AMOUNT. No Section 13 Indemnified Party shall submit one or more claims for indemnification under this Section 13 unless the aggregate amount of Damages in connection with all of such claims for which such
Section 13 Indemnified Party seeks indemnification under this Section 13 is equal to or greater than $25,000.

          (C) LIMITED RECOURSE. Notwithstanding anything expressed or implied in this Agreement to the contrary, the sole recourse available to any Section 13 Indemnified Party in connection with any claim for indemnification under this
Section 13 is to satisfy such claim for indemnification in the manner referred to in Section 13.5(b) hereof. No Section 13 Indemnifying Party shall have any personal liability to any Section 13 Indemnified Party with respect to or in connection with any claim for indemnification pursuant to this Section 13.

          (D) TIME LIMIT. No Section 13 Indemnifying Party will be liable for any Damages hereunder in connection with any claim for indemnification under this Section 13 by any applicable Section 13 Indemnified Party unless such claim for indemnification is made in writing by such Section 13 Indemnified Party on or prior to the earlier to occur of (i) the first anniversary of the Effective Time, (ii) the consummation of a Qualified Public Offering (as defined in the Series C Stockholders Agreement) or (iii) the consummation of a sale of all or substantially all of the assets of ABI or the

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                                      -72-


consummation of a merger, consolidation or sale of outstanding capital stock of ABI that results in a change of control of ABI; provided, however, that, with respect to any claim for indemnification by any ABI Indemnified Party pursuant to clause (iv) of Section 13.3, such claim for indemnification may be made in writing by such ABI Indemnified Party at any time after the first anniversary of the Effective Time so long as such claim in any case is made on or prior to the earlier to occur of the events set forth in the foregoing clauses (ii) and (iii) of this Section 13.6(d).

          (E) TAX AND INSURANCE BENEFITS. The amount of any Damages otherwise payable to any Section 13 Indemnified Party hereunder will be reduced (i) to the extent that such Section 13 Indemnified Party actually realizes, by reason of such Damages, any tax benefit that is not offset by any corresponding adjustment of the tax attributes of such Section 13 Indemnified Party or any of his or its assets (e.g., any tax deduction available to such Section 13 Indemnified Party in respect of such Damages will not be deemed to result in a tax benefit to such
Section 13 Indemnified Party to the extent that such deduction results in a decrease in such Section 13 Indemnified Party's tax basis in any securities or other assets), and (ii) by any insurance proceeds actually received by such
Section 13 Indemnified Party in respect thereof, to the extent that such reduction is permitted without reduction of the amount of such proceeds payable under the applicable insurance policy.

          (F) INSURANCE COLLECTION. Each Section 13 Indemnified Party will use reasonable efforts to collect any Damages from any available insurer before attempting to collect from the applicable Section 13 Indemnifying Party at any time. If any Section 13 Indemnified Party recovers any amount from any insurer after payment to such Section 13 Indemnified Party by one or more Section 13 Indemnifying Parties of all Damages suffered or incurred by such Section 13 Indemnified Party in respect of the matters to which such insurance payment relates, then such Section 13 Indemnified Party will promptly pay over to such
Section 13 Indemnifying Parties the amount so recovered, to the extent not in excess of the amount previously paid by such Section 13 Indemnifying Party to such Section 13 Indemnified Party in respect of such matter.

          13.7. SUBROGATION. A Section 13 Indemnifying Party who indemnifies a
Section 13 Indemnified Party pursuant to this Section 13 will, upon indefeasible payment in full of the amount owed with respect to such matter pursuant to this
Section 13, be subrogated to the extent of such payment to the rights of such
Section 13 Indemnified Party against all other persons in respect of the matter for which such indemnification payment was made, to the extent permitted by applicable insurance policies of such Section 13 Indemnified Party, and upon such subrogation may assert such rights against such other persons.

          13.8. EXCLUSIVE REMEDIES. The parties hereby acknowledge and agree that, if the Merger is consummated, the sole and exclusive remedies of any and all ABI Indemnified Parties, the Surviving Corporation and any and all Stockholders in respect of any and all claims (other than actions for fraud or willful misconduct or causes of action seeking specific performance) relating to any breach or purported breach of any representation, warranty, covenant, agreement, obligation, or undertaking that is contained in this Agreement will be pursuant to the indemnification provisions of this Section 13. Without limiting the generality of the foregoing, if the Merger is consummated, no breach of any such representation, warranty, covenant, agreement, obligation, or undertaking will give rise to any right of any ABI Indemnified Party or any Stockholder to rescind this Agreement or any of the transactions contemplated hereby.

     14. RELEASES. If the Merger is consummated, then, effective as of the Effective Time, each of the Stockholders, the Optionholders, the Warrantholders and, if any, the Assumed Option Exercising Holders and the Assumed Warrant Exercising Holders, for himself or itself and his or its heirs, legatees,

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                                      -73-


successors, and assigns, hereby fully and irrevocably releases, remises, and discharges the Surviving Corporation and its officers, directors, employees, agents, representatives, successors, and assigns and the officers, directors, employees, agents and representatives of the Company from any and all Damages, regardless of whether known, unknown, or unknowable, and regardless of whether absolute, contingent, or otherwise, and regardless of whether at law, in equity, or otherwise, without limitation, whether now existing or arising in the future, in each case to the extent based on actions, omissions, and/or events occurring at or before the Effective Time, including without limitation all rights to indemnification and/or contribution, but excluding Damages and rights of indemnification arising expressly under this Agreement. Furthermore, each of such releasing persons hereby irrevocably agrees not to sue, or to commence, maintain, or aid in the prosecution of any litigation, arbitration, or other action or proceeding against or adverse to any of such released persons, or otherwise to seek any recourse against any of such released persons, in respect of any matter hereby released or purported or attempted to be released.

     15. TERMINATION.

          15.1. TERMINATION. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time (whether before or after approval of the Merger by the stockholders of the Company or by ABI as sole stockholder of Merger Sub) only as follows:

          (A) at any time by mutual written agreement of ABI, Merger Sub and the Company;

          (B) by the Company, upon written notice to ABI and Merger Sub if there has been a material breach by ABI or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement and such material breach is not curable, or, if curable, is not cured within thirty (30) days after written notice of such breach is given by the Company to ABI and Merger Sub (it being understood and agreed by the Company and ABI that, solely for purposes of this
Section 15.1(b), any representation or warranty made by ABI or Merger Sub in this Agreement that by its own terms is qualified as to materiality shall be read, and deemed to have been made by ABI or Merger Sub, without such materiality qualification);

          (C) by ABI, upon written notice to the Company and the Stockholder Representatives if there has been a material breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement and such material breach is not curable, or, if curable, is not cured within thirty
(30) days after written notice of such breach is given by ABI to the Company and the Stockholder Representatives (it being understood and agreed by the Company and ABI that, solely for purposes of this Section 15.1(c), any representation or warranty made by the Company in this Agreement that by its own terms is qualified as to materiality shall be read, and deemed to have been made by the Company, without such materiality qualification);

          (D) by the Company or ABI, upon written notice to the other parties to this Agreement if any temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction, or other binding legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated hereby is at any time in effect for a period of more than 20 consecutive days; or

          (E) by the Company or ABI, upon written notice to the other parties to this Agreement if the Merger has not been consummated on or before January 13, 2006, provided, however, that the right to terminate this Agreement pursuant to this Section 15.1(e) shall not be available to any party whose breach of a representation or warranty or failure to fulfill any covenant or other agreement under this Agreement has caused the Merger not to occur on or before January 13, 2006.

          15.2. EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 15.1 hereof, then (a) this Agreement shall become void and have no effect whatsoever, except that the provisions of Section 1 ("Definitions"),
Section 13 ("Indemnification"), this Section 15 ("Termination") and Section 16 ("General") shall survive any such termination, (b) such termination shall not relieve any party hereto from liability arising from any breach by such party of any provision of this Agreement if such breach occurred prior to such termination, (c) each party will redeliver all documents, work papers and other material of the other party or parties relating to the transactions contemplated hereby including such memoranda, notes, lists, records or other documents compiled or derived from such material, whether so obtained before or after the execution hereof, to the party furnishing the same and (d) all information received by any party hereto with respect to the business of the other parties or their affiliated companies shall remain subject to the terms of the Confidentiality Agreement.

     16. GENERAL.

          16.1. COOPERATION. Each of the parties will cooperate with the others and use reasonable best efforts to prepare all necessary documentation, to effect all necessary filings, and to obtain all necessary permits, consents, approvals, and authorizations of all governmental bodies and other third parties necessary to consummate the transactions contemplated by this Agreement.

          16.2. SURVIVAL OF PROVISIONS. The provisions of this Agreement, including without limitation the representations and warranties of the parties, and the provisions of the other documents executed and delivered in connection with this Agreement, the Merger, and the other transactions contemplated hereby will be deemed material, and, notwithstanding any investigation by or on behalf of any other party, will be deemed to have been relied on by each other party, and will survive the Closing and the consummation of the Merger and the other transactions contemplated hereby until terminated or no longer in effect in accordance with their respective terms, except that the representations and warranties made by the parties pursuant to this Agreement shall survive the Closing and the consummation of the Merger and the other transactions contemplated hereby until the earlier to occur of (i) the first anniversary of the Effective Time, (ii) the consummation of a Qualified Public Offering (as defined in the Series C Stockholders Agreement) or (iii) the consummation of a sale of all or substantially all of the assets of ABI or the consummation of a merger, consolidation or sale of outstanding capital stock of ABI that results in a change of control of ABI.

          16.3. EXPENSES. ABI, on the one hand, and the Company, on the other hand, will be responsible for and will pay all of their own respective expenses in connection with the negotiation and preparation of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

          16.4. BENEFITS OF AGREEMENT; NO ASSIGNMENTS; NO THIRD-PARTY BENEFICIARIES.

          (A) This Agreement will bind and inure to the benefit of the parties hereto and their respective heirs, successors, and permitted assigns.

          (B) Except to the extent otherwise provided in Section 4.3(b) hereof, no party will assign any rights or delegate any obligations hereunder without the consent of the other parties, other than in the case of ABI, in connection with (i) a merger or consolidation of ABI or (ii) a sale of the assets to which this transaction relates (provided that, in the event of such sale of assets, the buyer agrees in writing with the Stockholder Representatives to be bound by the obligations of ABI under this Agreement), and any attempt to do so will be void.

          (C) Nothing in this Agreement is intended to or will confer any rights or remedies on any person other than the parties hereto and their respective heirs, successors, and permitted assigns; provided however, that, if, but only if, the Merger is consummated, (i) the provisions in Section 3 hereof concerning the payment of the Merger Consideration for the Company Stock, the representations of ABI and the Merger Sub set forth in Section 7 hereof, and the indemnification provisions in Section 13 hereof are intended, and shall be, for the benefit of the Stockholders as third party beneficiaries, (ii) the provisions of Sections 3 and 5.1 hereof concerning the assumption of the Assumed Options and the Assumed Warrants and the payment of the Merger Consideration to the Assumed Option Exercising Holders and the Assumed Warrant Exercising Holders is for the benefit of the Optionholders, Warrantholders, the Assumed Option Exercising Holders and the Assumed Warrant Exercising Holders, as applicable, as third party beneficiaries and (iii) the provisions of Section 8.12 hereof concerning indemnification obligations of ABI and the Surviving Corporation in connection with any D&O Claim or D&O Proceeding are intended, and shall be, for the benefit of the D&O Indemnified Parties.

          16.5. NOTICES. All notices, requests, payments, instructions, or other documents to be given hereunder will be in writing or by written telecommunication, and will be deemed to have been duly given if (i) delivered personally (effective upon delivery), (ii) sent by a reputable, established courier service that guarantees next business day delivery (effective the next business day), or (iii) sent by telecopier followed within 24 hours by confirmation by one of the foregoing methods (effective upon receipt of the telecopy in complete, readable form), addressed as follows (or to such other address as the recipient party may have furnished to the sending party for the purpose pursuant to this section):

          (A) If to ABI, Merger Sub, and/or (after the Effective Time), the Surviving Corporation to:

                    ActivBiotics, Inc.
                    110 Hartwell Avenue
                    Lexington, MA 02421
                    Attention: Steven C. Gilman, Ph.D.
                    Telecopier No. (781) 274-8638

               with a copy sent at the same time and by the same means to:

                    Bingham McCutchen LLP
                    150 Federal Street
                    Boston, Massachusetts 02110
                    Attention: Julio E. Vega, Esq.
                               Meerie Joung, Esq.
                    Telecopier No. (617) 951-8736

          (B) If to the Company (before the Effective Time) to:

                    Metaphore Pharmaceuticals, Inc.
                    One Bridge Plaza, Suite 500
                    Fort Lee, NJ 07024
                    Attention: Alan W. Dunton, M.D.
                    Telecopier No. (201) 582-5020

               If to the Company (after the Effective Time) or to the Stockholder Representatives to:

                    J. Joseph Schlafly, III
                    Stiefel, Nicolas & Co. Inc.
                    One Financial Plaza
                    501 North Broadway
                    St. Louis, MO 63102
                    Telecopier No. (314) 342-2179

                    Jerry Benjamin
                    25 Buckingham Gate
                    London
                    SW 1E6LD
                    United Kingdom
                    Telecopier No. (011) 44-207-932-2160

                    Garland R. Marshall, Ph.D.
                    Washington University School of Medicine
                    700 South Euclid
                    Box 8036
                    St. Louis, MO 63110
                    Telecopier No. (314) 747-3330

               with a copy sent at the same time and by the same means to:

                    Mintz Levin Cohn Ferris Glovsky and Popeo, P.C. Chrysler Center
                    666 Third Avenue
                    New York, NY 10017
                    Attention: Ivan Blumenthal, Esq.
                    Telecopier No. (212) 983-3115

          16.6. DISCLOSURE IN SCHEDULES. For purposes of this Agreement, with respect to any matter that is clearly disclosed on any Section of the ABI Disclosure Schedule or the Company Disclosure Schedule, as the case may be, in such a way as to make its relevance to the information called for by another Section of this Agreement or another Section of the ABI Disclosure Schedule or the Company Disclosure Schedule, as the case may be, readily apparent, such matter shall be deemed to have been disclosed in response to such other Section, notwithstanding the omission of any appropriate cross-reference thereto; provided, however, that each of ABI and the Company hereby covenants to make a good faith diligent effort to make all appropriate cross-references within and to any and all Sections of the ABI Disclosure Schedule and the Company Disclosure Schedule, respectively.

          16.7. COUNTERPARTS. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered will be an original, but all of which together will constitute one and the same agreement. In pleading or proving this Agreement, it will not be necessary to produce or account for more than one such counterpart.

          16.8. CAPTIONS. The captions of sections or subsections of this Agreement are for reference only and will not affect the interpretation or construction of this Agreement.

          16.9. EQUITABLE RELIEF. Each of the parties hereby acknowledges that any breach by him or it of his or its obligations under this Agreement would cause substantial and irreparable damage to

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                                      -77-


the parties, and that money damages would be an inadequate remedy therefor, and accordingly, acknowledges and agrees that each other party will be entitled to an injunction, specific performance, and/or other equitable relief to prevent the breach of such obligations.

          16.10. CONSTRUCTION. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

          16.11. WAIVERS. No waiver of any breach or default hereunder will be valid unless in a writing signed by the waiving party. No failure or other delay by any party exercising any right, power, or privilege hereunder will be or operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

          16.12. ENTIRE AGREEMENT. This Agreement, together with the exhibits and schedules hereto and the other agreements, instruments, certificates, and other documents referred to herein as having been or to be executed and delivered in connection with the transactions contemplated hereby (including, without limitation, the Confidentiality Agreement), contains the entire understanding and agreement among the parties, and supersedes any prior understandings or agreements among them, or between or among any of them, with respect to the subject matter hereof, including, without limitation, that certain letter agreement, dated on or about November 7, 2005, by and between ABI and the Company.

          16.13. GOVERNING LAW. This Agreement will be governed by and interpreted and construed in accordance with the internal laws of Commonwealth of Massachusetts, as applied to contracts under seal made, and entirely to be performed, within Massachusetts, and without reference to principles of conflicts or choice of laws.

          16.14. AMENDMENT. This Agreement may not be amended, modified, changed, waived or supplemented except by a writing duly executed by ABI, Merger Sub and the Company; provided however, that any amendment, modification, change, waiver or supplement to any provision or provisions of this Agreement at any time subsequent to the time the stockholders of the Company approve this Agreement may be effected and implemented if, but only if, such amendment, modification, change, waiver or supplement is set forth in a written instrument or agreement duly executed by ABI and a majority of the Stockholder Representatives.

                            [Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement and Plan of Merger and Reorganization under seal as of the date first above written.

ABI:                                    ACTIVBIOTICS, INC.


                                        By:
                                            ------------------------------------
                                        Name: Steven C. Gilman, Ph.D.
                                        Title: President and Chief
                                               Executive Officer


MERGER SUB:                             METAPHORE ACQUISITION CO.


                                        By:
                                            ------------------------------------
                                        Name: Steven C. Gilman, Ph.D.
                                        Title: President and Chief
                                               Executive Officer


COMPANY:                                METAPHORE PHARMACEUTICALS, INC.


                                        By:
                                            ------------------------------------
                                        Name: Alan W. Dunton, M.D.
                                        Title: President and Chief
                                               Executive Officer


STOCKHOLDER REPRESENTATIVES:


                                        ----------------------------------------
                                        J. Joseph Schlafly, III


                                        ----------------------------------------
                                        Jerry Benjamin


                                        ----------------------------------------
                                        Garland R. Marshall, Ph.D.